ALFRED V. GRECO, P.C.
              A Professional Corporation
            666 Fifth Avenue (14th Floor)
                 New York, N.Y. 10103


Alfred V. Greco                      Tel. 212-246-6550
Attorney At Law                      Fax  212-582-0176



October 28, 1996


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Attn:  David Lyon, Esq.
       Mail Stop 3-11

Re:  An-Con Genetics, Inc. (the "Company")
                    File No. 33-80763
                    Amendment No. 3 to Form S-4 filed
                    on Form SB-2

Gentlemen:

Enclosed for filing please find Amendment No. 3 to Form S-4 on Form SB-2 filed by An-Con Genetics, Inc.
together with exhibits. The following is a response to the staff's comment letter of October 15, 1996 in this matter and each numbered response corresponds to the numbered comment in the staff's letter.

1. We have complied with the staff request and an affirmative solicitation is required to the effect that unless a former Aaron Shareholder affirmatively rejects the offer their An-Con shares will be purchased by the Company for $.392 per share.

2.   We have complied.  See Prospectus cover.

3. We have complied (Prospectus Cover, and page 5 and page 27).

4. We have complied (page 1). We have reorganized disclosure of concerning events surrounding the Acquisition Agreement (pages 24 through 27).

5.   We have complied (pages 2, 9, and 29).

6.   We have complied (pages 2, 5 and 45).


7.   We have complied. The Summary is a box and Risk
Factors each bear a caption in bold print.

8.   We have complied (page 4) in bold type.

9.   We have complied (page 4).

10. We have complied (pages 7-10) and each risk factor bears title in bold type.

11. We have complied with new Risk Factor 3. See also page 29. Reference is made to APB 16.175 and CT 350-133 in connection with our response to Items 11 and 12 of the staff's comment letter.

12.  We have complied (page 29).

13.  We have complied.

14.  We have complied (page 7).

15.  We have deleted the superfluous section.

16. We believe we previously included a response to that comment. It is now contained in this amendment at page 21.

17.  We have complied (page 25).

18. We have reorganized the discussion of the Acquisition Agreement to place it in a format believed to be more in keeping with the staff's wishes. See pages 24-28.

19.  We have complied (pages 27 and 28).

20.  We have complied (pages 25 through 28).

21.  We have complied (pages 26).

22. We have complied and created a special section regarding the recommendation of the Management of An-Con and Aaron (page 28).

23.  We have complied and deleted the word "market"
(page 30).

24.  We have complied (page 30).

25. We have complied. It is the stock of An-Con referred to therein and not that of Aaron (page
     30).

26.  We have complied (page 30).

27.  We have complied (see page 34).


28.  We have complied (page 47).

29. We have complied and revised tax opinion is filed herewith.

30.  We have complied.

We acknowledge the general comments of the staff.
With respect to pagination, please be advised that the hard copy printed in this office with respect to the filing of Amendment No. 2 contained pagination.
We do not understand why it did not appear in the staff's transmission. We have moved the pagination to the center of the page to better enable it to be reflected on the staff's monitor. As a further courtesy we have forwarded to Mr. David Lyon and Mr.
Evangelidi highlighted courtesy hard copies to assist in their review.

If the undersigned can be of further assistance to you please do not hesitate to contact the undersigned.




Very truly yours,



 S/Alfred V. Greco
  Alfred V. Greco
















c: ANCN-15SEC















                 AN-CON GENETICS, INC.
                7100 30th Avenue North
               St. Petersburg, FL  33710

            PROPOSAL TO AARON SHAREHOLDERS

SHAREHOLDERS MUST COMPLETE THE ENCLOSED FORM OF NOTICE OF
      ACCEPTANCE OR REJECTION OF RESCISSION OFFER



      REJECTION MEANS YOU KEEP YOUR AN-CON SHARES
ACCEPTANCE MEANS YOU MUST RE-SELL TO AN-CON GENETICS, INC. ALL
     YOUR AN-CON SHARES RECEIVED ON THE EXCHANGE


To Former Shareholders of Aaron Medical Industries, Inc.

     As you recall, in January, 1995, you submitted your shares of Aaron Medical Industries, Inc. ("Aaron") in exchange for shares of An-Con Genetics, Inc. ("An-Con" or the "Company").
Your shares of An-Con were placed in escrow subject to An-Con filing and making effective a registration statement with the Securities and Exchange Commission pertaining to your An-Con shares pursuant to the requirements of the Securities Act of 1933, as amended, (the "Act") and the rules and regulations promulgated thereunder. The enclosed prospectus represents the Company's registration of the shares to satisfy that requirement. However, due to An-Con's premature offer of its shares to Aaron shareholders, a technical violation of the Act may have occurred. In this connection, the Company has included in this prospectus a voluntary offer by An-Con to give each former Aaron shareholder an option to either accept the Company's offer and sell his(her) An-Con shares back to the Company at a price of $.392 per share, or reject such offer and keep the An-Con shares acquired pursuant to the Acquisition. Accordingly, the Company is voluntarily undertaking this Rescission Offer to all former Aaron shareholders to pay the sum of $.392 per share for each share of An-Con received, plus interest from January 11, 1995, the date of closing of the Company's acquisition of Aaron Medical Industries, Inc. This offer is open for a 30-day period commencing with the date of delivery to you of the prospectus and Rescission Offer documents. As of the close of business on September 4, 1996, the closing price for the Company's shares on the Bulletin Board was $1.125 per share. If a shareholder accepts the Rescission Offer, such shareholder must sell all his shares back to the Company for $.392 per share plus interest by following the procedures outlined below. If a shareholder fills out the annexed form and rejects the Rescission Offer such shareholder retains his (her) An-Con shares and needs to do nothing further.

     The federal securities laws and most state laws provide for rights of redress (in the form of rescission, or damages if the security has been sold) for purchasers of securities sold in violation of the applicable registration provisions of such laws. In certain instances a rejection of, or failure to accept or reject the Rescission Offer as set forth below may not terminate your rights of rescission, or damages (if you no longer own the security) under applicable federal or state laws. (See "Rescission Offer" and "State Statutes of Limitation" in prospectus.)

     IF A SHAREHOLDER FAILS TO RESPOND TO THE RESCISSION OFFER, FOR PURPOSES HEREOF THE COMPANY SHALL CONSTRUE SUCH FAILURE TO RESPOND AS THE SHAREHOLDER'S CHOICE TO ACCEPT THE RESCISSION OFFER AND SELL ALL HIS AN-CON SHARES AT A PRICE OF $.392 PER SHARE.










COVER LETTER EXHIBIT I
PAGE 1

Procedure for Accepting or Rejecting this Rescission Offer:


     After you have reviewed the enclosure, kindly review the annexed form which relates to your shares. Kindly (a) fill in your name as it appears on your stock certificate, (b) indicate your choice as to "rejection" or "acceptance" of the Company's Rescission Offer and (c) execute and return the executed form to the Company within the 30-day period specified together with your stock certificate duly endorsed designating it "For Rescission" on the back. You must make sure that you endorse the certificate and have your signature guaranteed by your bank.

If you fill in the form and choose to reject the Company's offer, you keep your An-Con shares and need to do nothing further. If the Company has sufficient funds on hand at the termination of the offering by the Company, stockholders who have accepted Rescission will be contacted and promptly paid inclusive of interest. No cash will be paid until the rescinded certificates have been received by the Company. However, if sufficient funds are not readily available, the procedure to effectuate Rescission of shares of those accepting the Rescission Offer will not begin immediately. Unless other funds are obtained privately, the Company will immediately file a new offering of 500,000 shares of Common Stock for sale by the Company (which, if necessary, shall commence as soon as practicable following the Rescission Offer).

     Notwithstanding the foregoing, if the Company does not have or otherwise cannot obtain sufficient funds to repurchase the rescinded shares within 180 days of the date of this prospectus, rescinded certificates will be returned to each rescinding shareholder by the Company and each shall be instructed to hold such certificates until the Company has the necessary cash for the repurchase of such shares to be tendered. Those stockholders may have to wait an undetermined period of time before receiving payment. See "Rescission Offer" in the Prospectus for information concerning options available to shareholders who elect to rescind but do not receive payment within 180 days. In addition, offerees who accept rescission will receive accumulated interest from the date of purchase to the date of actual payment by the Company for the rescinded shares. The mandated annual interest rate varies between 6% and 12% depending upon the respective state of residence of each rescinding shareholder. We have indicated below the rate of interest the Company will pay. If you choose to rescind, the precise amount of interest at the rate required will be added to the amount paid to you, computed from January 11, 1995.

     Since you are a             resident, interest is
mandated at the rate of      % per annum.









By order of the Board


s/J. Robert Saron

J. Robert Saron









COVER LETTER EXHIBIT 1
PAGE 2


                        NOTIC                   E OF
      ACCEPTANCE OR REJECTION OF RESCISSION OFFER

TO BE FILLED IN BY FORMER AARON SHAREHOLDERS

1. I (we), as stockholders of the Company, have been provided with a Prospectus dated
   , 1996.


2.   I (we),
            (Joint Ownership Please Print Both Names)


                         (Address)

     (Please indicate your selection of one of the following
     options)

          [  ]  REJECT THE RESCISSION OFFER AND WILL KEEP
THE AN-CON GENETICS, INC. SHARES.

          [  ]  ACCEPT THE RESCISSION OFFER AND HEREBY RE-
SELL ALL OF THE     AN-CON GENETICS, INC. SHARES ISSUED TO
ME (US) IN THE EXCHANGE PURSUANT TO THE ACQUISITION
AGREEMENT WITH AARON MEDICAL INDUSTRIES, INC. I HEREBY
RETURN  THE AN-CON SHARES, DULY COUNTERSIGNED WITH
SIGNATURE GUARANTY (MEDALLION) FROM MY BANK, AND
MARKED "FOR RESCISSION" IN EXCHANGE FOR THE PAYMENT OF
$.392 PER SHARE TOGETHER WITH APPLICABLE INTEREST
THEREON.




Signature(s)                                     Date







































COVER LETTER EXHIBIT II


An-Con Genetics, Inc.
ACKNOWLEDGMENT OF INDEBTEDNESS


Whereas An-Con Genetics Inc. (the "Company") has
offered to repurchase certain shares of its common
Stock from investors pursuant to Rescission Offer by
prospectus dated             , 1996; and

    Whereas        has accepted the Rescission Offer of
the Company but has not yet been paid by the Company due to lack of availability of sufficient funds;

    NOW THEREFORE

    An-Con Genetics, Inc. does hereby acknowledge
indebtedness to    of $           plus interest at the
rate of      % per annum
from     , 199   .

    In the event you, as a rescinding shareholder, are not
paid in full by the Company within 180 days of      ,
1996, the Company will return your shares and you may choose to cancel your Acceptance of Rescission and keep the shares (a) utilize any exemption under the federal securities law, if available, to sell the shares you are holding as a form of security (or balance of shares remaining) and if the proceeds thereof are less than the amount payable pursuant to the Rescission Offer, you shall remain a creditor of the Company and will receive a replacement
Acknowledgment of Indebtedness for the balance remaining; and/or (b) you may choose to commence suit for the amount of indebtedness in order to hasten payment and to preserve rights before the expiration of any relevant statute of limitations. Upon sale of any shares pursuant to (a) above, you will be required to deliver this Acknowledgment of Indebtedness pending such sale, and, if the proceeds of sale are less than full payment of the amount due under the Rescission
Offer, a new Acknowledgment of Indebtedness will be issued for the balance and delivered to you. In addition, as a condition to payment in full by the Company, the Acknowledgment of Indebtedness must be relinquished to the Company prior to such payment in full.

    This acknowledgement is not transferable or negotiable but constitutes a valid and binding obligation of the company enforceable in a court of law.





                       By order of the Board of Directors.



                            An-Con Genetics, Inc.



                            by
                                 J. Robert Saron, CEO












COVER LETTER EXHIBIT III

            SECURITIES AND EXCHANGE COMMISSION
                 Washington, DC 20549

                  AMENDMENT NO. 3 on
                       FORM SB-2
                Registration Statement
                       Under the
                Securities Act of 1933

                        AN-CON GENETICS, INC.
    (Name of Small Business Issuer in Its Charter)

   Delaware       3841                     112644611
(State or other   (Primary            (I.R.S.Employer
Jurisdiction of   Standard            Identification No.)
Incorporation or  Industrial
organization)     classification
                  code Number)

7100 30th Avenue North, St. Petersburg, FL 33710  1-800-537-2790
(Address and Telephone Number of Principal Executive Offices)

    7100 30th Avenue North, St. Petersburg, FL 33710
(Address of Principal Place of Business or Intended Principal
Place of Business)

Andrew Makrides 1 Huntington Quadrangle (1N11) Melville, NY
11747 516-694-8470
(Name, Address and Telephone Number of Agent for Service)

Approximate Date of Proposed Sale to the Public  As Soon As
Practicable

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

            CALCULATION OF REGISTRATION FEE





Title of Each
Class of
Securities to
be
Registered




Amount to
be
Registered

Proposed
Maximum
Offering
Price
Per
Unit(1)


Proposed
Maximum
Aggregate
Offering
Price



Amount of
Registra-
 tion
Fee(2)


Common Stock
3,399,096

$.392(3)
$1,331,800
$459.25


(1)Estimated to calculate fee.
(2)The original fee for this filing was calculated to be $1,785.15 which has already been paid with the original filing on Form S-4.
(3)This represents the price per share to be paid for the shares by An-Con Genetics, Inc. if all shareholder offerees accept
Rescission.


        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Table of Contents
                                                Page
Prospectus Cover Page. . . . . . . . . . . . . . . . .1
Available Information. . . . . . . . . . . . . . . . .4
Prospectus Summary . . . . . . . . . . . . . . . . . .5
Risk Factors . . . . . . . . . . . . . . . . . . . .8
Management's Discussion and Analysis . . . . . . . . 13
Markets and Market Prices. . . . . . . . . . . . . . 20
Business . . . . . . . . . . . . . . . . . . . . . . 21
   The Company . . . . . . . . . . . . . . . . . . . 21
   Battery Operated Cauteries. . . . . . . . . . . . 22
   Battery Operated Medical and Industrial Lights. . 22
   Electro-Surgical Products . . . . . . . . . . . . 22
   Multi-Function Cautery. . . . . . . . . . . . . . 23
   Resistick . . . . . . . . . . . . . . . . . . . . 23
   Aaron 800 . . . . . . . . . . . . . . . . . . . . 23
   Nerve Locator Stimulators . . . . . . . . . . . . 24
   OmniFix II. . . . . . . . . . . . . . . . . . . . 24
   OmniFix 2000. . . . . . . . . . . . . . . . . . . 24
   Other Products. . . . . . . . . . . . . . . . . . 25
   Manufacturing, Marketing and Distribution . . . . 25
   Competition . . . . . . . . . . . . . . . . . . . 25
   Regulation. . . . . . . . . . . . . . . . . . . . 25
   Patents and Trademarks. . . . . . . . . . . . . . 26
   Research and Development. . . . . . . . . . . . . 27
   Employees . . . . . . . . . . . . . . . . . . . . 27
   Significant Subsidiary - Aaron Medical
   Industries, Inc.                                  . .27
Property . . . . . . . . . . . . . . . . . . . . . . 28
Material Contacts Between An-Con and Aaron During
Acquisition. . . . . . . . . . . . . . . . . . . . . 29
Acquisition Agreement. . . . . . . . . . . . . . . . 30
Possible Violations of Securities Laws . . . . . . . 33
Recommendation of Management of An-Con
   and Aaron as to Rescission Offer. . . . . . . . . 34
The Rescission Offer . . . . . . . . . . . . . . . . 34
   Valuation of Aaron For Rescission Purposes. . . . 36
   State Blue Sky Laws . . . . . . . . . . . . . . . 40
       California. . . . . . . . . . . . . . . . . . 41
       Connecticut . . . . . . . . . . . . . . . . . 43
       Florida . . . . . . . . . . . . . . . . . . . 44
       Hawaii. . . . . . . . . . . . . . . . . . . . 44
       Illinois. . . . . . . . . . . . . . . . . . . 46
       Indiana . . . . . . . . . . . . . . . . . . . 46
       Massachusetts . . . . . . . . . . . . . . . . 47
       Nevada. . . . . . . . . . . . . . . . . . . . 48
       New Jersey. . . . . . . . . . . . . . . . . . 49
       New York. . . . . . . . . . . . . . . . . . . 49
       North Carolina. . . . . . . . . . . . . . . . 49
       Pennsylvania. . . . . . . . . . . . . . . . . 50
       South Carolina. . . . . . . . . . . . . . . . 51
   State Statutes of Limitation. . . . . . . . . . . 52
   Method of Rescission. . . . . . . . . . . . . . . 54
   Rescission Tender Procedure . . . . . . . . . . . 56
   Federal Income Tax Consequences . . . . . . . . . 58
Management . . . . . . . . . . . . . . . . . . . . . 60
Remuneration . . . . . . . . . . . . . . . . . . . . 62
Security Ownership of Certain Beneficial
 Owners and Management of An-Con . . . . . . . . . . 66






                   Table of Contents
(CONTINUED)


                                                     Page
Certain Transactions . . . . . . . . . . . . . . . . 68
Legal Proceedings. . . . . . . . . . . . . . . . . . 71
Description of An-Con Securities . . . . . . . . . . 72
Transfer Agent . . . . . . . . . . . . . . . . . . . 74
Legal Matters. . . . . . . . . . . . . . . . . . . . 74
Experts. . . . . . . . . . . . . . . . . . . . . . . 74
Information as to Unaudited Interim
  Financial Statements . . . . . . . . . . . . . . . 75
Other Matters. . . . . . . . . . . . . . . . . . . . 75

             Preliminary Prospectus dated
               June 21, 1996 Subject to
                      Completion
     An-Con Genetics, Inc. (Ticker Symbol: "AGNT")
           3,399,096 Shares of Common Stock

    This prospectus relates to (a) a registration of 3,399,096 shares of An-Con Genetics, Inc. ("An-Con" or the "Company") issued in escrow in January 1995 to shareholders of Aaron Medical
Industries, Inc. ("Aaron") in exchange for their Aaron shares, (the "Acquisition") and (b) an offer of rescission ("Rescission Offer") by An-Con to such shareholders to repurchase such An-Con shares from former Aaron shareholders due to the possible violation of the Securities Act of 1933 in connection with such Acquisition by An-Con. An-Con shall not receive any proceeds in connection with this offer or any subsequent sale of these shares. Each former Aaron shareholder ("Aaron Shareholder") has the right to either, reject An-Con's Rescission Offer and keep his (her) shares of An-Con issued and exchanged pursuant to the Acquisition, or accept the Rescission Offer whereby such shareholder must sell his (her) An-Con shares back to An-Con.

The Company has valued the Aaron shares at a value of $.22 per share or a total of $1,331,800 as of January 11, 1995 (the date of closing of the "Acquisition"). A total of 5,960,042 outstanding shares of Aaron valued at $.22 per share on January 11, 1995, were exchanged on that date for 3,399,096 shares of Common Stock of An-Con, which An-Con shares had an equivalent value of $.392 per share as of the date of the exchange. Accordingly Aaron shareholders received .57 shares of An-Con for each share of Aaron surrended. The An-Con shares exchanged for Aaron shares are presently held in escrow pending delivery to former Aaron shareholders upon effectiveness of this prospectus. Upon effectiveness of this registration statement, these shares held in escrow shall be delivered to each respective former Aaron shareholder together with this Prospectus, inclusive of the Company's Rescission Offer. The foregoing shares have been valued at approximately $1,331,800 (the value of Aaron on January 11, 1995) plus interest. Interest will be paid only to those who sell their An-Con shares by accepting the Rescission Offer. If a shareholder fails to respond, such failure to respond shall be deemed an acceptance of the Company's Rescission Offer and such shares shall be repurchased by the Company at a price of $.392 per share. The amount of interest payable to each offeree who accepts the Company's offer is mandated by statute of the state of residence of each Rescission Offeree and estimated accrued interest totaled approximately $72,000 as of June 30, 1996 (computed at varying rates mandated by the respective states of residence of the Rescission Offerees). The estimated accrued interest payable on Rescission increases approximately $4,000 per month. See "Rescission Offer- Valuation of Aaron for Rescission Purposes".

  Any shareholder who fails to respond or who accepts this offer will be receiving $.392 per share (plus interest from January 11, 1995 at the statutory rate mandated by their respective state of residence) which amount (exclusive of interest) is approximately $.858 less per share than current market value if they were to sell their shares in the public market. The shares deliverable pursuant to this prospectus become eligible for sale on January 11, 1997. "See "The Rescission Offer" and "The Rescission Offer
- Valuation of Aaron For Rescission Purposes" and "Markets and Market Prices". See also "Risk Factors on page 7 of this Prospectus".
THIS PROSPECTUS DEALS WITH A RESCISSION OFFER TO FORMER AARON SHAREHOLDERS (HEREINAFTER SOMETIMES REFERRED TO AS "RESCISSION OFFEREES"). RESCISSION OFFEREES WHO REJECT THE OFFER AND CHOOSE TO KEEP THEIR SHARES OF THE COMPANY MAY STILL HAVE RIGHTS AVAILABLE TO THEM UNDER FEDERAL LAW AND MAY CONTINUE TO HAVE RIGHTS UNDER STATE LAW. SEE "RESCISSION OFFER".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY IS OFFERING TO REPURCHASE AN AGGREGATE OF UP TO 3,399,096 SHARES OF COMMON STOCK OF THE COMPANY FROM THE FORMER SHAREHOLDERS OF AARON AT A PURCHASE PRICE OF $.392 PER SHARE AGGREGATING $1,331,800, PLUS THE PAYMENT OF ESTIMATED INTEREST AGGREGATING APPROXIMATELY $72,000 AS OF JUNE 30, 1996. DEPENDING UPON THE NUMBER OF RESCISSION OFFEREES WHO ACCEPT THE COMPANY'S RESCISSION OFFER, THE COMPANY MAY NOT POSSESS THE NECESSARY FUNDS TO REPURCHASE THE SHARES FOR CASH AND SHAREHOLDERS ACCEPTING THE COMPANY'S OFFER MAY HAVE TO WAIT AN UNDETERMINED AMOUNT OF TIME BEFORE RECEIVING PAYMENT. IF THE RESCISSION OFFER IS REJECTED BY AN AARON SHAREHOLDER, SUCH SHAREHOLDER SHALL KEEP THE AN-CON SHARES WHICH ARE THE SUBJECT OF AND DELIVERED PURSUANT TO THIS PROSPECTUS. RESCISSION OFFEREES WHO REJECT THE RESCISSION OFFER AND WHO ARE NON-AFFILIATES, MAY SELL THEIR SHARES WITHOUT RESTRICTIONS AFTER JANUARY 11, 1997. AFFILIATES WHO REJECT THE RESCISSION OFFER MAY ALSO SELL AFTER JANUARY 11, 1997 PROVIDED THEY COMPLY WITH THE PROVISIONS OF RULE 144 UNDER THE SECURITIES ACT OF 1933. IF THE RESCISSION OFFER IS ACCEPTED BY AN AARON SHAREHOLDER, THE COMPANY WILL BE OBLIGATED TO REPURCHASE SUCH SHAREHOLDER'S AN-CON SHARES AT $.392 PER SHARE. HOWEVER, IN THE EVENT THERE ARE INSUFFICIENT FUNDS, THE COMPANY MAY BE UNABLE TO MAKE THE REQUIRED PAYMENT WITHOUT SEEKING TO OBTAIN ADDITIONAL FUNDS FROM THE SALE OF OTHER AN-CON SHARES TO BE OFFERED TO THE PUBLIC ON A BEST-EFFORTS BASIS (WHICH, IF NECESSARY, WILL OCCUR PURSUANT TO A SEPARATE PROSPECTUS TO BE FILED AND MADE EFFECTIVE AS SOON AS PRACTICABLE. FOLLOWING THE 30-DAY RESCISSION OFFER PERIOD) OR OBTAINING FUNDS FROM OTHER SOURCES OR DERIVING ADDITIONAL FUNDS FROM OPERATIONS.

IN THE EVENT NON-AFFILIATED SHAREHOLDERS WHO CHOOSE TO RESCIND ARE NOT PAID IN FULL BY THE COMPANY WITHIN 180 DAYS OF THE DATE OF THIS PROSPECTUS, THEN, SUCH SHAREHOLDERS MAY SELL THEIR SHARES (OR BALANCE OF SHARES REMAINING); AND TO THE EXTENT THE PROCEEDS FROM SUCH SALE ARE LESS THAN THE AMOUNT PAYABLE PURSUANT TO THE RESCISSION OFFER, SUCH SHAREHOLDERS SHALL REMAIN CREDITORS OF THE COMPANY. RESCISSION OFFEREES WHO ARE AFFILIATES OF THE COMPANY AND WHO CHOOSE TO RESCIND MAY UTILIZE AN EXEMPTION UNDER THE FEDERAL SECURITIES LAW, IF AVAILABLE, TO SELL THEIR SHARES IF THEY ARE NOT PAID BY AN-CON WITHIN 180 DAYS; AND, IF THE AMOUNT RECEIVED ON SALE IS INSUFFICIENT, SHALL REMAIN CREDITORS OF THE COMPANY TO SUCH EXTENT. FURTHERMORE, IN THE EVENT OF NON-PAYMENT OR INSUFFICIENT PAYMENT BY THE COMPANY WITHIN 180 DAYS OF THE DATE HEREOF, A RESCISSION OFFEREE MAY THEN ALSO REVOKE HIS ACCEPTANCE OF THE RESCISSION OFFER AND MAY CHOOSE TO COMMENCE SUIT FOR THE BALANCE IN ORDER TO HASTEN PAYMENT AND/OR TO PRESERVE HIS RIGHTS BEFORE THE EXPIRATION OF ANY RELEVANT STATUTE OF LIMITATIONS. AS OF JUNE 30, 1996, THE COMPANY HAD $75,400 IN CASH. THE COMPANY IS VOLUNTARILY UNDERTAKING THIS RESCISSION OFFER IN AN ATTEMPT TO RECTIFY THE EFFECT OF POSSIBLE SECURITIES LAW VIOLATIONS RESULTING FROM CERTAIN PREMATURE OFFERS OF COMMON STOCK BY THE COMPANY TO THE FORMER SHAREHOLDERS OF AARON. MANAGEMENT BELIEVES THAT SHAREHOLDERS WHO ACCEPT THE RESCISSION OFFER MAY HAVE NO FURTHER REDRESS CONCERNING THEIR INITIAL EXCHANGE AND ACQUISITION OF THE COMPANY'S SECURITIES UPON THEIR RECEIPT OF PAYMENT BY THE COMPANY. See "Rescission Offer" and "State Statutes of Limitations".

    As of the close of business on October , 1996, the bid price for the Company's Common Stock (Ticker Symbol "AGNT") as reported by the National Quotations Bureau, Inc. "Bulletin Board"  Price
Report was $1.      per share.


The Date of this Prospectus is               , 1996.

                AVAILABLE INFORMATION

    An-Con Genetics, Inc., the Company, is a reporting company and is registered under Section 12(g) of the Securities Exchange Act of 1934. Reports and other information filed by the company may be inspected and copied at the public reference facilities of the Securities and Exchange Commission in Washington, D.C. and at the New York Regional Office of the Securities and Exchange
Commission in New York at 7 World Trade Center, Suite 1300, New
York, NY 10048 and the Florida Regional Office of the Securities and Exchange Commission at 1401 Brickell Avenue, Suite 200,
Miami, Florida 33131. Copies of the material can also be obtained from the public reference section of the Securities and Exchange Commission Washington, D.C. 20549 at prescribed rates.
The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is (http//www.sec.gov).

    The company intends to furnish annual reports to shareholders which shall contain financial information, audited, and reported upon by an independent certified public accountant and shall file all other current information and quarterly reports with the Securities and Exchange Commission.

    Until                  , 199   all dealers effecting transactions
in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.
PROSPECTUS SUMMARY

The Company

An-Con Genetics, Inc. (the "Company") was incorporated in 1982 under the laws of the State of Delaware to engage in research and development relating to certain genetic devices. The Company had changed its direction and operations from genetic devices to the development and marketing of a line of tissue fixatives, under the OmniFix tradename. In addition, the Company has recently acquired (as of January 11, 1995) all of the outstanding shares of Aaron Medical Industries, Inc., a Florida Corporation, principally engaged in the business of manufacturing and selling battery operated cauteries, specialty medical and commercial lighting instruments and electro-surgical devices to distributors that serve physicians and hospitals. On June 30, 1993, the Aaron Board requested the resignation of M. P. O'Connell, its CEO and Chairman due to unresolvable differences between Board members and Mr. O'Connell over future compensation to Mr. O'Connell and general management policies. Mr. Speiser, CEO and Chairman of An-Con (who had recently entered into an agreement, which, as amended, provided for the exchange of An-Con shares for all of the shares of Aaron) then replaced Mr. O'Connell as Chairman of Aaron's Board in June of 1993.

No value was assigned to Aaron shares during negotiations which negotiations mainly consisted of the percentage of shares to be allocated to Aaron shareholders. As of the date of this Prospectus, the acquisition by An-Con of Aaron has resulted in the two companies operating separately with respect to the manufacture and sale of their respective products. An-Con's Board of Directors is the controlling entity and is comprised of different directors than Aaron's Board (although two of An-Con's directors are also directors of Aaron). Each company maintains a separate set of books as well as its separate corporate identity. Each of the corporations is located at the same principal location but each continues to operate independently. An-Con caused Moshe Citronowicz, (among others) to join Aaron as its Director of Production. Mr. Cintronowicz, who is currently an officer and director of Aaron, is deemed to be a key employee of Aaron and Aaron maintains and is beneficiary of a policy insuring Mr. Cintronowicz's life. In addition, An-Con has provided, from time to time, funding utilized by Aaron to facilitate growth and expansion. (See "Material Contacts Between An-Con and Aaron").

Total consolidated Company sales for the year 1995 and the first six months of 1996 were $5,521,000 and $3,214,200 respectively, of which An-Con contributed $61,600 and $16,000 respectively and Aaron contributed $5,459,400 and $3,198,200 respectively. In 1995 and for the first six months of 1996, net loss of the company was $154,100 and the net gain was $156,400 respectively. An-Con contributed losses of $637,200 and $111,800 for the respective periods and Aaron contributed income of $483,100 and $268,200 for the respective periods. Management believes that the figures indicated above do not adequately reflect the synergy represented by An-Con's financing, management and personnel procurement contributions to the Company as combined. See "Significant subsidiary - Aaron Medical Industries, Inc.". An-Con maintains New York offices at One Huntington Quadrangle, Melville, NY 11747 and principal executive offices at 7100 30th Avenue North, St. Petersburg, Florida 33710-2902, with telephone number (800) 537-2790. Aaron Medical Industries, Inc. also maintains its executive offices and manufacturing facilities at the same location. (See- "Business-The Company" and "Significant Subsidiary".

Market Price for An-Con Common Stock

As of the close of business on October   , 1996, the bid price
for the Company's Common Stock (ticker symbol "AGNT") as reported on the National Quotation Bureau Inc. "Bulletin Board" Price
Report was $1.    per share.

"Exchange of Shares- The Acquisition of Aaron"

A total of 5,960,042 outstanding shares of Aaron valued at $.22 per share on January 11, 1995, were exchanged on that date for 3,399,096 shares of Common Stock of An-Con, which An-Con shares had an equivalent value of $.392 per share as of the date of the exchange. Accordingly, Aaron shareholders received .57 shares of An-Con for each share of Aaron surrended. The An-Con shares exchanged for Aaron shares are presently held in escrow to be delivered to former Aaron shareholders upon effectiveness of this prospectus.

Securities Outstanding

As of June 30, 1996 there were 4,425,340 shares outstanding (excluding 3,399,096 shares held in escrow for the benefit of former Aaron Shareholders). If the escrowed shares are included, as of June 30, 1996, a total of 44% of the outstanding shares of An-Con would be owned by former Aaron shareholders. These shares will be released from escrow upon effectiveness of this Prospectus and such shares become eligible for sale (without restriction) by non-affiliated shareholders, after January 11, 1997. Affiliates of the Company, who choose to reject the Rescission Offer, may also sell their shares after January 11, 1997, subject and pursuant to Rule 144. See Risk Factor 15 at page 9.

Rescission Offer

In order to rectify the effects of possible securities law violations in connection with the offer and sale of the Company's shares in exchange for the shares of Aaron without an effective registration statement in possible violation of the registration provisions of the Securities Act of 1933, as amended, the Company has filed this Rescission Offer Prospectus and is offering to repurchase such shares at a price of $.392 per share. This value was determined by Aaron management's evaluation of the shares of Aaron which were exchanged on January 11, 1995 for shares of the Company. Such value was determined to be $1,331,800, plus accrued interest of $60,000 since January 11, 1995. Interest is mandated by State law of the state of residence of each Rescission Offeree (former Aaron shareholder). The total amount payable increases by a total of $4,000 per month as estimated additional interest. A rejection of the Rescission Offer means the Aaron shareholder has chosen to keep his shares of An-Con.

A total of 5,960,042 outstanding shares of Aaron valued at $.22 per share on January 11, 1995, were exchanged on that date for 3,399,096 shares of Common Stock of An-Con, which An-Con shares had an equivalent value of $.392 per share as of the date of the exchange. Accordingly Aaron shareholders received .57 shares of An-Con for each share of Aaron surrended. The An-Con shares exchanged for Aaron shares are presently held in escrow pending delivery to former Aaron shareholders upon effectiveness of this prospectus.

An acceptance of the Rescission Offer means the former Aaron shareholder has chosen to sell the An-Con shares received in the exchange for $.392 per share. Unless the Company fails to make payment within a period of 180 days, when a shareholder executes his notice of election and makes his choice to accept or reject the Rescission Offer, and returns the form to the Company, such decision will be deemed effective and irrevocable after receipt and acceptance by the Company. See "Rescission Offer - Method of Rescission".

The Company has been advised by former principal shareholders and management of Aaron, consisting of such principal shareholders, management and their families which represented approximately 67% of the outstanding shares of Aaron (prior to the acquisition), that such shareholders have no intention of accepting the Company's rescission offer. Prior to rescission, Aaron shareholders are presently deemed to be the owners of approximately 44% of the outstanding shares of the Company.

Risk Factors

The shareholders of Aaron should review the prospectus carefully because it sets forth the facts concerning the transactions between An-Con and Aaron. The history of An-Con Genetics, Inc. reflects certain risk factors which include, among other things, a history of unprofitable operations and non-payment of dividends. See "Risk Factors" page 7.

                     RISK FACTORS

The Company's securities to which the Rescission Offer pertains involve a high degree of risk due to, among other things, the Rescission Offer, certain new unproven technology, and intense competition in the industry in which the Company competes. See "Risk Factors".

The Securities being offered by this Proxy Statement/Prospectus are subject to certain risks. In analyzing the Acquisition, stockholders should carefully consider, among other things, the following factors:

1. Company's Rescission Offer to Rectify Possible Violations of Securities Law. After the preliminary agreement between An-Con and Aaron management for the Acquisition of Aaron, and prior to filing and effectiveness of a registration statement by An-Con for circulation to Aaron shareholders, management of Aaron, with the knowledge of management of An-Con, solicited Aaron shareholders to approve the acquisition. Such precipitate solicitation of Aaron shareholders without the disclosure provided pursuant to an effective prospectus of An-Con may have constitued a violation of the Federal Securities Laws and Rules promulgated thereunder. In addition, subsequent changes to the terms of the Acquisition Agreement in April and November, 1995, after the closing thereof (January 11, 1995) without prior Aaron shareholder approval, may have constituted additional possible violations of state and federal law which has also occasioned the necessity for the rescission offer ("Rescission Offer") by An-Con.

This prospectus relates to the Rescission Offer by An-Con Genetics, Inc. (the "Company") pursuant to written notice for a period of 30-days from the date of receipt, to purchase an aggregate of 3,399,096 shares of common stock of the Company ("Common Stock") which was exchanged for 5,960,042 shares of Aaron Medical Industries, Inc ("Aaron") in connection with the Company's acquisition of Aaron on January 11, 1995. The Aaron shares (exchanged for Company shares) have been valued by the Company at $.22 per share and the Company is offering the former Aaron shareholders ("Aaron Shareholders") the sum of $.392 per share for each share of An-Con (presently held in escrow for the benefit of Aaron shareholders) pursuant to the exchange. The foregoing amount aggregates approximately $1,331,800 if all the former Aaron shareholders ("Rescission Offerees") elect to rescind and choose to sell their shares back to the company for the consideration paid, plus interest. Interest is mandated by statute of the state of residence of each Rescission Offeree and estimated accrued interest totaled approximately $72,000 as of June 30, 1996 (computed at varying rates mandated by the respective states of residence of the Rescission Offerees). The aggregate estimated accrued interest payable on Rescission increases approximately $4,000 per month. The Company may not possess the necessary funds to repurchase the shares for cash and shareholders accepting the Company's offer may have to wait an undetermined amount of time before receiving payment.

2.  Company May Lack Sufficient Cash to Make Payment If Rescission
Offer is Accepted.   If the Rescission Offer is accepted by a
significant number of rescission offerees, the Company may be unable to make payment therefor without additional funds derivable from sale of the Company's securities on a best-efforts basis pursuant to a separate registration statement, or obtain funds from other third party sources, or from operations. In the event shareholders who choose to rescind are not paid in full by the Company within 180 days of the date of this prospectus, then, such shareholders may utilize any exemption under the federal securities law, if available, to sell their shares (or balance of shares remaining); and to the extent the proceeds from such sale are less than the amount payable pursuant to the rescission offer, such shareholders shall remain creditors of the Company. Furthermore, in the event of non-payment or insufficient payment by the Company within 180 days of the date hereof, a rescission offeree may then also revoke his acceptance of the rescission offer and may choose to commence suit for the balance in order to hasten payment and to preserve his rights before the expiration of any relevant statute of limitations. As of June 30, 1996, the Company had $75,400 in cash. If any rescission offeree elects not to accept the Company's Rescission Offer, he may retain his shares of the Company. However, such shareholders who waive rescission will not lose whatever rights they may have before the expiration of applicable state and federal statutes of limitation. See "Rescission Offer- Method of Rescission", and "State Statutes of Limitation".

3. Subjective Elements Involved in Valuation of Aaron Shares. Similar to every valuation, the present valuation of Aaron involves a subjective weighing of certain factors, estimates of future conditions and choosing similar companies among other things. The valuation of the Aaron shares as of January 11, 1995 was performed in mid 1996 by Aaron management though its chief financial officer, Delton Cunningham, (who is presently also the Chief Financial Officer of An-Con). Mr. Cunningham consulted with Bloom & Co., the auditors of Aaron and An-Con, regarding the reasonableness of methods used and procedures applied in valuing the securities of Aaron for rescission purposes. Neither Aaron nor the Company has ever sought any outside expert advice regarding such valuation. Other than consultation with the auditors as to reasonableness of methods and procedures and appropriate documentation, there has been no independent appraisal or fairness opinion sought or given with respect to the valuation of the Aaron shares. However, although management believes it has considered all relevant factors in arriving at what it deems to be a fair valuation, there may be differences between the subjective elements employed by management for such valuation and the subjective elements that would have been chosen in a valuation by an independent outside source, which subjective choices could have resulted in a different valuation. See "Rescission Offer - Valuation for Aaron for Rescission Purposes".

4. History of Unprofitable Operations of An-Con prior to Acquisition. The Company was formed in December, 1982 and it has had a history of unprofitable operations. Originally, the Company's operations consisted of research and development relating to the Company's genetic related products, none of which were commercially viable. In addition, prior to 1995, the Company's other non-genetic related products had not provided sufficient sales for the Company to operate profitably. Accordingly, prior to the implementation of the Acquisition in January, 1995, the Company had sustained losses since its inception aggregating $11,212,100 as of December 31, 1994 and its revenues to that date had not been substantial. For the year ended December 31, 1994, the Company had a loss from operations of $1,031,500 or $(.40) per share. For the year ended December 31, 1995, the Company had a consolidated loss from operations of $219,500 or ($.05) per share. (See "Business-Products").

5. Recent Losses from Operations after Acquisition. Giving effect to the Acquisition on January 11, 1995, for the year ended
December 31, 1995, the Company had consolidated revenues of $5,521,000 and a consolidated net loss of $154,100 or $.04 per share. Giving retroactive effect to the Acquisition, for the year ended December 31, 1994 the Company had Pro-Forma consolidated revenues of $4,155,100 and a Pro-Forma consolidated net loss of $673,900 ($.10 per share). No assurance can be given that the Company will be able to generate net income from operations in the near future. (See "Consolidated Statements of Operations", "Management's Discussion and Analysis of the Consolidated Statements of Operations", and "Business" and
"Certain Transactions").

6. Non-Payment of Cash Dividends. The Company has not paid any cash dividends on its common stock since inception, and for the foreseeable future, does not expect to pay any such dividends.
(See "Description of Common Stock - Dividend Rights").

7.   Payment of Interest on Outstanding Debentures In Arrears.   As
of June 30, 1996, the Company had outstanding an aggregate of $78,000 principal amount of Debentures. The Debentures were not issued pursuant to the Federal Trust Indenture Act, and are unsecured and subordinate to senior debt (indebtedness for borrowed money to any bank or lending institution). There is no sinking fund provision provided for in the indenture and the Company is dependent upon revenues in order to pay interest as it accrues and for the ultimate repayment of principal. Interest has not been paid by the Company on such debentures since
November, 1990, and amounted to $39,500 as of June 30, 1996.
There is no assurance that the Company will achieve a level of business sufficient to generate such required cash flow and revenues. (See "Certain Relationships and Related
Transactions".)

8. Lack of Research and Development Capabilities. In the past and currently An-Con conducts its research and development activities essentially through arrangements with university laboratories or hospitals. (Aaron conducts its principal research and development activities in its engineering department at its premises in St. Petersburg, Florida).

9. Potential Risk of Product Liability. The Company and Aaron maintain product liability insurance on all products being marketed for up to $3,000,000 each. Although management believes such insurance coverage to be sufficient for its needs, there can be no assurance that the Company may not, in the future, be subjected to a lawsuit and judgment in an amount exceeding the insurance coverage.

10. Current Prospectus Required. This Prospectus relates to the shares to be delivered to the Aaron shareholders. However, by virtue of the terms of the Acquisition Agreement, such shares will bear a restrictive legend and are to be considered restricted securities upon the distribution to the former Aaron shareholders. Future sales of the shares by Aaron shareholders who are not affiliates may take place without restriction in the open market after January 11, 1997. Aaron shareholders who are affiliates may also sell after January 11, 1997 pursuant to Rule 144 under the Securities Act of 1933. See ("Certain Transactions").

11. High Degree of Competition. The Company and Aaron are not significant factors in the medical industry. The Company and Aaron are subject to competition from larger companies with greater financial and manufacturing resources, which manufacture devices and products that purport to perform functions similar to the functions of their respective products. Other companies which make medical products have a substantially greater sales volume, financial resources, facilities and organizations than the Company. No assurance can be given that the Company will be able to compete effectively against such companies.

12. Control of Company by Officers and Directors.  As of June 30,
1996 (giving effect to the Acquisition) the officers and directors of the Company own and/or control approximately 22% of the presently outstanding shares through which they may be able to exercise effective control over the Company.

13. Government Regulation. Many medical products are subject to guidelines, regulations and testing requirements by federal and state authorities including the Food and Drug Administration ("the FDA"), the Department of Agriculture and the National Institute of Health. In the United States, the FDA imposes standards which may affect the clinical testing, manufacture and marketing of certain products. Compliance with the standards and requirements involving product safety, efficacy and labeling may prove to be very expensive and time consuming. No assurance can be given that the regulatory authorities will render the requisite approval of the marketing of some of the products that the Company hopes to sell. In addition, in the manufacture of certain products, the FDA requires compliance with good manufacturing practices before the marketing of the product can be undertaken; these requirements could delay or prevent such products from reaching the market place. Other countries usually impose regulatory requirements concerning the development, testing, marketing and manufacture of certain products which influence the overseas sales potential of these products. (See "Business -Government Regulation").

14. Possibility of Obsolescence and Unproven Technology. The medical industry has been characterized by the frequent introduction of new products and systems. Some of the Company's products incorporate new technologies, the commercial feasibility of which has not been proven and no assurance can be given that the Company's products can be continually marketed at a profit. Furthermore, the Company may be adversely effected by competitive technologies developed by others. (See "Business - Competition").

15. Possible Rule 144 Sales. As of June 30, 1996, the Company estimates that there were outstanding approximately 5,900,000 "restricted shares" (giving effect to shares issued in Escrow and deliverable to Aaron shareholders pursuant to the Acquisition), as that term is defined under the Securities Act of 1933, as amended. A substantial portion of these securities may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that, (a) provided the Company has filed all the required reports to be filed with the Securities and Exchange Commissions (quarterly and annual reports), (b) any person who is either an affiliate or non-affiliate, has owned restricted securities for a period of two years, may sell them every three months in an unsolicited brokerage transaction in an amount equal to l% of the Company's outstanding Common Stock or an amount equal to the average trading volume for the four week period immediately preceding the sale. Prior to any such sale, the seller must file a Form 144 with the Securities and Exchange Commission. Other persons, who are unaffiliated with the Company, may sell restricted shares after holding them for three years without any regard to the 1%
or four week trading average limitation.   Sales under Rule 144,
in the future, may have an adverse effect on the price of the Company's Common Stock in the public market.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

Quarterly Period Ended 6/30/96 as compared to 6/30/95

The results of operations over the six months ended June 30, 1996 show increased sales and profitability, as compared to the first six months of 1995. The Company's sales revenues increased by 24%, from $2,592,300 to $3,214,200. The smaller rise in the cost of goods sold (7%), relative to sales, changed the Company's gross profit from $1,091,000 to $1,614,600, raising the gross profit margin on sales from 42.1%, to 50.2%. The expanded marketing activities and shift in product sales mix of the Company and improved purchasing and manufacturing efficiency were the principal reasons for the change in gross profits.

Salaries and related expenses increased by 69% from $291,100 to $493,100, in the six months ended June 30, 1996 as compared to the same period in 1995. The increase in cost of salaries was related to the new management of human resource utilization policies and a change in accounting for indirect labor.

Expenses for professional services decreased by 42.8% to $125,600 in the six months ended June 30, 1996, as compared to $219,400 in the same period of the previous year. A substantial part of the professional fees in 1995 were related to financing activities which the Company did not have in 1996.

The increased marketing activities was accompanied by a 5% increase in selling, general and administrative expenses. These expenses were $664,500, in the six month period ended June 30, 1996 as compared to $696,700 for the six months ended June 30, 1995.

The Company had net income of $156,400 for the six months ended June 30, 1996 as compared to a loss of $(40,800) for the same period in 1995. The gain, in 1996, was due to 24% increase in revenues in contrast to 6% rise in cost of sales and 9% in operating expenses. The operating income was $305,100, in the first six months of 1996 as compared to a loss of $(116,200) in 1995. The 1995 operating loss was offset only by $76,800 in income from the settlement of debt.

The Company sells its products in a similar fashion in the international market as it does in the USA, through distributors. These distributors are found mainly through responses to company advertising in international medical journals or contacts made at domestic or international trade shows. The Company began attending trade shows in foreign countries for the first time in 1993. Since that time, international sales have more than doubled. The main focus for export sales has been Western Europe. The Company has distributors in all major markets there. The Company exhibited for the first time in South America, Sao Paulo, Brazil in 1995.

The Company intends to continue marketing their products via this manner, targeting different regions of the world, while returning to major markets for increased market exposure and to introduce new products. In 1996, the Company will exhibit for the first time in the United Kingdom.

During the first six months of 1996, international sales of the Aaron Medical product line continued to increase. These sales were $678,900 which represented 21% of total sales. This compares favorably to 1995 when total international sales were $533,300 representing 20%- of total sales. The increase from 1995 to 1996 represents a 27% increase in sales volume. To minimize credit risk, new international distributors in most instances pay cash in advance or by irrevocable letter of credit. This form of credit policy is customary and is not considered a detriment to further increased international sales.

In the first six months of 1996, fixed costs increased to allow the introduction of new products, new sales personnel, and to improve the Company's quality control system to assure good manufacturing practices as required by the Food and Drug Administration. At the same time, variable costs were reduced by discontinuing commissions paid to domestic sales representatives.

Variable material and labor costs were reduced through improved purchasing strategies and product design. Additionally, the Company has begun purchasing certain labor intensive items off shore, effectively reducing cost of materials, and improving margins.

The company began new product development and improvement of facilities, as required by regulatory agencies, in the fourth quarter of 1995. This activity has continued in 1996. The cost of the improvements is $150,000 and will be funded primarily through internal cash flow with the balance of $15,000 being paid in the third quarter of 1996. The allocation of working capital to these projects caused the company's normally prompt payment record with trade vendors to decline slightly, in the first six months of 1996. In order to provide additional working capital, in the first quarter of 1996 the Company secured a three month $100,000 credit facility with a local commercial bank and raised $100,000 through a private placement of shares, the loan was paid off in the second quarter of 1996.

Subsequent to the close of the first quarter, the Company commenced production of its new Omnifix 2000 tissue fixative for purposes of marketing through specialty laboratory distributors. Management believes Omnifix 2000 is a safer alternative to formalin, a chemical which OSHA has identified to be carcenogenic. The product will be marketed to hospital and private pathology laboratories and research institutions in both the University and industrial sectors. A patent application has been filed for Omnifix 2000.

Annual period ended 12/31/95 as compared to 12/31/94

An-Con's net revenues for 1995 increased to $5.5 million from $4.2 million in 1994 on a pro forma basis. The purchase of Aaron Medical accounted for $5.45 million of 1995 sales. For 1995 there was a 31% increase in sales. The increase in sales of $1.3 million was attributable to a 5% increase in selling prices, an increase of 50% in Bend-A-Light sales and 50% increase in foreign sales of various company products. Gross profit percentage on a proforma basis increased by 7% from 1994 to 1995 principally due to a reduction in material cost, new designs to reduce waste and production efficiency.


Proforma cost of goods sold increased by 20% from 1994 to 1995 due to broad-level product volume growth. During 1995 and 1994, Aaron's family of cauteries accounted for 50% of sales and 28% of cost of goods sold.

Research and development spending grew on a proforma basis by 476% from 1994 to 1995 as the Company continued to invest in the development of OmniFix 2000, the MFC (multi-function cautery) and other Aaron products.

The proforma increase in net interest of $34,000 was attributable to the Aaron building purchased in June 1995 of $25,000 and the interest on the Aaron shareholders' cash rescission rights of $48,000. There was a decrease in interest mainly attributed to bonds exchanged for shares and by the payment of officers' loans.

The Company's effective income tax rate would have been 35.7% except that both An-Con and Aaron have loss carryovers. For 1995 Aaron recognized $183,300 in tax benefit for the years 1996 and 1997 which was reduced from the amount of goodwill recognized by the purchase method. Aaron's past five years have been progressively more profitable and it is the Company's belief that it will be able to use the remaining carryover losses to offset gains in 1996 and 1997.

Other expenses for selling, general and administrative increased on a proforma basis by 9% which is attributable to the increase in sales.

Professional services increased by 11% on a proforma basis from 1994 to 1995. These services are mainly attributable to legal and auditing associated with the Aaron acquisition and the preparation of securities filings in 1994 and 1995.

Positive net income has been achieved for the first time, in the first six months of 1996. The Company's management expects this trend to continue.

The Company sells its products in a similar fashion in the international market as it does in the USA, through distributors. These distributors are found mainly through response to company advertising in international medical journals or contacts made at domestic or international trade shows. The Company began attending trade shows in foreign countries for the first time in 1993. Since that time, international sales have more than doubled from the 1993 sales figure of $553,000. The main focus for export sales has been Western Europe. The Company has distributors in all major markets there. The Company exhibited for the first time in South America, Sao Paulo, Brazil in 1995. The Company intends to continue marketing their products via this manner, targeting different regions of the world, while returning to major markets for increased market exposure and to introduce new products. In 1996, the Company will exhibit for the first time in the United Kingdom, and is considering exhibits in the Middle East and Far East.

During 1995, international sales of the Aaron Medical product line continued to increase. These sales were $1.25 million which represented 22% of total sales. This compares favorably to 1994 where total international sales on a proforma basis were $775,000 representing 19% of total sales. The increase from 1994 to 1995 represents a 62% increase in sales volume. To minimize credit risk, new international distributors in most instances pay cash in advance or by irrevocable letter of credit. This form of credit policy is customary and is not considered a detriment to further increased international sales.

Fixed costs remained materially unchanged when comparing 1995 to 1994 on a proforma basis. However, in the first quarter of 1996, fixed costs increased to allow the introduction of new products, new sales personnel, and to improve the Company's quality control system to assure good manufacturing practices as required by the Food and Drug Administration. At the same time, variable costs were reduced by discontinuing commissions paid to domestic sales representatives.

Variable material and labor costs were reduced through improved purchasing strategies and product design. Additionally, the Company has begun purchasing certain labor intensive items off shore, effectively reducing cost of materials, and improving margins.

New product development and improvements to the Company's facility required by regulatory agencies in the fourth quarter of 1995 and projected in 1996 in the amount of $550,000 were and will be funded primarily through internal cash flow, thus restricting the amount of working capital available in the first quarter of 1996. The allocation of working capital to these projects caused the company's normally prompt payment record with trade vendors to decline slightly. In order to provide additional working capital, the Company secured a three month $100,000 credit facility with a local commercial bank in the first quarter of 1996 and raised $180,000 through a private placement of shares during the last quarter of 1995 and the first quarter of 1996.


Financial Condition and Liquidity

Quarterly Period Ended 6/30/96 as compared to 6/30/95

Working capital of the Company was $(933,800) on June 30, 1996 as compared to $632,900 on June 30, 1995 and $(858,900) as of
December 31, 1995. The deficit in working capital is attributable to the current cash recession offer made to the former Aaron shareholders of $1,331,800.

On June 30, 1996, total assets were $3,505,600 as compared to $2,716,000 on June 30, 1995 and $3,417,200 of December 31,
1995.

The Company's cash decreased by $90,400 as compared to $(490,700) over the six months ended June 30, 1996 and 1995 respectively. The net cash provided by operations was $234,300 and $(251,500), (deficit) in the six months ended June 30, 1996 and 1995 respectively. The issuance of common shares provided $120,000 of the cash from financing in the first half of 1996. The amount of cash used in investing activities was $374,300.

The expenditures for the acquisition of additional fixed assets was 55% of the total cash outflows for investing in the six months ended June 30, 1996. In the six months ended June 30, 1995, the Company utilized $101,800 to reduce notes payable and $108,300 to acquire fixed assets.

The Company has not paid interest on long term obligations which have been due since November, 1990. The total amount of interest payable on long term obligations was $39,700. As of June 30, 1996, the bondholders had made no declaration that the principal was due and payable. Additional interest has been accrued on the outstanding debt to the Aaron shareholders of $20,800, for the first six months of 1996.

Annual Period Ended 12/31/95 as compared to 12/31/94

With the acquisition of Aaron, the Company's financial condition has stabilized. As of December 31, 1995, cash totaled $165,800 down from $550,700 at December 31, 1994 on a proforma basis.
Cash generated from operating activities rose to $12,500 in 1995 compared to cash applied on a proforma basis in 1994 of $222,000. Working capital of the company on December 31, 1995 was a negative $858,900 which is attributable to the liability due Aaron shareholders of $1,331,800.

Investing activities contributed $381,100 in cash during 1995, compared to $71,000 in 1994. Capital expenditures increased substantially in 1995 as the Company continued to invest in property, plant and equipment needed for future business requirements, including manufacturing capacity. The Company expects to spend approximately $375,000 for capital additions in 1996 of which approximately $150,000 was committed for the construction and renovation of the St. Petersburg facility.

The Company's ten largest customers accounted for approximately
53% of net revenues for 1995. At December 31, 1995, the same ten customers accounted for approximately 33% of outstanding accounts receivable.

The Company used $16,300 and received $998,800 from financing activities in 1995 and 1994 on a proforma basis, respectively. The most significant items of financing activity in 1995 were the reduction of officers' loans of $90,700 and the $75,000 cost of the underwriting associated with the Aaron purchase. Sources of funds were the receipt of subscriptions receivable of $64,900 and issuance of 80,000 common shares for $80,000.

The Company believes that it has the financial resources needed to meet business requirements in the foreseeable future, including capital expenditures for the expansion of its manufacturing site, working capital requirements, and product development programs.

Non-Medical Products

The Company for 1995 sold $1.2 million of its flexible lighting products used primarily in the automotive and locksmith industries. Approximately $1.0 million was sold to one customer. The Company is intending to expand this market with the addition of a higher quality flexible light unit. The higher quality version of the Bend-A-Light will be sold into the same markets as the Company presently sells its less expensive unit.

The Company intends to manufacture a fiber optic flexible scope to compete in the automotive, aircraft and quality maintenance markets. The product will compete with much more expensive units built by companies such as Olympus. After the Company has successfully marketed the industrial fiber optic flexible scope, it intends to redesign, manufacture and market a medical scope.

    Liquidity and Future Plans

Since the acquisition of Aaron Medical Industries, Inc. the Company has changed its direction from acquiring ownership interest in companies to acquiring new product technology and expanding manufacturing capabilities through Aaron. The Aaron 800 is a prime example of this new direction. Other products and technologies are being evaluated for future development. Continued strong international sales growth is expected by management.

The Company's future results of operations and the other forward looking statements contained in the Outlook, in particular the statements regarding growth in the medical products industry, capital spending, research and development, and marketing and general and administrative expenses, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: business conditions and the general economy; competitive factors such as rival manufacturers availability of products at reasonable prices; risk of nonpayment of accounts receivable; risks associated with foreign operations; and litigation involving intellectual property and consumer issues.

An-Con believes that it has the product mix, facilities, personnel, and competitive and financial resources for continued business success, but future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

The Company's effective income tax rate would have been 35% except that both An-Con and Aaron have loss carryovers. For the first six months of 1996 Aaron used $84,200 of its loss carryover. Aaron's past five years have been progressively more profitable and it is the Company's belief that it will be able to use the remaining carryover losses to offset gains in 1996 and 1997. The Company expects to spend approximately $375,000 for capital additions in 1996 of which $150,000 was committed for the construction and renovation of the St. Petersburg facility.

The Company's ten largest customers accounted for approximately
44%of net revenues for the six months ended June 30, 1996.

The Company believes that it has the financial resources needed to meet business requirements in the foreseeable future, including capital expenditures for the expansion of its manufacturing site, working capital requirements, and product development programs.

Outlook

The statements contained in this Outlook are based on current expectations. These statements are forward looking, and actual results may differ materially.

The Company believes that the world market for disposable medical products, such as the Company's battery-operated cauteries, has significant growth potential because these type of products have not been affordable or effectively marketed outside the U.S. Because of these factors, the Company has designed certain disposable products to be reusable. The Company will expand its marketing thrust internationally by attending more foreign shows than it did in 1995. The Company presently has a significant portion of the U.S. cautery market and does not expect a dramatic growth in sales of cautery-related products domestically.

The Company, over the past two years has chosen to expand its product line of electrosurgical products. Electrosurgical products sold by the Company are the standard electrodes, the patented Multi-Function Cautery, the patent pending Resistick line of reduced stick electrodes and the Aaron 800 high frequency desiccator.

The Company had sales of $608,300 and $205,300 in the electrosurgical product area for the first six months of 1996 and 1995 respectively. The electrosurgical product line is a larger market than the Company has normally sold into and is dominated by two main competitors, Valley Lab a division of Pfizer and Conmed, based in Utica, New York. In the area of reduced stick electrodes, the main competitor is MegaDyne. The combined markets for the Company's electrosurgical products exceeds $100 million annually. Management believes that electrosurgical product sales will move from fifth place to second in total Company sales by product line in 1996 and will be the largest single product line by 1997.

Non-Medical Products

The Company sold $397,600 and $563,200 of its flexible lighting products used primarily in the automotive and locksmith industries in the first six months of 1996 and 1995 respectively. The Company is intending to expand this market with the addition of a higher quality flexible light unit. The higher quality version of the Bend-A-Light will be sold into the same markets as the Company presently sells its less expensive unit.

The Company is manufacturing a fiber optic flexible scope to compete in the automotive, aircraft and quality maintenance markets and shipped its first scopes at the end of the second quarter. The product will compete with much more expensive units built by companies such as Olympus. After the Company has successfully marketed the industrial fiber optic flexible scope, it intends to redesign, manufacture and market a medical scope.




MARKETS AND MARKET PRICES

An-Con's Common Stock is traded in the over-the-counter market on the National Associations of Securities Dealers, Inc. Bulletin Board ("NASD Bulletin Board"). The table shows the reported high and low bid prices for the Common Stock during each quarter of the last eight quarters as reported by the NASD Bulletin Board (symbol "AGNT"). These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.


                                            High                      Low
                    1994


                   4th Quarter              2 5/8                     1


                                            High                      Low
                    1995

                   1st Quarter              1 7/8                     1

                   2nd Quarter              2 7/16               1 3/4

                   3rd Quarter              2 3/8                     1 3/4

                   4th Quarter              2 1/8                     1 1/2


                                            High       Low
                    1996

                   1st Quarter              1 15/16    1 1/8

                   2nd Quarter              1 1/4      1

                   3rd Quarter              1 1/4      1 1/16

On October 11, 1996, the Closing bid for An-Con's Common Stock as reported by the NASD Bulletin Board was $1 3/16 per share. As of October 11, 1996, the total number of shareholders of An-Con's Common Stock was approximately 850 exclusive of shareholders whose shares are held in the name of their broker or stock depositories or the escrow agent holding shares for the benefit of An-Con shareholders which are estimated to be 1,000 additional shareholders.

Prior to the Acquisition, Aaron was a private company the shares of which were not traded in any public market. Private transactions in Aaron shares for the years 1992 and 1993 were all valued at $.11 per share on Aaron's books and records. No transactions in Aaron shares were recorded in 1994.
BUSINESS

The Company

An-Con Genetics, Inc. (the "Company") was incorporated in 1982 under the laws of the State of Delaware to engage in research and development relating to certain genetic devices. The Company had changed its direction and operations from genetic devices to the development and marketing of a line of tissue fixatives, under the OmniFix tradename. In addition, the Company has recently acquired (as of January 11, 1995) all of the outstanding shares of Aaron Medical Industries, Inc., a Florida Corporation, principally engaged in the business of manufacturing and selling battery operated cauteries, specialty medical and commercial lighting instruments and electro-surgical devices to distributors that serve physicians and hospitals. On June 30, 1993, the Aaron Board requested the resignation of M. P. O'Connell, its CEO and Chairman due to essential differences between Board members and Mr. O'Connell. Mr. Speiser, CEO and Chairman of An-Con (who had recently entered into an agreement, which, as amended, provided for the exchange of An-Con shares for all of the shares of Aaron) then replaced Mr. O'Connell as Chairman of Aaron's Board in June of 1993. No value was assigned to Aaron shares during negotiations which mainly consisted of the percentage of shares to be allocated to Aaron shareholders.

As of the date of this Prospectus, the acquisition by An-Con of Aaron has resulted in the two companies operating separately with respect to the manufacture and sale of their respective products. Although An-Con's Board of Directors is the controlling entity and is comprised of different directors, (two of which are also directors of Aaron) each maintains a separate set of books as well as its corporate identity. Each of the corporations is located at the same principal location but each continues to operate independently. An-Con caused Moshe Citronowicz, (among others) to join Aaron as its Director of Production. Mr. Cintronowicz, who is currently an officer and director of Aaron, is deemed to be a key employee of Aaron and Aaron maintains and is beneficiary of a policy insuring Mr. Cintronowicz's life. In addition, An-Con has provided, from time to time, funding utilized by Aaron to facilitate growth and expansion. (See "Material Contacts Between An-Con and Aaron"). Total consolidated Company sales for the year 1995 and the first six months of 1996 were $5,521,000 and $3,214,200 respectively, of which An-Con contributed $61,600 and $16,000 respectively and Aaron contributed $5,459,400 and $3,198,200 respectively. In 1995 and for the first six months of 1996, net loss of the company was $154,100 and $156,400 respectively. An-Con contributed losses of $637,200 and $111,800 for the respective periods and Aaron contributed income of $483,100 and $268,200 for the respective periods. Management believes that the figures indicated above do not adequately reflect the synergy represented by An-Con's financing, management and personnel procurement contributions to the Company as combined. See "Significant subsidiary - Aaron Medical Industries, Inc.". An-Con maintains New York offices at One Huntington Quadrangle, Melville, NY 11747 and principal executive offices at 7100 30th Avenue North, St. Petersburg, Florida 33710-2902, with telephone number (800) 537-2790. Aaron Medical Industries, Inc. also maintains its executive offices and manufacturing facilities at the same location. (See- "Business-The Company" and "Significant Subsidiary".



Company Products

   Battery Operated Cauteries

The Company's subsidiary, Aaron, is principally engaged in the business of manufacturing and selling battery operated cauteries, specialty medical and commercial lighting instruments and electro-surgical devices. Aaron's largest current product line is battery operated cauteries. Cauteries were originally designed for precise hemostasis (to stop bleeding) in ophthalmology. The current use of cauteries has been substantially expanded to include sculpting woven grafts in bypass surgery, vasectomies, evacuation of subungual hematoma (smashed fingernail) and for stopping bleeding in many types of surgery. Battery operated cauteries were originally designed, and are still primarily delivered, as a sterile one time use product in the USA. The Company manufactures more types of cauteries than any other company in the world at its facility in St. Petersburg. The Company also manufactures a line of replaceable battery and tip cauteries. This design allows the doctor to use one of many different sterile tips which also includes a sterile drape cover for the handle and to replace the batteries when they are depleted. This was originally designed for use in international sales, but has enjoyed growing success in the USA at the doctor's office and clinic level. The sterile disposable cauteries are still far more popular in the hospital operating room domestically.

   Battery operated Medical and Industrial Lights

The Company, through its subsidiary Aaron, manufactures a variety of specialty lighting instruments for use in ophthalmology as well as patented flexible lighting instruments for general surgery, hip replacement surgery and for the placement of endotracheal tubes in emergency situations and prior to surgery. The lighting instruments have also been adapted for commercial and industrial use, such as for automotive mechanics through retail tool sellers such as Snap On Tools, Mac and Matco, for the locksmiths through retailers such as HPC and others. In 1995 the Company enjoyed a first time opportunity for retail sales with Walmart and Sears. This resulted in approximately $350,000 in additional sales to make total sales through this distributor $1,000,000. In the first half of 1996 sales through the same distributor and others to this market sector were $397,000. The Company is currently evaluating several markets and marketing techniques to expand the sales of Bend-A-Lights both domestically and internationally.

   Electro-surgical Products

The Company's subsidiary, Aaron, over the past two years, has continued to expand its product line of electro-surgical products. Electro-surgical products are the electrodes (blade, ball, needle and loop) used in conjunction with an electro-surgical pencil(the handle that the electrode is attached to) which plugs into a generator. The generator plugs into a wall outlet and provides the radio frequency which when combined with the electrode and pencil, cut and/or coagulate during surgery.

The electrode has traditionally been made of stainless steel and is supplied sterile for a one time use. Aaron has evaluated the electro-surgical market and has its electrodes manufactured to its specifications domestically and overseas.

   Multi-Function Cautery

The Multi-Function Cautery Pencil (MFC) was introduced at the American College of Surgeons meeting in the fourth quarter of 1995 for comment from surgeons before final release. Pre-marketing approval has been obtained from the Food and Drug Administration ("FDA") and the product was scheduled for formal release in the 2nd quarter of 1996. However, due to continuing market and commercial study to determine degree of efficacy needed by end-users and required product size, the formal release has been postponed until the fourth quarter of 1996. The MFC is a patented device, developed by a group of California surgeons, and acquired by An-Con for Aaron. The device combines, in one instrument, the ability for the surgeon to cut and or coagulate, while simultaneously evacuating the smoke associated with electrosurgery and to remove fluids from the surgical site, all with one hand and without assistance.

   Resistick

The patent pending Resistick, reduced stick electrodes, are a coated blade, ball or needle, which is also used in electrosurgery. The advantage of these electrodes over the standard stainless steel electrode is that due to the proprietary coating, they clean easier during surgery thus speeding up the surgical procedure. All standard electrodes develop a build-up of a residue of blood and tissue during surgery which insulates the electrode making it cut and/or coagulate less efficiently. Therefore, the surgeon must stop and scrape the electrode before continuing. This stopping and starting wastes both time and money. The Resistick electrode was designed to correct this situation.

The reduced stick electrode market is dominated by MegaDyne Medical Products, Inc. which is believed by management to virtually control the entire existing market. Unlike the MegaDyne product, which relies essentially on capacitive coupling to cause hemostasis during surgery, the Company's product Resistick, relies entirely on the coating's resistive characteristics MegaDyne has recently instituted an action seeking a preliminary and permanent injunction against Aaron for patent infringement. On August 27, 1996, after a hearing a federal judge denied Megadyne's motion for a preliminary injunction based upon, among other things, that Megadyne failed to establish a likelihood of success in the lawsuit. See "Legal Proceedings".

The Company has obtained pre-marketing approval from the FDA for this device.

   Aaron 800

The Aaron 800 is a low powered office based generator designed primarily for dermatology. The unit is a 30 watt high frequency desiccator used mainly for removing small skin lesions and growth in the doctor's office. This unit was designed with sufficient base technology to permit the manufacture of more powerful office based generators without requiring the additional time consuming expense of total redesign. The Company has obtained pre-marketing approval from the FDA for this device and has signed a distribution agreement with a non-affiliated distributor in the first quarter of 1996. The agreement included a significant purchase order for 1000 units plus accessories.


   Nerve Locator Stimulators

The Company manufactures three different nerve locator stimulators which are primarily used for identifying motor nerves in hand and facial reconstructive surgery. These nerve locator stimulators are self contained, battery operated units, which are for one surgical procedure. The Company has a patent on the Neuro Pulse III which has a pulsing variable design. The Company has obtained pre-marketing approval for the aforesaid devices from the FDA and is presently marketing these and other similar new products in this line.

       OmniFix II

The Company is the holder of a U.S. license to manufacture and market OmniFix II which is formulated to replace formaldehyde in hospital and clinical pathology laboratories. Management believes that FDA approval for this product is not required.

   Omnifix 2000

The Company intends to substantially replace Omnifix II with Omnifix 2000, which, in addition to preserving thin tissue specimens, also provides preservation of thicker/larger tissues. Pathologists have a need for a safe fixative for use in preserving large sections/tissue block specimens. To meet this requirement, the Company has developed a new patent pending formulation. The Company is presently initiating test marketing of this new product. This formulation is comprised of certain proprietary ingredients which includes trace amounts of formaldehyde (well below OSHA safety standards and not requiring special handling). The formulation is deemed by management to be a safer alternative to formalin (a formaldehyde based product requiring special handling under OSHA guidelines), is non-flammable, provides sharp and clear cellular detail, rapid staining, is compatible with all processors and, unlike formalin, is routinely disposable. Although no assurance can be given, Management believes, that since Omnifix 2000 (like formalin) preserves both thin and thick tissue, the product has reasonable expectation of penetrating a percentage of formalin's market niche. (See "Competition").

The Company is currently marketing OmniFix II to clinical laboratories, hospitals and pharmaceutical companies nationwide through distributors. The present customer base covers many states, including Hawaii.

Management believes there is a market niche for a tissue fixative which is a safer alternative to formalin, and which, unlike formalin, does not require special handling for safety purposes. With adequate financing and marketing support, it is management's opinion that Omnifix 2,000 can be a profitable product for the Company.




   Other Products

The Company has patent rights for an auto-focusing bar code reader, the "Intelliscan Reader", the development of which is presently suspended. The Company has no present plans to complete development for commercialization.

   Manufacturing, Marketing and Distribution

The Company manufactures the majority of its products on its premises in St. Petersburg, Florida. Some products are out-sourced to the Company's specification offshore. The Company markets its products through national trade journal advertising and by attending approximately fifteen trade shows per year. These shows are mainly aimed at the actual users of the product (surgeons, doctors or nurses); however the Company also attends distributor meetings. These are the distributors who actually sell the product to the end users. The Company sells under the Aaron label through general and specialty distributors across the country and also private labels its products for major distributors such as Baxter, General Medical, and Durr Medical.

   Competition

The medical industry is highly competitive and it is generally known that it will become more so in the future. The industry is characterized by the frequent introduction of new products and services. The Company's competitors in this field are well established, do a substantial amount of business, and have greater financial resources and facilities than the Company.

One of the Company's major competitors is Xomed/Treace. Xomed/Treace carries products that are similar to those of the Company and has the advantage of early market entry. Over time, Xomed's market share has decreased to approximately 50% of the total market. Other line competitors are Alcon, Valley Lab and Conmed. Aaron's products are competitively priced and its new cautery line has a longer shelf life (four years) as compared to a shelf life of one or two years for competing products.

Aaron introduced eight new products for a variety of specialties at the Health Industry Distributors Association Annual Meeting in October, 1995. The products are two new nerve locator stimulators for hand and face reconstructive surgery. Two ophthalmic power handles for corneal rust ring removal and two new diamond burrs for polishing the pterygium bed after surgical removal and for lid margin lesions. The last two products are for the emergency room or walk-in clinic. The nail drill and replacement bits are for relief of a subungual hematoma (smashed fingernail)

Seven of the Company's eight new products compete with
Xomed/Treace products.   Management believes, based upon past
performance that the Company has the ability to aggressively compete in this market.

  Regulation

Since many of the products manufactured by the Company are medical devices, it is necessary for the Company to obtain Federal Food and Drug Administration ("FDA") permission prior to their marketing. Applying for permission can sometimes delay entry of certain products into the market place to the detriment of the Company.

In June, 1995, pursuant to an inspection of the facilities of the Company's subsidiary Aaron, the FDA issued a warning letter advising of federal good manufacturing practices ("GMP") deficiencies. The letter cited, among other things, the Company's failure (a) to follow its own complaint handling procedure to immediately review, evaluate investigate and document complaint; (b) to evaluate significant equipment changes in manufacturing processes and quality assurance tests; (c) to have and implement documented formal change control procedures for changes made to devices or manufacturing processes; (d) to have, follow and document conformance with appropriate written finished device test procedures assuring devices meet all finished specifications prior to distribution; (e) to have, follow and document conformance with written procedures for acceptance of components; (f) to conduct plan in periodic orders of the quality insurance and good manufacturing practice programs in accordance with written procedures; (g) to establish and implement adequate record keeping procedures. Until such deficiencies were removed the FDA indicated it was in no position to restore GMP standing to the Company or permit approval of any pending pre-market submissions by the Company.

On July 12, 1995, the FDA indicated that while the Company's response appeared adequate, further verification was needed before the FDA would be in a position to support the approval of any pending pre-market submissions, or related Export Certificates for the Company's products. After follow-up correspondence, on December 15, 1995, the FDA acknowledged that the Company's corrective action plan dated November 27, 1995, appeared adequate. However the FDA determined that it was necessary to set another evaluation date for May, 1996 to ascertain whether the Company was meeting GMP guidelines. This date has now been extended to August 30, 1996. Until the Company achieves GMP compliance, all new product development is being concentrated on products which do not require FDA approval. No assurance can be given that the Company will meet the federal GMP guidelines at the next evaluation date. If the Company fails to meet the guidelines, the Company may sustain adverse operational and business consequences in bringing existing and new products to market.

   Patents and Trademarks

The Company has a patent pending with respect to its new product, Omnifix 2000. No assurance can be given that a patent will protect the Company from duplication or infringement.

The Company owns a total of ten patents and other patents pending covering multiple products. Though some of these products are protected by patents, no assurance that competitors will not infringe the Company's patent rights or otherwise create similar competing products that are technically patentable in there own right.

Management believes that general and product liability exposures are adequately covered by insurance.



   Research and Development

The approximate amount expended by the Company on developing Omnifix 2000 and Aaron products during the years 1995 and 1994 inclusive of travel, professional services and related general and administrative expenses, total $121,900 and $47,200 on a pro forma bases, respectively. The Company has not incurred any direct costs relating to environmental regulations or requirements.

Although there is no formal R&D program or R&D department, the Company has been creating and developing products in-house, through the production and engineering departments of Aaron, and, on occasion, has developed products licensed from third parties utilizing the same departments.

   Employees

During most of 1994 An-Con had three employees, two officers and one secretary. In the fourth quarter of 1994 the company hired a chemist, and a laboratory technician, (now a consultant to the Company) to develop and market its OmniFix products. The Company also employs an unsalaried Vice-President for Far Eastern affairs. In January 1995 the Company acquired Aaron which presently has a total of 75 employees. These consist of 4 executives, 5 administrative, 5 sales, and 61 technical or factory employees.


SIGNIFICANT SUBSIDIARY - AARON MEDICAL INDUSTRIES, INC.

Pursuant to the Final Acquisition Agreement the shareholders of Aaron Medical Industries, Inc., a Florida corporation, agreed to exchange all of the outstanding shares of Aaron for shares of An-Con and upon issuance, the shares deliverable to Aaron shareholders would constitute 49% of an agreed amount of outstanding shares of An-Con Genetics, Inc. The Acquisition was consummated as of January 11, 1995 and the shares issuable to Aaron shareholders are issued in Escrow pending effectiveness of this Prospectus concerning the Company's offer of rescission as to the An-Con shares deliverable pursuant to the exchange of shares. The transaction with Aaron is accounted for as a purchase for financial accounting purposes and as of the date hereof, Aaron is a 100% wholly owned subsidiary of An-Con.

   Background of Aaron

Aaron Medical Industries, Inc., is a Florida corporation with offices and manufacturing facilities in St. Petersburg, Florida. It is principally engaged in the business of manufacturing and selling battery operated cauteries, specialty medical and commercial lighting instruments and electro-surgical devices through distributors to physicians and hospitals. Aaron is the successor to Sun-Key Medical Manufacturing, Inc., which filed a voluntary petition on March 10, 1989, under Chapter 11 of the Bankruptcy Act. The predecessor and an affiliate thereof, which also filed a petition on October 31, 1988, were consolidated into a single bankruptcy case due to the intimate and intertwined affairs of both corporations. On July 31, 1989, pursuant to a plan of arrangement (the "Plan") Sun-Key Medical Manufacturing, Inc. reorganized, acquired Key Technologies, Inc., and changed its name to Aaron Medical Industries, Inc. The Plan called for payment of secured creditors ($10,500), priority claims ($136,000) and unsecured creditors ($1,531,900). Secured creditors and priority creditors were paid in full and unsecured creditors received $.1156 for each dollar owed. Payments were to be made from operations. As of December 31, 1995, all creditors were paid in full.

The Company, through its subsidiary Aaron, manufactures and sells its products under its own label to more than 850 distributors worldwide. The Company has private label arrangements with health care buying groups and hospital supply companies.


                       PROPERTY

The Company has moved its executive offices to the Aaron facility located at 7100 30th Avenue N., St. Petersburg, Florida 33710-2902, during the first quarter of 1995. The Company's New York office is being maintained until at least January 31, 1997 when its current lease terminates. On February 28, 1995, a new two-year lease agreement was signed with the landlord of the Company's executive offices in Melville, New York requiring an annual rental payment of $24,000. Pursuant to the new lease, unpaid past rents of $54,200 were forgiven.

On March 8, 1993, Aaron entered into a five year operating lease agreement with minimum future rental payments for five years beginning on May 1, 1993 with annual rental payments increasing each year with appropriate increased square footage rented. The lease agreement also provided for an option to acquire the land and building under certain terms. The total minimum rental under the lease was $347,400 over the five year term.

On June 26, 1995 Aaron Medical Industries, Inc., exercised its option to purchase the land and building it presently occupies for $625,000. The purchase was financed as follows:

Cash                                   $ 47,000
Purchase Money Mortgage                                   500,000(a)
An-Con Shares
(60,000 X 1.30 per share)                78,000(b)
Total purchase price                        $ 625,000


(a) Payment of principal and interest at 10% payable monthly at $5,373.06 until July 1, 1998 when a balloon payment of $439,074.27 is due.

(b) The An-Con shares were provided by An-Con and are restricted for 2 years. The shares are being held in escrow pursuant to agreement. The agreement further restricts the release of the shares until the seller takes such action as is necessary to further investigate, define and remediate such contamination that exists on the property and is referred to in certain environmental reports pursuant to a Remedial Action Plan approved by the State of Florida Department of Environmental Protection (DEP) and any other appropriate agencies.


In January 1996, the State of Florida approved a Remediation Plan and work should begin in the 2nd Quarter of 1996.

Although no assessment can be made at this time as to the cost to the Company if the Seller does not complete the work required in the plan approved by the State of Florida, the Company has been advised that such cost will be approximately $125,000.

Two years from the date of Closing, if Seller and Guarantors have not defaulted under or been in breach of any of their obligations to Buyer, Buyer shall obtain and deliver to Escrow Agent additional shares of Stock if based upon the "Closing Market Price" of the Stock on the thirtieth day prior to such date, the escrowed shares shall have a value of not less than $78,000.00.


MATERIAL CONTACTS BETWEEN AN-CON AND AARON CONCERNING THE
ACQUISITION

Background

Prior to the initial contacts resulting in the Acquisition, the Board of Directors of An-Con consisted of Robert Speiser (CEO and Chairman) and Andrew Makrides (President) and the Board of Directors of Aaron consisted of M.P. O'Connell (CEO and Chairman)
J. Robert Saron (President), Louis Powell (director) and Paul Butler (director). On June 30, 1993, Mr. Speiser replaced Mr. O'Connell on Aaron's Board of Directors. Mr. Saron joined An-Con's Board in August, 1994. The following table sets forth the chronological status and changes to the respective management of both companies until the date of closing of the acquisition on January, 11, 1995.

From June 23, 1993 to June 30, 1993
               An-Con         Aaron

CEO - Director       Robert Speiser     Patrick O'Connell
President-Director    Andrew Makrides      Robert Saron
Director            --               Louis Powell
Director            --             Paul Butler


From June 30, 1993 to August 15, 1994

                    An-Con         Aaron

CEO - Director       Robert Speiser     Robert Speiser
President Director    Andrew Makrides      Robert Saron
Director             --            Louis Powell
Director             --            Paul Butler


From August 15, 1994 to January 11, 1995

                     An-Con          Aaron

CEO - Director      Robert Speiser Robert Speiser
President-Director   Andrew Makrides Robert Saron
Director         Robert Saron   Louis Powell
Director               --       Paul Butler


As of January 11, 1995 the combined company (An-Con) Board was as follows:

Robert Speiser 1990    CEO       An-Con An-Con Officer
Andrew Makrides        1982      President   An-Con    An-Con Officer
Robert Saron   8/94    Director  Aaron  Aaron Officer



See Management for status of current An-Con Board. Pursuant to request of a majority of the Board of Directors, Robert Speiser resigned as an officer and director of An-Con and Aaron in March, 1995. The Board of Directors of Aaron replaced Mr. Speiser on April 12, 1995, with the election of Andrew Makrides as director. See "Certain Transactions".



Acquisition Negotiations Between Principals

During the first quarter of 1993, discussions took place between Robert Speiser, Chairman and CEO of An-Con and M. Patrick O'Connell, CEO and Chairman of Aaron concerning the feasibility of An-Con acquiring Aaron on an exchange of shares. Mr. O'Connell was a former business acquaintance of Andrew Makrides, President of the Company, and the acquisition discussions resulted from prior contacts between Messrs. O'Connell and Makrides, wherein the possibility of acquisition arose.

The discussions concerning feasibility to combine centered on An-Con's ability to satisfy Aaron's need for capital and provide management for its operations and future growth and further provide future liquidity for Aaron's shares on the one hand, and Aaron's capacity to satisfy An-Con's need for products and operations. These discussions which ultimately resulted in the initial March 31, 1993 Agreement, as amended, June 10, 1993, were held exclusively between Messrs O'Connell and Speiser with concomitant further discussion with their respective Boards of Directors. Mr. O'Connell resigned his position as CEO and director of Aaron on June 30, 1993 and was replaced by Robert Speiser as CEO and Chairman of the Board of Aaron. Mr. Saron joined An-Con's Board in August, 1994. Mr. Speiser continued to negotiate (on behalf of An-Con) with Robert Saron, President of Aaron, thereafter until Mr. Speiser resignation in March, 1995. Mr. Makrides then continued negotiations on behalf of An-Con with Robert Saron as to the additional amendments of the Acquisition Agreement. Except as heretofore stated the company remained the same until execution of the Final Acquisition Agreement, as amended. No outside assistance was utilized with respect to determining the exchange terms.


               THE ACQUISITION AGREEMENT

Chronology of Events Leading to the Final Acquisition Agreement

At the inception, discussions focused upon Aaron's desire for an equal representation on the board of the combined entity; equal ownership of shares by the shareholders of each respective entity on a 50-50 basis (with the exception of shares issued by the Company for funding purposes which shares were not to be included in the 50-50 calculation); Aaron's name was to be retained on its products; any An-Con shares deliverable to Aaron shareholders were to be restricted for two years; An-Con would reverse split its shares to enable it to complete the acquisition and to privately raise capital to help fund Aaron. The discussions did not include the attribution of any particular value to Aaron or Company stock and usually involved the percentage to be allocable to Aaron shareholders. At the time of the initial negotiations An-Con's shares were trading at a price of approximately $.30 per share (without giving effect to the later 1 for 15 reverse stock split which occurred January 6,
1994) on the NASD Bulletin Board. Aaron was a private company and Aaron's shares were never traded in the marketplace. Unrelated transactions in Aaron's shares during 1993 were recorded on Aaron's books at $.11 per share. The aforesaid discussion culminated in the initial informal agreement between An-Con and Aaron for the acquisition of Aaron on March 31, 1996, which was later amended on June 10, 1993.

In June, 1993, officers, directors and affiliates owned and/or controlled a total of 2,298,368 shares of Aaron or 44% of the outstanding shares of Aaron. In June, 1993, Management of Aaron, with the full knowledge of An-Con management, after approving and indorsing the agreement, immediately solicited its shareholders to approve the March 31, 1993 agreement, as amended. No registration statement had been filed or made effective by An-Con with the Securities and Exchange Commission, nor was any proxy statement (reviewed by the securities and Exchange Commission) provided to Aaron shareholders. The shareholders solicited voted in favor of the acquisition as set forth in the agreement of March 31, 1993, as amended June 10, 1993. At such June meeting, 73.18% of the outstanding shares present in person and by proxy approved, and one dissenting shareholder representing 36,600 shares disapproved. The notice of special meeting, as amended, and proxy also failed to apprise the shareholders of their rights of appraisal under Florida law. Florida is the state of incorporation of Aaron. (See "Rescission Offer - State Blue Sky Laws").

On June 30, 1993 Robert Speiser, Chairman of the Board of An-Con was elected by the Board of Directors of Aaron to be a replacement director for M. Patrick O'Connell, the former chairman who resigned at the request of the Aaron Board. Mr. Speiser also filled Mr. O'Connell's position as Chairman of the Board of Directors and CEO of Aaron. Although Mr. Speiser was Chairman and CEO of Aaron, he was only one of four members of the Board of Aaron, which Board controlled Aaron until January 11, 1995.

From June, 1993 onwards, Mr. Speiser represented An-Con in all acquisition discussions and Robert Saron represented Aaron. Each conferred with the respective boards of each Company (Mr. Speiser abstaining on all Aaron Board votes pertaining to the negotiations for the acquisition). Mr. Saron and his family together with Messrs. Butler and Powell (co-directors of Aaron) effectively controlled Aaron with respect to matters involving negotiations with An-Con after June, 1993 until closing in January, 1995. Except for Mr. Saron who went on the Board of An-Con and Mr. Makrides who is now on the Board of Aaron, there were never any plans to merge the management of both entities.

On May 18, 1994, at a Special Meeting of Shareholders, a change of the terms of the proposed formal agreement (which were approved and indorsed by management) were submitted to and approved by shareholders to provide a condition that if An-Con failed to provide one million dollars in cash or other funding to Aaron it would constitute a default under the agreement. A total of 77.2% of the outstanding shares of Aaron were voted, and all those voting in person or by proxy, approved, and no shares dissented.
It was later determined by management of both companies that since An-Con could not provide the funding until completion of the acquisition, An-Con would have 12 months after completion of the acquisition to raise $1,000,000 for Aaron. If it failed to do so, such default would result in Aaron shareholders receiving a greater percentage of shares (up to 80% of the total outstanding shares of An-Con). If An-Con provided some but not all of the funds or funding, then the percentage of shares deliverable to Aaron shareholders would be reduced commensurately from the 80% figure. This condition, which was approved and indorsed by management; was submitted to and approved by shareholders of Aaron at a special meeting of shareholders on August 15, 1994 at which 83.25% of the outstanding shares of Aaron were voted, and all of such shares present in person or by proxy (100% of those voting), approved of the change in terms and affirmed the acquisition.

On January 11, 1995, a formal agreement with Aaron, containing the aforementioned changes in terms, was executed and the exchange of shares was concluded IN ESCROW pending the filing and effectiveness of a registration statement covering the An-Con shares deliverable to Aaron shareholders (3,399,096 shares). On that date, the shares deliverable to Aaron shareholders were issued and delivered IN ESCROW to Delton Cunningham as Escrow Agent for the benefit of Aaron Shareholders and Aaron shareholders' shares were delivered to the Company.

Pursuant to resolutions of the respective Boards of Directors of An-Con and Aaron, on April 15, 1995, the Acquisition Agreement was amended and restated to delete the condition that An-Con raise $1,000,000 for Aaron and was further amended to change the condition to a covenant by An-Con to provide funding of $1,000,000 to Aaron. In November, 1995, pursuant to the resolutions of the respective boards of directors of An-Con and Aaron and pursuant to the advice of counsel, the contingency requiring Aaron to make net income of 10% of its revenues in 1994 or 1995 in order to receive 49% equity (3,399,096 shares) was deleted. In addition An-Con's covenant to provide $1,000,000 in funding for Aaron was also deleted at that time. Accordingly, all conditions to the agreement were removed except the stipulation that the shares issuable to Aaron shareholders were to be registered with the Securities and Exchange Commission prior to delivery from escrow. In November, 1995, the final amendment to the Acquisition Agreement was executed and constitutes the Final Acquisition Agreement between the parties.

Given the progress and growth of the combined companies, the respective Boards of Directors never considered unwinding the initial acquisition agreement.

Final Acquisition Agreement

The Final Acquisition Agreement, as amended, provides simply for an exchange of 3,399,096 shares of Common Stock of An-Con for all of the outstanding shares of Aaron. There are no conditions to the exchange except that the shares deliverable to former Aaron shareholders, which are presently held IN ESCROW by Delton Cunningham CFO of An-Con (and Aaron), are deliverable upon effectiveness of this prospectus. The Final Acquisition Agreement further provides that the An-Con shares deliverable to former Aaron shareholders are deemed restricted shares and will become eligible for sale in the marketplace on January 11, 1997. See "Certain Transactions".

        POSSIBLE VIOLATIONS OF SECURITIES LAWS

    At the time of the negotiations, Aaron had in excess of 100 shareholders. Pursuant to the federal securities laws and the Blue Sky Laws of most states, the exchange offer by An-Con should have been made only pursuant to and the subject of an effective registration statement filed with the Securities and Exchange Commission in addition to being registered or qualified under the Blue Sky Laws of the respective states of residence of the Aaron shareholders. Neither An-Con nor Aaron filed a registration statement with the Securities and Exchange Commission prior to the solicitation of Aaron shareholder nor were any An-Con shares registered or qualified in any states prior to the exchange of shares.

Prior to An-Con filing and/or making effective a registration statement with the Securities and Exchange Commission, Aaron mailed a Notice of Special Meeting and amended proxy to Aaron shareholders for a Special Meeting to be held on June 21, 1993 seeking approval of the terms of Acquisition Agreement which were presented to the shareholders at the meeting. The members of the Aaron Board of Directors at the time of the execution of the agreement with An-Con were M.P. O'Connell, J. Robert Saron, Paul Butler and Louis F. Powell. Since An-Con was aware that the shareholders of Aaron were being solicited, such may be deemed tantamount to an offer by An-Con of its shares to Aaron shareholders without having effected a registration statement prior thereto and such act may have possibly violated the Securities Act of 1933.

Furthermore, the shareholders of Aaron were not given the opportunity to approve or disapprove of the changes to the agreement which were effected after the exchange of shares
(January 11, 1995) in April and November, 1995, and such failure to submit same to shareholders may constitute an additional basis for this rescission offer.

Determination to Offer Rescission

It was determined that to seek a vote of shareholders to either ratify the agreement or otherwise unwind the transaction would be inappropriate. Since the condition of the combined companies had so materially changed from that of the date of the exchange of shares (January 11, 1995) the option of ratifying the agreement or unwinding the transaction would not be deemed fair to shareholders of either company, and a rescission offer (offering the value of the consideration paid by former Aaron shareholders) was deemed a more appropriate remedy for the possible violations of the securities laws.




        RECOMMENDATION OF MANAGEMENT OF AN-CON
           AND AARON AS TO RESCISSION OFFER

The respective Boards of Directors of Aaron and An-Con have unanimously determined that it is in the best interests of the former shareholders of Aaron to reject the Rescission Offer of An-Con based upon, among other things, the perceived future potential of the business of An-Con (and its subsidiary Aaron) and the present market value of An-Con Common Stock.

                 THE RESCISSION OFFER

The Company has undertaken this Rescission Offer voluntarily in order to attempt to rectify the effect of possible violations resulting from the offer and sale of the Company's shares in exchange for the shares of Aaron on January 11, 1995, without effectuating a registration statement with the Securities and Exchange Commission prior thereto. The Company had previously attempted to rectify the foregoing by placing the shares in escrow for the benefit of the Aaron shareholders until a registration statement could be effectuated. However, it has been determined by the Board of Directors of the Company with the agreement of management of Aaron that it is in the best interest of former Aaron shareholders that the rescission offer to purchase all the An-Con shares (exchanged for the Aaron shares) be made by the Company at a price of $.392 per share (See "Valuation of Aaron for Rescission Purposes").

A total of 5,960,042 outstanding shares of Aaron valued at $.22 per share on January 11, 1995, were exchanged on that date for 3,399,096 shares of Common Stock of An-Con, which An-Con shares had an equivalent value of $.392 per share as of the date of the exchange. Accordingly Aaron shareholders received .57 shares of An-Con for each share of Aaron surrended. The An-Con shares exchanged for Aaron shares are presently held in escrow pending delivery to former Aaron shareholders upon effectiveness of this prospectus. If a shareholder fails to respond, such failure to respond shall be deemed an acceptance of the Company's Rescission Offer and such shares shall be repurchased by the Company at a price of $.392 per share.

The Company is requesting that each shareholder offeree either accept or reject the rescission offer by executing a form which will be forwarded with this prospectus. Once a shareholder makes his choice to accept or reject the Rescission Offer and returns the form to the Company, such decision will be deemed effective and irrevocable. If such decision is to accept the Rescission Offer, such decision will be irrevocable upon receipt and acceptance by the Company for a period of 180 days from the date of this prospectus; after such period, if he is not yet paid in full, a rescission offeree may revoke his acceptance of the rescission offer and take such steps including commencing suit for the amount due in order to hasten payment and to preserve his rights before the expiration of any relevant statute of limitations. If a shareholder fails to exercise his choice and does not return the form within 30-days after receipt, the Company will deem it an acceptance of the Rescission Offer and such shareholder's shares shall be purchased by the Company at a price of $.392 per share. In either event, rescission offeree shareholders may still have rights under federal and/or state laws to later sue for the consideration paid plus interest.

As of March 31, 1996, the Company had cash of $80,400, which would not be sufficient if all shareholders were to exercise their right to rescind for their purchase price, plus interest (which is state mandated). Subject to availability of funds, rescinding shareholders are expected to be paid upon completion of the Company's offering pursuant to a Companion Prospectus intended to take place following the Rescission Offer. Should the number of shares rescinded be substantial and sufficient funds do not become available to the Company to pay rescinding shareholders in full from the sale of stock in the Companion Prospectus, the Company will make pro-rata payment to rescinding shareholders and may be forced to seek alternative forms of financing in the form of private financing or bank or institutional financing. If there are insufficient funds available, the rescinding shareholders will be reimbursed pro-rata to the extent of available funds, after funds required for operations, until additional funds become available. No assurance can be given that such alternative financing, if required, will be available, or if available, that it will be available on terms favorable to the Company. In the absence of financing the Company will utilize funds from operations, if any, to meet any remaining unfulfilled obligations to rescinding shareholders.

Until paid in full by the Company, rescinding shareholders will be deemed to be general creditors and shall retain their interests in the shares of the Company as a form of security for payment; however they will otherwise maintain all rights as shareholders of the Company including voting rights until such time as they are paid in full and all such stock is redeemed. (The escrow agent will independently seek the votes of any former Aaron shareholder in the event of a special or annual meeting of shareholders of An-Con or annual meeting of shareholders of An-Con in the interim.) In addition, the Company intends to issue a non-negotiable "Acknowledgment of Indebtedness" acknowledging the principal amount owing to the rescinding shareholder plus statutory interest (as mandated by the state of residence of the rescinding shareholder) to any rescinding shareholder who is not paid within 30 days after completion of the Rescission Offer. This Acknowledgment of Indebtedness will then be surrendered with the stock certificate (or stock interest of the rescinding shareholder) at the time of payment by the Company.

Rescinding shareholders who are non-affiliates and who are not paid within 180 days, may sell their shares in the open market and if there remains a balance due, they shall remain creditors of the Company for such amount. In the event rescinding shareholders who are affiliates are not paid in full by the Company within 180 days of the date of this prospectus, then such affiliated shareholders may (a) utilize any exemption under the federal securities law, if available, to sell their shares (or balance of shares remaining) and if the proceeds thereof are less than the amount payable pursuant to the Rescission Offer, such shareholders shall remain creditors of the Company and each will receive a replacement Acknowledgment of Indebtedness for the balance remaining; and/or (b) choose to commence suit for the amount of indebtedness in order to hasten payment and to preserve their rights before the expiration of any relevant statute of
limitations.   Upon sale of any shares pursuant to (a) above,
each selling shareholder will be required to deliver the Acknowledgment of Indebtedness pending such sale, and, if the proceeds of sale are less than full payment of the amount due under the Rescission Offer, a new Acknowledgment of Indebtedness will be issued for the balance and delivered to the rescinding shareholder. In addition, as a condition to payment in full by the Company, the Acknowledgment of Indebtedness must be relinquished to the Company prior to such payment in full.

See "Material Contacts Between An-Con and Aaron Concerning the
Acquisition" for facts surrounding the Company's offering which culminated in the Company's decision to make the Rescission
Offer.

Valuation of Aaron for Rescission Purposes

Former Aaron management was asked to determine for Rescission purposes the value of the Aaron shares acquired by the Company. Management of Aaron, in the person of Delton Cunningham CFO, who is also a former shareholder of Aaron (now also CFO and a shareholder of An-Con) in consultation with Bloom & Co., independent Certified Public Accountants, review the reasonableness of the procedures applied by the directors in valuing such securities and inspected the appropriateness of the underlying documentation in determining the valuation of Aaron for rescission purposes. Over the past 5 years, Bloom & Company has served as a consultant and/or evaluator in various business transactions involving mergers and acquisitions and/or asset sales aggregating over $35,000,000. The professional staff of Bloom & Company who were consulted regarding methods of evaluation and appropriate documentation includes a professor of finance having a doctorate in Business Economics who has been teaching at a State University of N.Y. for the past 20 years, and two CPA's who have been involved as consultants and/or evaluators in several acquisitions and purchasers of businesses over the past 25 years.
Since the transaction closed on January 11, 1995, both companies agreed to utilize December 31, 1994 as the date for valuation purposes. No other outside source was used for valuation purposes. There has been no independent appraisal or fairness opinion sought or given with respect to valuation of Aaron shares.

Although Mr. Cunningham was charged to make a fair appraisal, due to his capacity as an officer of An-Con and Aaron, an inherent conflict of interest existed.

Management next determined that the value of Aaron as a going concern would be a more viable approach to valuation than the value of the consideration offered in exchange by An-Con, i.e., the market price of An-Con shares. Multiplying the number of An-Con shares exchanged with their market price ($1.25 on January 11, 1995) would have provided a straight forward approach to valuing the assets of Aaron. However, historically, the volume of transactions in An-Con's shares has been very limited in relation to the number of outstanding shares, and the share prices have been highly volatile with the lowest price during the period January, 1993 to September, 1995 being $1.00. An analysis was done of the volume and price of An-Con shares traded, for the period January, 1993 through the second quarter of 1995. The average volume of shares traded each month by investors was 8,863, 54,450 and 80,892 for the periods 1993, 1994 and for the first six months of 1995, respectively. The price of the shares generally fluctuated between 4 3/8 in the early part of 1993 (giving effect to the 1 for 15 reverse stock split in January, 1994) and 1, with the closing bid being 1 1/4 on January 11, 1995, the date of exchange of shares. It is not clear what price or weighted average of historical prices would best represent the market price in the current transaction which involves an extremely large block of An-Con shares (44% of total).

The only large private placement transaction in An-Con's shares took place in 1994, under special circumstances. In this transaction 666,667 shares of An-Con were sold for $1 million (1.50 per share) to a foreign investor. Among other conditions, the contract included the provision that the Company should assist the foreign investor to secure U.S. residency. The value of the consideration received by the foreign investor, in addition to the ownership of An-Con shares, makes the actual price paid for An-Con shares unclear. Thus, the price used in that transaction can not be used to value the purchase of Aaron's shares.

According to Accounting Standards, Current Text, if the quoted market price is not the fair value of (An-Con) stock, the value of the consideration received (by Aaron shareholders) shall be estimated even though measuring directly the fair values of assets received (An-con Stock) is difficult.

The present values (and where necessary, adjusted values explained below) of amounts to be received were determined at the appropriate current interest rate of 12%. The rate of 12% represents the cost of capital, and which is the State of Florida's legal interest rate from January 11, 1995 that former Aaron shareholders, most of whom are Florida residents, will receive if they exercise their right in favor of rescission.

The following table indicates the book values and present values assigned the assets and liabilities of Aaron on December 31, 1994. (The valuation date of the purchase.)

                                Aaron    Present
                  Method       Balance    Value
                of Valuing      Sheet   Assigned
                (see note)  Presentationto purchase
Cash             Present value  $138,900    $138,900
Accounts Receivable (A)          498,400     491,000
Notes receivable    Present value     63,900        63,900
Inventories
  Raw Materials     (B)          327,200     327,200
  Finished goods    (B)           81,400      85,600
  Work in progress  (B)           81,600      83,700
Property, plant
 and equipment(C)   Adjusted Value 452,200         452,200
Tax asset          Present value   366,600         366,600
Valuation allowance Present value   (366,600)     (366,600)
Patents(D)         Adjusted Value   16,500          16,500
Deposits           Present value    18,000          18,000
Total assets                1,678,100   1,677,000

Current Liabilities (G)         (461,000)  (454,500)
Loan - An-Con      Present value  (190,600)       (190,600)
Capital lease      Present value  ( 36,000)       ( 36,000)

Net asset value             $   990,500   $ 995,900
Goodwill determined(F)                     $335,800


Because of the relatively large size of Aaron's current assets and the recent replacement of a large portion of the Company's equipment, Aaron's management believes that the most straightforward approach to valuing Aaron is to utilize and adjust the information provided by the balance sheet of the Company.

     (A) The present value of accounts receivable of $498,400 was determined to be $491,000. The present value was computed using 12% annual interest rate (Florida's legal interest rate) and an average collection period of 45 days. The average collection period of 45 days represent the actual collection experience in 1994 and 1993. The allowance for uncollectibility and collection costs were determined to be not material. The accounts receivable of $498,400 was fully collected in 1995.

    (B) The average time required for the sale of inventories and the collection of sales proceeds is estimated to be 56 days. The present value assigned to finished goods was determined by adding a net profit margin of 7% to the cost of finished goods and discounting the amount obtained at an interest of 12%, over a period of 56 days. The net profit margin of 7% represents the difference with gross profit margin on cost of goods sold of 57% and the disposal cost of 50%. The gross profit margin and disposal cost ratios represent average percentages of gross profit and disposal costs for the years ended December 31, 1994 and 1993.

The semi-finished goods were approximately 50% complete and their values were obtained utilizing the same methods as used for finished goods.

Raw materials were valued at current replacement cost. Because of the recent acquisition of these materials, the book value of raw materials was assumed to equal their replacement cost.

    (C) The $452,200 book value of the equipment includes
$287,400, and $103,000 of equipment purchased in 1994 and 1993.
Substantial recent acquisitions of equipment makes it possible to use the net book value of the equipment as an estimate of the replacement cost.

    (D) Since the Company patents are on average 9-10 years old and the cash flows from these patents are not expected to be substantial. The present value of the cash flows, over an economic life of 5 years, were estimated to be at least equal to the book value of $16,500. The present value of any additional cash flows is included in the computation of the goodwill.

    (E) The present value of accounts payable of $461,000 was determined to be $454,500. The present value was computed using 12% annual interest rate and an average collection period of 43 days. The average collection period of 43 days represents the actual payment experience in 1994 and 1993.

         (F) Management also determined that a fair valuation of Aaron had to include a value for goodwill. The value of goodwill is the difference between the market value of Aaron and the sum of the market values of individual assets. Since the market value of Aaron can only be approximated, the amount of goodwill is estimated indirectly, by comparison with public companies in the same industry.

    The value of goodwill is the equally weighted average of the estimates obtained using various methods. The amount of goodwill was estimated to be $335,800 which was computed as follows:

     Methods               Market Value
                          Asset  Goodwill

(i)  Market to book value     $ 2,103,800 $ 335,700
(ii) Capitalization of
     weighted earnings  2,003,800 325,700
(iii)Capitalization of 1994
     earnings           1,989,400 311,300
(iv) Price/weighted earnings    2,036,100   358,000
(v)  Price/1994 earnings        2,026,400   348,300

Average               $ 2,012,800$ 335,800

    (i) Market to book value. This method involves determining the market value of Aaron by multiplying the book value of Aaron assets by the ratio of market to book value of a similar public company.

The market price to book value multiples were computed for several public companies in the same industry, including Biomet, Boston Scientific, Stryker, US Surgical, Bard, Becton and Maxxim, for 1994. The market to book value multiples ranged from 1 to 5. The ratio of 1.2 for Maxxim was selected for computing the market value of Aaron. The products of Aaron and Maxxim are most comparable and as a closely held small company, with a history of loss, Aaron's shares do not possess the liquidity and relatively lower risks of the high market to book value public companies. A market value of $2,103,700 was obtained by multiplying the ratio of 1.2 with the book value of Aaron's assets, $1,677,100.

The goodwill of $335,700, which was computed utilizing this method, represents the difference of the market value of $2,013,800 and the value of specific assets of $1,678,100.

   (ii) Capitalization of weighted earnings. The method involves dividing weighted average of annual earnings, before interest and tax, by a capitalization rate that represents the weighted average of the cost of debt and return on equity.

Weights of 40% 30%, 20% and 10% were assigned to the earnings of 1995, 1994, 1993, and 1992 respectively to place greater emphasis on more recent earnings. The weighted average of earnings before interest and tax of $320,000 was obtained.

Assuming the continuation of the current target capital structure policy of 1/3 debt and 2/3 equity, 12% the cost of debt, and 18% cost of equity, a capitalization ratio of 16% was obtained.

By capitalizing the weighted average earnings of $320,600 at 16%, the value of the assets and goodwill were determined to be $2,003,800 and $325,700, respectively.

(iii) Capitalization of 1994 earnings. This method involves dividing the earnings, before interest and tax for 1994, by the capitalization rate, which represents the weighted average of the cost of debt and return on equity.

The amount of goodwill was estimated by capitalizing 1994 earnings of $318,300, at the weighted average capitalization rate of 16% (see item (ii)). The value of assets and goodwill were estimated at $1,989,400 and $311,300, respectively.

(iv) Price-earnings ratio and weighted average annual earnings. Price earnings ratio of a comparable company is multiplied with the weighted average annual after tax earnings of the Company to obtain an estimate of the market value of the stockholders' equity. The market value of the Company's liabilities are added to the stockholders' equity to obtain the total value of the assets.

In 1994, the price earnings ratios for various public companies, in the same industry, ranged from those showing a loss to 21 times. Because of the past losses, greater risks, and lower liquidity of the shares of a closely held corporation, a price earning ratio of 6.5, approximately equal to 1/2 of the ratio for Becton, a public company with the relatively low price earning ratio of 12.9, and 40% of the 1994 industry average of 16, was selected.

Assuming a long term tax rate of 35%, weighted average after tax earnings of $208,400, and a price earning ratio of 6.5, the market value of the stockholders equity, the Company assets, and the goodwill were determined to be $1,356,000, $2,036,100, and $358,000 respectively.

    (v) Price-earnings ratio and 1994 annual earnings. As determined in (iv) above the price earnings ratio of a comparable company was multiplied by the 1994 after tax earnings before interest of the Company. With after tax and before interest earning of $207,800, for 1994, and a price earnings ratio of 6.5, the market value of the stockholders' equity, assets and the goodwill of the Company are determined to be $1,345,200, $2,026,400 and $348,300 respectively.

Accordingly, by adding the estimated market value of the assets as determined above $995,900 to the goodwill $335,800, the value assigned the Aaron purchase was determined to be $1,331,700. This value when divided by the total number of An-Con shares issued in the exchange 3,399,096 shares amounts to $.392 per share.

State Blue Sky Laws

The Company did not make any filings for qualification or for exemption from qualification of the shares exchanged in any states in which Aaron shareholders resided. Most states require that before securities are offered or sold to their residents, the securities must be either qualified for sale or exempt therefrom. For purposes hereof, no exemptions to the Blue Sky Laws have been assumed to have existed in the states of residence of the Aaron shareholders at the time of the exchange of shares. Accordingly, in addition to possible violation of the federal securities laws, State Blue Sky Laws of the states of residence of Aaron shareholders may have been violated. Management intends to remedy these possible violations through this Rescission Offer.

An analysis of the shareholders list of the former shareholders of Aaron indicates that the former shareholders reside in a total of thirteen states: California, Connecticut, Florida, Hawaii, Illinois, Indiana, Massachusetts, Nevada, New York, New Jersey, North Carolina, South Carolina, Pennsylvania. There follows a recitation of the relevant statutes and laws of each of the states in which the offeree shareholders reside and the remedies to which they are entitled under the laws of their respective states, including the rate of interest mandated by statute of the state of residence of each rescission offeree. Counsel has advised the Company that generally, the state remedies available consist of a right to institute an action at law for an amount equal to the consideration paid plus interest. The various states have varying statutes concerning the period during which such an action may be instituted ("statute of limitations"). Unless otherwise specifically stated in the respective state statute, no assurance can be given that the statutes of limitations will permit additional actions by shareholders notwithstanding their refusal to accept the Rescission Offer. However, although no assurance can be given, if a shareholder accepts the Rescission Offer and receives payment by the Company, the accepting shareholder may have then received the full remedy available under both state and federal law insofar as it relates to their acquisition of the Company's shares.

The Company currently intends to make this Rescission Offer to all applicable former Aaron shareholders. The requirements for this Rescission Offer vary from state to state, and the Company may not be able to comply or may find it is not practicable or advisable to comply with the requirements of each and every state. Some states have requirements which preclude Rescission Offers unless such are made to all shareholders. In the instant case, the Rescission is being made only to those An-Con shareholders who were formerly Aaron shareholders. The Company reserves the right not to make this Rescission Offer in any state where the Company in its sole discretion determines it is not legally possible or it is not practical or advisable for the Company to qualify the Rescission Offer and/or otherwise make this Rescission Offer in that state. In such eventuality such shareholder shall have the option to keep his shares of An-Con or seek redress in the courts of his respective state of residence. Where the Rescission Offer is required to be qualified in any state and the Company fails to so qualify it in such state, the Aaron Shareholder residents thereof may continue to have rights of Rescission under such state laws even though they reject the Company's current Rescission Offer. In such event, the Company may be required to maintain a liability on the Company's records for amounts represented by the number of shares held by Aaron shareholder residents of such (non-qualified) states, until the state's Statute of Limitations has run. Although no assurance can be given, Management is not aware of any state of residence of any Aaron shareholder which offers redress to any former Aaron shareholder in an amount in excess of what is being offered pursuant to the Rescission Offer.

    California

Sec. 25110 of the California Corporate Securities Law provides generally that it is unlawful for any person to offer or sell a security in the State of California in an issuer transaction unless such sale has been qualified . . . or unless such security or transaction is exempted under the Act.

Sec. 25503 of the California Corporate Securities Law 25503 - states, in pertinent part:

"Any person who violates 25110, . . . shall be liable to any person acquiring from him the security sold in violation of such section, who may sue to recover the consideration he paid for such security with interest thereon at the legal rate, less the amount of any income received therefrom, upon the tender of such security, or for damages, if the plaintiff no longer owns the security, or if the consideration given for the security is not capable of being returned. Damages, if he no longer owns the security shall be equal to the difference between (a) his purchase price plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received by plaintiff.

    Damages, if the consideration given for the security is not capable of being returned, shall be equal to the value of that consideration plus interest at the legal [7% per annum] rate from the date of purchase, provided the security is tendered; and if the plaintiff no longer owns the security, damages in such case shall be equal to the difference between (a) value of the consideration given for the security plus interest at the legal rate on the date of purchase; and (b) value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff. . ."

Sec. 25507. Time limit on action- Qualification violations.
Section 25507 states in pertinent part ...

"(b) No buyer may commence an action under Section 25503 ... if, before suit is commenced, such buyer shall have received a written offer approved as to form by the commissioner (1) stating the respect in which liability under such section may have arisen, (2) offering to repurchase the security for a cash price payable upon delivery of the security or offering to pay the buyer an amount in cash equal in either case to the amount recoverable by the buyer in accordance with Section 25503, or, offering to rescind the transaction by putting the parties back in the same position as before the transaction, (3) providing that such offer may be accepted by the buyer at any time within a specified period of not less than 30 days after the date of receipt thereof unless rejected earlier during such period by the buyer, (4) setting forth the provisions of this subdivision (b), and (5) containing such other information as the commissioner may require by rule or order, and such buyer shall have failed to accept such offer in writing within the specified prior after receipt thereof."

"(c) The commissioner may by rule or order impose as a condition to approval of an offer under subdivision (b) of this section, if the commissioner finds such action is necessary and appropriate for the protection of investors."

The Company has filed an application with the Securities Division of the California Department of Corporations for approval of the Rescission Offer. Such application included a special form of letter (drafted to specifically comply with the terms and conditions of the statutes of the State of California). California residents may receive a different "form" of Rescission Offer but such offer will essentially contain the same terms and conditions as are being offered to all Aaron shareholders. No assurance can be given that the Company's application will be approved by that state. If the application is not approved, then the Company's Rescission Offer may not extinguish the rights of former Aaron shareholders who are residents of California (a total of 4 shareholders) regardless of whether they accept or reject the Company's Rescission Offer until the California Statute of Limitations expires. See "State Blue Sky Laws - Possible Uncertainty as to State Blue Sky Law Liability" and "State Statutes of Limitation".

Connecticut

The Connecticut Uniform Securities Act states in pertinent part:

Sec. 36-b-16. Registration of security prior to offer or sale required-Exemption. No person shall offer or sell any security in this state unless (1) it is registered under sections 36b-2 to 36b-33, inclusive, or (2) the security or transaction is exempted under section 36b-21.

Sec. 36-b-29. Buyer's Remedies. (a) Any person who: (1) Offers or sells a security in violation of ... section ... 36b-16 ... is liable to the person buying the security, who may sue either at law or in equity to recover the consideration paid for the security, together with interest at eight per cent per year from the date of payment, costs and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security.

"(a)   Any person who:  Offers or sells a security in violation
of 36-b-29. . . is liable to the person buying the security from him, who may sue either at law or in equity to recover the consideration paid for the security, together with interest at eight percent per year from the date of payment, . . .upon the tender of the security, or for damages if he no longer owns the security."

(g) No person may bring an action under subsection (a) of this section: (1) If the buyer received a written offer, before suit and at a time when he owned the security, to refund the consideration paid together with interest at six per cent per year from the date of payment, less the amount of any income received on the security, and he failed to accept the offer within thirty days of its receipt,...

Upon effectiveness of the prospectus or immediately prior thereto, the Company will file a coordination application to coordinate the prospectus with the Blue Sky Law of the State of Connecticut.

    Florida

The Florida Securities and Investor Protection Act states, in pertinent part:

Sec. 517.07 generally provides that no securities except exempt securities or exempt transactions as defined under the Act shall be sold or offered for sale within the state of Florida unless such securities have been registered under the Act.

Sec. 517.211. "Every sale made in violation of . . . 517.07 . . may be rescinded at the election of the purchaser; and the person making the sale and every director, officer, partner, or agent who personally participated or aided in making the sale, is jointly and severally liable to the purchaser in an action for rescission, if the purchaser still owns the security, or for damages if the purchaser has sold the security. No purchaser otherwise entitled will have the benefit of this subsection who has refused or failed, within 30 days of receipt, to accept an offer made in writing by the seller, if the purchaser has not sold the security, to take back the security in question and to refund the full amount paid by the purchaser; or, if the purchaser has sold the security, to pay the purchaser an amount equal to the difference between the amount paid for the security and the amount received by the purchaser on the sale of the security, together, in either case, with interest on the full amount paid for the security by the purchaser at the legal rate [12% per annum] . . . for the period from the date of payment by the purchaser to the date of repayment, less the amount of any income received by the purchaser on the security."

The Blue Sky Law of the State of Florida does not require any independent filing by the Company with respect to its Rescission
Offer covered by this prospectus.

    Hawaii

    The Hawaii Uniform Securities Act states in pertinent part,

Sec. 485-8. Registration of Securities. It shall be unlawful for any person to sell or offer to sell any security ... unless sold or offered in any transaction exempt ... in the State unless the security has been registered by notification or by
qualification....

Sec. 485-20. Remedies. (a) ... Every sale made in violation of this chapter shall be voidable at the election of the purchaser; and the person making the sale and every director, officer, or agent has personally participated or aided in any way in making the sale, shall be jointly and severally liable to the purchaser in an action at law in any court of competent jurisdiction upon tender of the securities sold or of the contract made for the full amount paid by the purchaser, with interest, together with all taxable court costs (and reasonable attorney's fees);... provided that no purchaser otherwise entitled shall claim or have the benefit of this section who has refused or failed within thirty days from the date thereof to accept an offer in writing of the seller to take back the security in question and to refund the full amount paid by the purchaser, together with interest (at the rate of 10% per annum) on the amount for the period from the date of payment by the purchaser down to the date of repayment....

The State of Hawaii requires notification in writing by the Company advising of the Rescission Offer together with a copy of the form of Rescission Offer. Upon effectiveness of this prospectus, the Company will file the foregoing with the Securities Commissioner of the State of Hawaii.

    Illinois

The Illinois Securities Law states in pertinent part, the following:

Sec. 5. Registration of Securities. "All securities except those exempt under Section 3 or those offered or sold in transactions exempt under Section 4 or this Act...shall be registered either by coordination or by qualification, as hereinafter in this section provided, prior to their offer or sale in this state."

Sec. 13. Private and other Civil Remedies; Securities.

    A. Every sale of a security made in violation of the provisions of this Act shall be voidable at the election of the purchaser exercised as provided in subsection B of this Section; and the issuer...liable to such purchaser...for the full amount paid, together with interest from the date of payment for the securities sold at the rate of the interest or dividend stipulated in the securities sold (or if no rate is stipulated, then at the rate of 10% per annum) less any income or other amounts received by such purchaser on such securities, upon offer to tender to the seller or tender into court of the securities sold or, where the securities were not received, of any contract made in respect of such sale, or

    (2) if the purchaser no longer owns the securities, for the amounts set forth in clause (1) of this subsection A less any amounts received by the purchaser for or on account of the disposition of such securities.
                          ...
    C. No purchaser shall have any right or remedy under this Section who shall fail, within 15 days from the date of receipt thereof, to accept an offer to repurchase the securities purchased by him or her for a price equal to the full amount paid therefor plus interest thereon and less any income thereon as set forth in subsection A of this Section. Every offer of repurchase provided for in this subsection shall be in writing, shall be delivered to the purchaser or sent by registered mail or certified mail, return receipt requested, addressed to the purchaser at his or her last known address, and shall offer to repurchase the securities sold for a price equal to the full amount paid therefor plus interest thereon and less any income thereon as set forth in subsection A of this Section. Such offer shall continue in force for 15 days from the date on which it was received by the purchaser, shall advise the purchaser of his or her rights and the period of time limited for acceptance thereof, and shall contain such further information , if any, as the Secretary of State may prescribe. Any agreement not to accept or refusing or waiving any offer made during or prior to said 15 days shall be void.

Pursuant to the policy of the State of Illinois, the Company will forward a copy of its Rescission Offer herein to the Securities Director of the State of Illinois for their review and comment. Subject to the State of Illinois' approval of form, the Company will be required to furnish the Securities Director of Illinois with copies of materials provided to former Aaron shareholders who are residents of the State of Illinois (a total of 4 persons) together with copies of sworn statement by the Company indicating proof of receipt of documents by such persons.





    Indiana

The Indiana Uniform Securities Law provides, in pertinent part:

Sec. 23-2-1-3 provides that it is unlawful for any purchaser to offer or sell any security in the state of Indiana unless (1) it is registered under the Act or (2) the security or transaction is exempted under the Act.



Sec. 23-2-1-19 of the Indiana Uniform Securities Act states, in pertinent part:

"(a) A person who offers or sells a security in violation of this chapter ...is liable to any other party to the transaction, who did not knowingly participate in the violation, who may sue either at law or in equity to rescind the transaction or to recover the consideration paid together, in either case, with interest as computed in subsection (g) (1) [8% per annum], plus costs and reasonable attorney fees, less the amount of any cash or other property received on the security upon tender of the security by the person bringing the action or for damages if the person no longer owns the security. Damages are the amount that would be recoverable upon a tender less:

(g) ...No person may sue under this section: (1)if that person received a written order, before suit and at a time when the person owned the security, to refund the consideration paid together with interest (at 8% on that amount from the date of payment to the date of repayment.....

       (1) the value of the security when the buyer disposed of the security; and

       (2) the interest as computed in subsection (g)(1) [8% per annum] on the value of the security from the date of disposition."

The Company has submitted its Rescission Offer to the Securities Commission of the State of Indiana for approval. Due to Indiana requirement that a failure by an offeree to respond is deemed to be an acceptance of rescission (which is contrary to the terms of the Company's Rescission Offer - a non-response by a former Aaron shareholder within 30 days by the Company to be deemed will be a rejection of the Rescission Offer), the Company is not certain of the final outcome of the offer to Indiana residents (a total of 3 persons) in the event there is a non-response by any offeree. In such eventuality the Company will deem the non-response as a rejection of the Rescission Offer. Because of the Indiana Blue Sky requirements, such may not foreclose the non-responding shareholder's right of redress in the State of Indiana until the Indiana Statute of Limitations expires. See "State of Statutes of Limitation" and "State Blue Sky Laws - Possible Uncertainty as to State Blue Sky Law Liability".

    Massachusetts

The Uniform Massachusetts Securities Act states, in pertinent part:

Section 301. Registration Requirement. It is unlawful for any person to offer or sell any security in the Commonwealth unless
(1) it is registered under this chapter or (2) the security or transaction is exempted under section 402.

Sec. 410. Civil Liabilities. (a) Any person who (1) offers or sells a security in violation of section ... 301 ... is liable to the person buying the security from him, who may sue either at law or in equity to recover the consideration paid for the security, together with interest at six per cent per year from the date of payment, costs, and reasonable attorney's fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security. Damages are the amount that would be recoverable upon a tender less the value of the security when the buyer disposed of it and interest at six per cent per year from the date of disposition....  No person may sue under this section (1) if the buyer received a written offer, before suit and at a time when he owned the security, to refund the consideration paid together with interest at six per cent per year from the date of payment, less the amount of any income received on the security, and he failed to accept the offer within thirty day of its receipt....

There are no specific requirements under the Blue Sky Law of the State of Massachusetts for filing or submission of the Rescission Offer for approval. However, upon effectiveness of this prospectus, the Company intends to notify the Massachusetts Securities Division of the existence of the Rescission Offer. A total of two former Aaron shareholders are Massachusetts residents.

    Nevada

The Nevada Uniform Securities Act states, in pertinent part:

Sec. 90.460. Registration Requirement. It is unlawful for a person to offer to sell or sell any security in this state unless the security is registered or the security or transaction is exempt under this chapter.

Sec. 90.660. Civil Liability. 1. A person who offers or sells a security in violation of any of the following provisions: ...

    (b) NRS 90.460;...is liable to the person purchasing the security. Upon tender of the security, the purchaser may recover the consideration paid for the security and interest at the legal rate of this state from the date of payment, costs and reasonable attorney's fees, less the amount of income received on the security...

    Sec. 90.680. Offer of Rescission and Settlement. 1. Relief may not be obtained under subsection 1 of NRS 90.660 if, before suit is commenced, the purchaser:

        (a) Receives a written offer:

        (1) Stating the respect in which liability under NRS 90.660 may have arisen and fairly advising the purchaser of his rights of rescission;...

        (3) Offering to repurchase the security for cash, payable on delivery of the security, equal to the consideration paid, plus
interest at the legal rate of this state (     % per annum) from
the date of payment, less income received thereon...;

        (4) Stating that the offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of its receipt by the purchaser....

        (b) Fails to accept the offer in writing within the period specified under subparagraph (4) of paragraph (a).
                          ...
    If, after acceptance, a rescission offer is not performed in accordance with either its terms or this section, the offeree may obtain relief under NRS 90.660 without regard to this section.

The Company has been advised by an official of the State of Nevada, that since there is only one former Aaron shareholder who is a resident of the State of Nevada, no notice to the Securities Commissioner is required.

    New Jersey

The New Jersey Uniform Securities Act states, in pertinent part:

Sec. 49:3-60 Conditions for Sales of Securities. It is unlawful for any security to be offered or sold in this State unless:

        (a) The security or transaction is exempted under section
3[49:3-50] of this act;

        (b) The security or transaction is not subject to, or is exempted from, the registration requirements of the Securities
Act of 1933 and the rules and regulations thereunder.

    Sec. 49:3-71. Civil Liability... (a) Any person who

        (1) Offers or sells a security in violation of section...[49:3-60] of this act, ... is liable to the person buying the security from him, who may sue to recover the consideration paid for the security, together with interest at 12% per year from the date of payment and costs, less the amount of any income received on the security, upon the tender of the security and any income received on it, or for damages if he no longer owns the security...;

No person may sue under this section (1) if the buyer received a written offer, before suit and at a time when he owned the security, to refund the consideration paid together with interest at 12% per year from the date of payment, less the amount of any income received on the security, and he failed to accept the offer within 30 days of its receipt,...

There is only one former Aaron shareholder who is a resident of the State of New Jersey. New Jersey Blue Sky Law requires that the Company file an application to coordinate the Company's Rescission Offer pursuant to an effective registration statement with the State of New Jersey Blue Sky Law and pay a $1,000 filing fee to the state. Since the aggregate An-Con shares of the lone former Aaron shareholder resident of New Jersey have a value substantially less than the amount of filing fee required by New Jersey, the necessity of filing by coordination with the State of New Jersey may be deemed to be onerous and counterproductive. The Company plans to seek a no-action letter from the State of New Jersey. Accordingly, if no filing is made and the Company is not able to otherwise secure a no action position from the State of New Jersey, the Company's Rescission Offer to the New Jersey resident may not extinguish his right of redress under New Jersey Blue Sky Law until the expiration of the New Jersey Statute of Limitations. See "State Statutes of Limitation" and "State Blue Sky Laws- Possible Uncertainty as to State Blue Sky Law Liability.

    New York

Although the New York Blue Sky Law ("Martin Act") does not designate civil penalties for failure to comply with the registration requirements in the State of New York with respect to an interstate offering, New York residents that purchased the securities of the Company are also being offered rescission and return of their purchase price in the form of cash plus interest at the rate of 9% per annum by virtue of the determination that the federal registration statute may have been violated with respect to the Company's private offering and sale of the securities.

There is no specific requirement regarding Rescission Offers under the Martin Act. However, upon effectiveness of this prospectus, the Company will notify the Office of Attorney General of the State of New York, Bureau of Securities of the terms of the Rescission Offer including conditions and facts surrounding the Company's Rescission Offer and the identity of New York residents receiving the Rescission Offer.

    North Carolina

The North Carolina Securities Act states, in pertinent part:

Sec. 78A-24. Registration Requirement. It is unlawful for any person to offer or sell any security in this State unless (i) it is registered under this Chapter or (ii) the security or transaction is exempted under G.S. 78A-16 or 78A-17 and such exemption has not been denied or revoked under G.S. 78A-18....

    Sec. 78A-56 Civil Liabilities. (a) Any person who:

(1) Offers or sells a security in violation of ... Section 78A-24 is liable to the person purchasing the security from him, who may sue either at law or in equity to recover the consideration paid for the security, together with interest at the legal rate 8% per annum from the date of payment, costs, and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security.
                           ...
        (g)(1) No purchaser may sue under this section if, before suit is commenced, the purchaser has received a written offer stating the respect in which liability under this section may have arisen and fairly advising the purchaser of his rights; offering to repurchase the security for cash payable on delivery of the security equal to the consideration paid, together with interest at the legal rate (8%) as provided by
G.S. 24-1 from the date of payment, less the amount of any
income received on the security or, if the purchaser no longer owns the security, offering to pay the purchaser upon acceptance of the offer an amount in cash equal to the damages computed in accordance with subsection (a); and stating that the offer may be accepted by the purchaser at any time within 30 days of its receipt; and the purchaser has failed to accept such offer in writing within the specified period....

Upon effectiveness of this prospectus, the Company will file 2 copies of its Rescission Offer with the Securities Division of the Secretary of State of the State of North Carolina.

    Pennsylvania

The Pennsylvania Securities Act (the "Act") states, in pertinent part:

Sec. 201 generally provides that it is unlawful for any person to offer or sell any security in the state of Pennsylvania unless the security is registered under the Act or the security or transaction is exempted under the Act.


Sec. 502 of the Act states, in pertinent part:

             "(a) Any person who violates 201 . . . shall be liable to the person purchasing the security offered or sold in violation of 201 from him, who may sue either at law or in equity to recover the consideration paid for the security, together with interest at the legal rate [6%] from the date of payment, less the amount of any income . . . received on the security, upon the tender of the security, or for damages if he no longer owns the security. Damages shall be the amount that would be recoverable upon a tender less the value of the security when the purchaser disposed of it and interest at the legal rate [6% per annum] from the date disposition."

Sec. 504(d) under the Act states, in pertinent part:

             "No purchaser may commence an action under Section . . . 502, if, before suit is commenced, the purchaser has received a written offer:

        (i) stating the respect in which liability under such section may have arisen and fairly advising the purchaser of his rights; offering to repurchase the security for cash, payable on delivery of the security, equal to the consideration paid, together with interest at the legal rate from the date of payment, less the amount of any income ... received thereon, or, if the purchaser no longer owns the security, offering to pay the purchaser upon acceptance of the offer an amount in cash equal to the damages computed in accordance with 501(a); and

        (ii) stating that the offer may be accepted by the purchaser at any time within a specified period of no less than thirty days after the date of receipt thereof, or such shorter period as the commission may by rule prescribe; and the purchaser has failed to accept such offer in writing within the specified period."

Since there are only 5 former Aaron shareholders who are residents of the State of Pennsylvania, a self-executing exemption from filing is available to the Company. Accordingly, no notification or filing will be necessary in the State of Pennsylvania.

    South Carolina

The Uniform Securities Act of South Carolina states, in pertinent part:

Sec. 35-1-810. Registration or Exemption Required. It is unlawful for any person to offer or sell any security in this State unless
(a) it is registered under this chapter or (b) the security or transaction is exempted under Section 35-1-310 or 35-1-320.

Sec. 35-1-1490. Liability to Buyers for Illegal or Fraudulent
Sales or Offers.

Any person who:

(1) Offers or sells a security in violation of Section 35-1-
810,...

Is liable to the person buying the security from him, who may sue either at law or in equity to recover the consideration paid for the security, together with interest at six per cent per year from the date of payment, costs, and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security.

Sec. 35-1-1530. Limitation of Actions- Effect of Offer to Refund
Consideration with Interest. ... No person may sue under ...
section (35-1-1490) if the buyer received a written offer, before suit and at a time when he owned the security, to refund the consideration paid together with interest at six percent per year from the date of payment, less the amount of any income received on the security, and he failed to accept the offer within thirty days of its receipt...

The Company has filed a request for a limited offering exemption from the South Carolina requirement to qualify the An-Con shares to be repurchased from residents of South Carolina (a total of 3 former Aaron shareholders). In the event the application is not granted, the Company will take steps to qualify the shares under the Blue Sky Law of South Carolina.

Possible Uncertainty as to State Blue Sky Law Liability

The Company is attempting to comply with the requirements of each of the aforesaid states and, except as otherwise specifically indicated, is in the process of filing all the necessary papers and documents, including payment of the necessary filing fees. However, certain states' requirements may be deemed by the Company to be so rigorous, demanding or onerous for compliance under the circumstances, that in the light of the limited number of former Aaron shareholders residing in such states, the Company may ultimately forego completion of technical compliance with such states' regulations. With respect to any such state (wherein compliance is not obtained), management is of the belief that the amount of money per share which is being offered in the Company's Rescission Offer would be equal or at least equivalent to the amount that would be recoverable by residents of any state were they to sue and succeed under such State Blue Sky Laws. Accordingly, any such actions may prove counterproductive. However, notwithstanding the foregoing, if, for any reason, the Company fails is determined to have failed to comply with any particular state's procedure or requirements regarding rescission, the former Aaron shareholder who is resident of such state may still have rights to seek redress against the Company notwithstanding their acceptance or rejection of the Rescission Offer, until the statute of limitations of such state (whose procedures were not totally complied with by the Company) expire. Consequently, prior to the expiration of such statute of limitations (in a state where the Company fails to comply with Rescission requirements) this Rescission Offer may not cancel the shareholders right to seek redress under such state's laws regardless of whether the shareholder has accepted or rejected the Company's Rescission Offer pursuant to this prospectus. (See "Statutes of Limitations").

    Statutes of Limitation

The possible state violations which the Company is seeking to remedy are generally governed by specific limitations of time within which actions may be brought to seek redress for the violations ("Statutes of Limitation"). If one seeks to independently pursue his rights under state law by instituting suit for damages or rescission, suit must be brought within the specified period prescribed (within the Statute of Limitations). Although these state statutes grant rights in addition to the rights of Aaron shareholders pursuant to the Company's current Rescission Offer, most of the states have additional provisions which provide that if a purchaser of securities is sold shares in violation of statute and the purchaser is offered the return of his consideration paid, plus interest, he may be foreclosed from instituting suit under such statute. See "Rescission Offer - State Blue Sky Laws".

There follows a brief summary of the statutes of limitation of the various states of residence of the Aaron shareholders which relate to the state remedies available. See "Rescission Offer-
State Blue Sky Laws".


State Statutes of Limitation

        California

Sec. 25507. Time Limit on Action - Qualification Violations. (a) No action shall be maintained to enforce any liability created under Section 25503 (or Section 25504 or Section 25504.1) unless brought before the expiration of two years after the violation upon which it is based or the expiration of one year after the discovery by the plaintiff of the facts constituting the violations, whichever shall first expire.

        Connecticut

Sec. 36b-29. Buyers Remedies. "(f) No person may bring an action under this Section more than two years after the date of the contract of sale...

        Florida

Chapter 95 of the Florida Statutes- Sec. 95.11. Limitations other than for the Recovery of Real Property - Actions other than for the Recovery of Real Property shall be commenced as follows:...WITHIN TWO YEARS- ...(e) an action founded upon a violation of any provision of chapter 517, with the period running from the time the facts giving rights to the cause of action were discovered or should have been discovered with the exercise of due diligence, but not more than five years from the date such violation occurred.

        Hawaii

Sec. 485.20. Remedies. "(a)...Every sale made in violation of this chapter shall be voidable at the election of the purchaser...provided that notwithstanding any law to the contrary, no action shall be brought for the recovery of the purchase price after five years from the date of sale or after two years from the discovery of facts constituting the violations, but in any event, after seven years from the date of the sale."

        Illinois

Sec. 13. Private and Other Civil Remedies; Securities.

"D. No action shall be brought for relief under this Section or upon or because of any of the matters for which relief is granted by this Section after 3 years from the date of sale; provided, that if the party bringing the action neither knew nor in the exercise of reasonable diligence should have known of any alleged violation of subsection E, F, G, H, I or J of Section 12 [5/12] of this Act which is the basis for the action, the 3 year period provided herein shall begin to run upon the earlier of :

        (1) the date upon which the party bringing such action has actual knowledge of the alleged violation of this Act; or

        (2) the date upon which the party bringing such action has notice of facts which in the exercise of reasonable diligence would lead to actual knowledge of the alleged violation of this Act; but in no event shall the period of limitation so extended be more than 2 years beyond the expiration of the 3 year period otherwise applicable."

        Indiana

Sec. 23.2.1.19. Civil Penalty. "(g) Action under this Section shall be commenced within three (3) years after discovery by the person bringing the action of a violation of this chapter, and not afterwards..."

        Massachusetts

Sec. 410. Civil Liabilities.  "(e) No person may sue under this
Section more than four years after the discovery by the person bringing the action of a violation of this chapter or any sale promulgated or order issued thereunder..."

         Nevada

Sec. 90.670. Statute of Limitations. "A person may not sue under NRS 90.660 unless suit is brought within the earliest of 1 year after the discovery of the violation, 1 year after discovery should have been made by the exercise of reasonable care, or 5 years after the act, omission or transaction constituting the violation."





        New Jersey

Sec. 49:3-71. Civil Liability. Time for bringing suit. "(e) No person may sue under this section more than two years after the contract of sale, or within two years of the time when the person aggrieved knew or should have known of the existence of his cause of action, whichever is later..."

        New York

There are no civil remedy provisions under the New York Blue Sky
Law ("Martin Act").

        North Carolina

Sec. 78A-56. Civil Liabilities. "(f) No person may sue under this Section more than two years after the sale or contract of sale."

        Pennsylvania

Sec. 504. Time Limitations on Rights of Action. "(b) No action shall be maintained to enforce any liability created under section 502 (or section 503 in so far as it relates to that section) unless brought before the expiration of two years after the violation upon which it is based or the expiration of one year after the plaintiff receives actual notice or upon the exercise of reasonable diligence should have known of the facts constituting such violations, whichever shall first expire."

        South Carolina

Sec. 35.1.1530. Limitation of Actions. "No person may sue under
Section 35.1.1490 more than three years after the contract of sale."


Method of Rescission

The Company is now making an offer to repurchase the aforementioned securities for the value per share of An-Con at the time it was exchanged for Aaron shares ($.392), plus legal interest from the date of exchange, as well as offering additional securities on behalf of the Company, a portion of the proceeds of which may be used to reimburse rescinding shareholders (in the event the Rescission Offer is accepted by investors).

The Company has been advised by former principal shareholders and management of Aaron, consisting of such principal shareholders, management and their families which represented approximately 67% of the outstanding shares of Aaron (prior to the acquisition), that such shareholders have no intention of accepting the Company's rescission offer.

The Company has estimated that as of June 30, 1996 its liability for repurchases of the An-Con shares from former Aaron shareholders pursuant to the Rescission Offer is $1,331,800 plus estimated interest of approximately $72,000 as of June 30, 1996. As of June 30, 1996 the Company's cash position was $75,400. Accordingly, the Company does not possess the necessary funds to repurchase all of the shares with respect to this Rescission Offer. The Company intends to offer to the public up to 500,000 shares of Common Stock, a portion of the proceeds of which may be used to cover any obligation to shareholders that may accept the Rescission Offer. If the Rescission Offer is not accepted, as believed by management, the Company shall de-register and not offer its shares for sale pursuant to this Prospectus.

Within five days after the effective date of this prospectus, the Company will distribute through the United States Registered Mail, Return Receipt Requested, this prospectus together with a written proposal offering a choice to Aaron shareholders to accept or reject the Company's Rescission Offer ("Proposal to Accept or Reject Rescission Offer") pursuant to the terms set forth in this prospectus.

The proposal and prospectus will be accompanied by instructions indicating the purpose of the proposal, how much is being offered for their shares, and the interest rate payable until they are paid by the Company. The instructions accompanying the form and prospectus shall require that shareholders fill out and execute the form evidencing their choice to "accept" or "reject" the Rescission Offer and return it to the Company at its principal offices at 7100 30th Avenue North, St. Petersburg, FL 33710. It is essential that each shareholder receiving this prospectus fills in and executes the Notice of ACCEPTANCE OR REJECTION of Rescission Offer form provided with this prospectus and makes a choice to either "accept" or "reject" the Rescission Offer.

Rejection of Rescission Offer

Those stockholders who choose to reject the Rescission Offer should check the appropriate space and sign the form sent with the Proposal to Accept or Reject the Rescission Offer and return it to the Company. Rescission Offerees who reject the Rescission Offer and who are non-affiliates, may sell their shares free of restrictions after January 11, 1997. Rescission Offerees who reject the Rescission Offer and who are affiliates, may also sell their shares in the market after January 11, 1997, provided they comply with the provisions of Rule 144 under the Securities Act of 1933. The decision by any offeree who rejects the offer and choose to keep the An-Con shares will be final and such offeree may be foreclosed from changing his mind, even if thereafter the price of An-Con stock falls below the Rescission Offer price. Because of the history of illiquidity and volatility in price of An-Con shares, Aaron shareholders' rejection the Rescission Offer may experience difficulty in sale of their shares in blocks of shares. To remedy possible the problem of illiquidity, management of An-Con intends to qualify for a national or regional stock exchange or NASDAQ. No assurance can be given that these efforts will be successful or if successful, will result in remedying the possible liquidity problem. All Rescission Offerees who reject the Rescission Offer will not lose whatever rights they may have before the expiration of the federal or applicable state statute of limitations. See "Statutes of Limitations" and "State Blue Sky Laws - Possible Continuing Liability for Violations" and "State Statutes of Limitation".

Acceptance of Rescission Offer

All stockholders choosing to accept the Rescission Offer and rescind their purchase or acquisition of An-Con shares for the consideration paid valued herein at $.392 per share plus applicable interest thereon), must check the appropriate space on the application, sign it and return it to the Company. Upon termination of the thirty day rescission period (or any extension thereof) the Rescission Offer will be terminated. The Company may be required to make a public offering of its shares in order to provide additional funds necessary to pay Rescission Offerees. Upon the successful termination of such public offering, any Rescission Offerees that have accepted rescission and have not yet been paid, if any, will be contacted by the Company with a view to payment. The acceptance of the offer of rescission shall become effective against the Company upon its receipt of the form accompanying the "Proposal to Accept or Reject Rescission Offer" properly executed by the rescinding shareholder.

Failure to Respond:

All offerees who fail to respond within 30 days will be deemed by management to have accepted the Company's Rescission Offer and shall sell their An-Con shares back to the Company at a price of $.392 per share. No assurance can be given that such shareholder will not be able to change this presumption in a court of law. If, for any reason, the present address of the former Aaron shareholder is unknown and incapable of being ascertained, the payment for such shares shall be held by the Company for their benefit.

The current market price for An-Con shares on the Bulletin Board
is $        per share which is $.    greater than the Rescission
Offer. Although no assurance can be given, acceptance of the Rescission Offer could result in a substantially lesser sum than could be obtained from the sale of shares in the open market. However, the shares of An-Con delivered to former Aaron shareholders pursuant to this prospectus will not be eligible for public sale before January 11, 1997 (pursuant and subject to Rule 144 promulgated under the Securities Act of 1933, as amended). See "Risk Factors", No. 15.

Rescission Tender Procedure

Upon effectiveness of this Prospectus, all former Aaron shareholders shall receive the An-Con shares presently held in escrow for their benefit. Those shareholders choosing to rescind shall then follow the procedures set forth above. At the conclusion of the Rescission Offer and subject to availability of cash, accepting shareholders will be contacted by the Company and instructed to tender the shares by signing the certificates (on the back and noting thereon that the same is for "rescission"), and sending it registered mail, return receipt requested, to the Company for payment, including applicable interest thereon.

    In the event the Company does not have sufficient funds to repurchase the rescinded shares, beneficial owners of such certificates will be contacted by the Company, and shall be instructed to hold such certificates until the Company has the necessary cash for the purchase of such tendered shares. Those stockholders may have to wait an undetermined period of time before receiving payment. However, rescinding shareholders will receive accumulated interest from the date of their purchase to the date of the actual payment by the Company for the rescinded shares in accordance with the state mandated interest rate of their state of residence. Since each rescinding shareholder owns restricted shares, until receipt of payment from the Company, he may not otherwise sell or transfer such shares in the open market or otherwise. The foregoing prohibition applies notwithstanding the Company's inability to pay the offered price at time of completion of the Rescission Offer. Until paid in full by the Company, rescinding shareholders will be deemed to be creditors of the Company and shall retain their stock certificates as security for payment; however they will maintain all rights as shareholders of the Company including voting rights until such time as they are paid in full and all such stock is redeemed. In addition, the Company intends to issue a non-negotiable "Acknowledgment of Indebtedness" acknowledging the principal amount owing to the rescinding shareholder plus statutory interest (as mandated by the state of residence of the rescinding shareholder) to any rescinding shareholder who is not paid within 30 days after completion of the Rescission Offer. This Acknowledgment of Indebtedness will then be surrendered by the rescinding shareholder together with the stock certificate at the time of actual payment by the Company. However, in the event any rescinding shareholder is not paid in full by the Company within 180 days of the date of this prospectus, then such shareholder may (a) utilize any exemption under the federal securities law, if available, to sell their shares (or balance of shares remaining) and if the proceeds thereof are less than the amount payable pursuant to the Rescission Offer, such shareholders shall remain creditors of the Company and each will receive a replacement Acknowledgment of Indebtedness for the balance remaining; and/or (b) choose to commence suit for the amount of indebtedness in order to hasten payment and to preserve their rights before the expiration of any relevant statute of
limitations.   Upon sale of any shares pursuant to (a) above,
each selling shareholder will be required to deliver the Acknowledgment of Indebtedness pending such sale, and, if the proceeds of sale are less than full payment of the amount due under the Rescission Offer, upon providing evidence of the foregoing a new Acknowledgment of Indebtedness will be issued for the balance and delivered to the rescinding shareholder. In addition, as a condition to payment in full by the Company, the Acknowledgment of Indebtedness must be relinquished to the Company by the rescinding shareholder prior to such payment in full.

All shareholders accepting rescission that are not paid by the Company will not be deprived of their rights by virtue of any state or federal statute of limitations and may pursue other causes of action against the Company, in any court of competent jurisdiction, for the value of the consideration paid plus appropriate interest thereon. All shareholders who reject this offer to rescind their shares will also not lose their rights to pursue recovery of their investment with applicable interest thereon before any appropriate statute of limitations expires and may have rights to pursue other causes of action against the Company, in any court of competent jurisdiction, for the amount paid plus applicable interest thereon.
Under federal law, refusal or failure to accept or reject the offer of rescission will not terminate the stockholder's rights to seek rescission before the expiration of the applicable federal statute of limitations. Generally, the federal statute of limitations for enforcement of rights by a shareholder to rescind a purchase which may have been sold in violation of the registration requirements of the federal securities laws is within one year from the date of the purchase. In addition, the present stockholders may have the right to pursue other causes of action against the Company, either at law or in equity, in any court of competent jurisdiction on other grounds. These actions, if any, may be subject to different statutes of limitations.
(See ("Statutes of Limitation" and "State Blue Sky Laws").

    The Company believes that few, if any, shares will be tendered as a result of this Rescission Offer, because of the progress made by the Company and because the price per share in the public market is presently higher than the amount recoverable through rescission. However, no assurance can be given concerning the foregoing. If a majority of investors chooses to accept the Rescission Offer and have their shares reacquired by the Company at the designated price per share, together with applicable interest as mandated by the state of their residence, and a significant amount of the shares that will be offered by the Company in a companion prospectus are not sold, there could be a material adverse effect on the Company's cash position and operations. See "Financial Statements" and "Management's
Discussion and Analysis of Financial Condition and Results of
Operations".

Federal Income Tax Consequences of The Rescission Offer

The following are the general tax consequences of acceptance of the Rescission Offer as set forth in the opinion of Bloom &
Company, auditors of An-Con and Aaron. We suggest that rescission offerees contact their tax advisors to determine their respective tax consequences.

The Acquisition is Deemed to be a Tax Free Exchange

Pursuant to IRC Section 368(a)(1)(B), an acquisition will be tax-free if it is the acquisition by one corporation, in exchange solely for its voting stock, of the stock of another corporation, if immediately after the acquisition, the acquiring corporation is in control of the acquired corporation. The statutory language provides that for this transaction to be tax-free, An-Con must use solely its voting stock to acquire the voting stock of Aaron and must be in control of Aaron after the acquisition. Based on the facts provided An-Con has acquired 100% of Aaron's stock solely in exchange for its voting stock and therefore the transaction would meet the statutory tests for tax-free treatment to both An-Con's and Aaron's shareholders. Application of other non-statutory requirements- continuity of proprietary interest, active business and business purpose are also satisfied by the facts of this transaction. Furthermore the Acquisition satisfies the additional "equity structure shift" test (a change of ownership percentages as a result of the tax free reorganization). Since the shareholders of An-Con retained more than 50% ownership in the reorganized entity, the reorganization's equity structure shift did not trigger an ownership change. Hence the conclusion that the transaction qualifies for tax free treatment.


Tax Opinion

The foregoing tax analysis is the result of a tax opinion rendered to the Company by Bloom & Company, its auditors, for filing with respect to this prospectus. Interested parties are urged to seek independent tax advice if deemed required.


Tax Consequences of Acceptance of Rescission

However, if the shareholders of Aaron elect to accept rescission from An-Con, then the tax-free nature of the transaction shall be destroyed for those shareholders. The additional payment could be treated as consideration and thereby cause the transaction to no longer be an exchange of solely voting stock of the acquiror.

An acceptance of rescission by an Aaron shareholder involves the sale of his (her) An-Con shares back to An-Con. Generally, the sale of a security can result in a gain or loss measured by a comparison of the purchase price to the sales price. The difference between a shareholder's purchase price (tax basis) and the sales price yields a realized gain or loss. A capital gain or loss results if the security sold is a capital asset as defined in IRC Section 1221. The long or short term character of the gain or loss is dependent upon the length of time the stock was held. Stockholders accepting the Rescission Offer who paid cash for their stock will determine their gain or loss by a comparison of the proceeds received under the Rescission Offer to the tax basis of the stock. Any resulting gain or loss should be recognized by the shareholder for tax purposes. Pursuant to IRC Sections 1001 and related sections, if the Aaron shareholders accept the Rescission Offer and accept cash for their An-Con shares, such acceptance will create a taxable occurrence and Aaron shareholders should contact their respective tax advisers or consultants to determine the tax nature (gain or loss) resulting from their decision and the extent thereof.

Generally, Aaron's shareholders are encouraged to have their own personal tax consultant review their investment in order to determine the particular tax consequences to them.


                       MANAGEMENT

    The following table sets forth the present management of the Company, their respective ages, positions and period they have served as directors.

Name           Age       Position            Director since

J. Robert Saron*    43   Chairman of the Board
                    Chief Executive
                    Officer, Director        August, 1994

Andrew Makrides     54   President, Director December, 1982

Joseph F. Valenti   79   Director            October, 1995

George W. Kromer    55   Director            October, 1995

Delton Cunningham   31   Secretary, Treasurer
                    Chief Financial Officer             --

Tsang Yang Tseng    48   Vice-President                 --
Far East Affairs


Robert Speiser, the former Chairman of the Board, resigned as an officer and director on March 20, 1995 and became a consultant to the Company. See "Certain Transactions".
* Replaced Robert Speiser as Chairman and CEO on March 20, 1995.

J. Robert Saron, age 43, President and Chairman of the Board holds a Bachelors degree in Social and Behavioral Science from the University of South Florida. From 1971 through 1979 Mr. Saron served in various capacities with Saron Pharmaceutical Corporation and Home Breathing Care, Inc. In 1979 Saron Pharmaceutical Corporation and Home Breathing Care, Inc. were acquired by Key Energy Enterprises, Inc. and were renamed Key Medical, Inc. Mr. Saron was named Vice President of Key Medical, Inc. and served on the Board of Directors of Key Energy Enterprises, Inc. In 1983 Mr. Saron became President of Key Medical, Inc. In January 1984 Mr. Saron joined Suncoast Medical Manufacturing, Inc. In 1985 Suncoast acquired Key Technologies, Inc. and Mr. Saron became Vice President of the Corporation.
From 1988 to present Mr. Saron has served as President and director of Aaron Medical Industries, Inc. (formerly Suncoast Medical Manufacturing, Inc.). In March, 1995 Mr. Saron was elected Chairman and Chief Executive Officer of An-Con Genetics, Inc.

Andrew Makrides, age 54, President, member of the Board of Directors, and former Chairman, received a Bachelor of Arts degree in Psychology from Hofstra University and a JD Degree from Brooklyn Law School. He is a member of the New York Bar and has practiced law from 1968 until joining An-Con Genetics, Inc. as Executive Vice President and director, in 1982. Mr. Makrides became President of the Company in 1985 and has served as such to date.

Delton N. Cunningham, age 31, Vice President and Chief Financial Officer holds a Bachelor of Science in Accounting from the University of Florida. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Cunningham began his career with the Miami office of Arthur Andersen & Company. In June of 1991 Mr. Cunningham joined Aaron Medical Industries, Inc., as the Company's Chief Financial Officer. In June of 1992 Mr. Cunningham became Vice President of Aaron Medical Industries, Inc. and in April of 1993 he was elected Corporate Secretary of Aaron by the Board of Directors. In June, 1995, Delton Cunningham was appointed Chief Financial Officer of An-Con.

Tsang Yang Tseng, age 48, is a medical doctor and the owner of several medical clinics in Taiwan and has other business operations in Far East Asia. Currently he also serves as the Vice
President in charge of Far Eastern affairs for the Company.

Robert Speiser, was initially an unpaid consultant to the Company in June of 1989, and became Chief Executive Officer ("CEO") in 1990. He was appointed Chairman of the Board of Directors ("Chairman") in May 1992. On March 20, 1995, Mr. Speiser resigned as the Chairman and CEO and agreed to remain as a consultant to the Company. As of the date of this prospectus Mr. Speiser is no longer a consultant for the Company (See "Certain Transactions").

Joseph F. Valenti, age 79 filled a vacancy on the Board of Directors on October 1, 1995. He is the former Vice-President of the International Division of Aaron Medical Industries, Inc. having retired on January 1, 1995 from that position. He continues to be the principal shareholder and chief executive officer of Valpex International Corporation, a company which is wholly owned by him, engaged in the import of products. This import company is a major supplier of the Company's light bulbs which are used in the Company's various manufactured products. The prices paid by the company for the products are competitive with those from other sources. He received a Bachelor of Arts Degree in Languages from the College of the City of New York in 1939. He has been associated with Aaron Medical Industries, Inc. and its predecessor companies since 1980 and was charged with developing the international sales department and increasing exports sales on behalf of Aaron.

George W. Kromer, Jr., age 55 filled a vacancy on the Board of Directors and became a director on October 1, 1995. Mr. Kromer is a Senior Financial Correspondent for "Today's Investor" and is utilized as a consultant by a number of companies whose shares are listed on the American Stock Exchange and in the Over-the-Counter market. An-Con has also retained Mr. Kromer on a month-to-month basis as a consultant in addition to his capacity as a director. He has been writing for financial publications since 1980. He received a Master's Degree in 1976 from Long Island University in Health Administration. He was engaged as a Senior Hospital Care Investigator for the City of New York Health & Hospital Corporation from 1966 to 1986. He also holds a Bachelor of Science Degree from Long Island University's Brooklyn Campus and an Associate in Applied Science Degree from New York City Community College, Brooklyn, New York.


REMUNERATION

Item 10.

The following table sets forth the compensation paid to the executive officers of the registrant for the three years ended December 31, 1995:


        Annual Compensation
  A                B      C       D            E


Name and                                        Other(a)
Principal                        Annual
Position           Year Salary   Bonus       Compensation

Robert Saron
CEO              1995$116,000   $39,600   $23,700

Andrew Makrides
President        1995  77,000    11,800     8,000
                 1994  62,500   126,500    14,000
                 1993   3,500        --    14,000

Moshe Citronowicz
                 1995  97,000    11,800     8,000

Delton Cunningham
Treasurer        1995  82,900     8,800     8,000

Robert Speiser
CEO(Former)      1995  12,500       -0-    8,000
                 1994             84,850(B)235,000
                         1993     6,500       --6,000

(continued on page 45)










REMUNERATION (continued)

                    Annual Compensation      Long Term Compensation

                         F         G       H      I

                       Awards                  Payouts

                                 Restricted Stock Options

                                 LTIP           All other
              Year     Awards    SAR'S   Payouts          Compensation
Name and
Principal
Position

Robert Saron
CEO         1995       $--        --       --       --

Andrew Makrides
President   1995       $--        --       --       --
            1994        --        --       --   $2,700
            1993        --        --       --    2,700

Moshe Citronowicz
            1995        --        --       --       --

Delton Cunningham
Treasurer   1995        --        --       --       --

Robert Speiser
CEO(Former) 1995        --        --       --   47,000(c)
            1994        --        --       --              36,400
            1993        --        --       --              22,600
(a) Other compensation includes health insurance for officers and the personal use of an auto by each of the above named officers. The exact amount of personal use auto benefit cannot be determined and was estimated to be less than $10,000 in any one year.
(b) Includes $22,350 paid to Mr. Speiser in his capacity as Chairman of the Board of Directors of Aaron.
(c) Mr. Speiser resigned on March 20, 1995, as an officer of An-Con and Aaron and became a consultant to the Company at $4,000 per month plus use of an auto, office space and medical insurance. He received
$47,000 in consulting, medical and auto expenses. His contract was for one year to end March 20, 1996.
There is no contract or arrangement for the Board of Directors to be compensated in their capacities as Board members. The Company
Board of Directors presently consists of Robert Saron (CEO),
Andrew Makrides (President), Joseph F. Valenti and George W.
Kromer, Jr. Mr. Saron is also CEO of Aaron. Mr. Kromer has been retained on a month-to-month basis pursuant to a verbal agreement as a financial and public relations consultant by An-Con for the past nine months at an average monthly fee of $450.

There has been no change in the pricing of any SAR's previously or currently awarded.

Employment Contracts

    On the 8th of September, 1995, the Company entered into an employment agreement with J. Robert Saron providing for Mr. Saron to act as an executive employee of the Company. The agreement is for a period of 5 years and provides for compensation in the amount of $118,335 per year plus additional amounts for automobile allowance ($600 per month) and a bonus equal to 10% of the Company's pre-tax profits in excess of the first $200,000 of profit in any given year. The agreement also provides for annual cost of living percentage increases as to salary and automobile allowance. In addition to the foregoing, the agreement provides for a vacation of three weeks per year, reimbursement of business expenses, group insurance and life insurance. The agreement may be terminated (a) upon the death of Mr. Saron, or (b) on thirty
(30) days notice by Mr. Saron to terminate, or (c) by the Company, (i) without cause, upon the majority approval of the Board of Directors on thirty (30) days written notice (wherein the Company shall be obligated to pay the employee compensation under the agreement for the balance term of the agreement) and
(ii) the employee may elect, in lieu of (i) above, to cancel his agreement and obtain severance payments equal to three times the annual salary and bonus in effect during the month preceding such termination; or (d) by the Company for cause, if during the time of employment, the employee violates the covenant not to compete provisions of the agreement, or is found guilty of a felony or crime of moral turpitude. The agreement provides for a covenant not to compete directly or indirectly against the Company for a period of one year. Such agreement also provides for indemnification of Mr. Saron for any liability while acting as an officer and director of the Company except in the instances where it is determined by a court of competent jurisdiction that (a) he has breached his duty of loyalty to the corporation or the shareholders, or (b) acted not in good faith or intentionally improperly, or (c) paid unlawful dividends or made unlawful stock purchases or redemptions, or (c) otherwise engaged in a transaction in which he received improper personal benefit against the interests of the corporation or its shareholders.

    On September 8, 1995, the Company also entered into a similar employment agreement with Andrew Makrides, President, for a period of 5 years and providing for annual compensation in the amount of $78,500, a monthly automobile allowance of $500 per month, and bonuses equal to 3% of the Company's pre-tax profits in excess of the first $300,000 of profits in An-Con Genetics, Inc. and annual cost of living percentage increases. In all other respects the agreement is similar to that of Mr. Saron set forth above.


    Effective September 8, 1995 the Company entered into a similar 3-year executive employment agreement (the "Agreement") with Delton
N. Cunningham, as Vice-President and Secretary of the Company.
Mr. Cunningham has also been appointed Treasurer and Chief
Financial Officer of the Company. The Agreement provides for one year extensions unless written notice of termination is provided by the Company nine months prior to the termination date and contains termination provisions similar to those of Messrs. Saron and Makrides. The Agreement also provides for a salary of $75,000 per year, a monthly automobile allowance of $500, a bonus equal to 3% of the Company's pre-tax profits in excess of $300,000, 3-weeks paid vacation, reimbursement of expenses, and group medical insurance. The Agreement contains a one-year non-compete covenant commencing upon termination of employment.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF AN-CON

    The following table sets forth certain information as of June 30, 1996, with respect to the beneficial ownership of the Company's common stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares, by directors who own common stock and by all officers and directors as a group.

                         Number    Nature    Percentage
Name and       Title     Shares      of      Outstanding
Address      of Class     Owned  Ownership(i)Shares

Andrew
 Makrides    Common Stock 441,667  Beneficial                    5.4%
 (v)
255 3rd St.
St. James, New York

Tsang Yang
Tseng        Common Stock 666,667  Beneficial                    8.2%
 (v)
190-1 Ming-Chun Road
Chi-Yi, Taiwan

Robert
 Speiser     Common Stock 753,333  Beneficial                    9.3%
 (ii)(v)
1340 Boca Ciega
Isle Drive
St. Petersburg,
Florida 33706

Dr. Louis F.
Powell     Common Stock   422,587  Beneficial     5.2%
 (vi)
202 Bluffview Drive
Belleair, FL  34640

J. Robert
 Saron     Common Stock   487,385  Beneficial          6.0%
(iii)
Ashley Drive
Seminole, FL 34642


Delton
 Cunningham               Common Stock       74,946    Beneficial     .9%
 (iv)
7500 Normandy Ct.
Seminole, FL 34642


George W.
 Kromer Jr.  Common Stock 35,000   Beneficial .4%
5 Elm Court
Selden, NY  11784(i)

Joseph F.
 Valenti     Common Stock 92,206   Beneficial     1.1%
5700 Mariner Street
Tampa, FL 33609(i)

All Officers Common Stock 1,797,871            Beneficial    22%
and Directors as a
Group (6 persons)
  (ii)

(i) Based on 8,141,436 shares outstanding as of March 31, 1996, which is inclusive of the shares issued and held in escrow for the benefit of Aaron shareholder's and 337,000 shares reserved and underlying warrants issued to employees including 30,000 warrants to Robert Saron, 20,000 warrants to Andrew Makrides, 20,000 warrants to Delton Cunningham, 35,000 warrants to Joseph Valenti, and 35,000 warrants to George Kromer.

(ii) Mr. Robert Speiser resigned as the Company Chairman and
Chief Executive Officer on March 20, 1995.

(iii) Robert Saron, who replaced Mr. Speiser as Chairman, is the President and a director of Aaron Medical Industries, Inc. As a result of the exchange of shares pursuant to the Acquisition Agreement, Mr. Saron is the beneficial owner of 432,385 additional shares of An-Con (in addition to the 25,000 shares he had received prior to the merger).

(iv) Delton Cunningham received 44,946 shares of An-Con as a result of the exchange of shares in addition to the 10,000 shares issued to him in connection with services rendered to An-Con.

(v) During 1994, two transactions took place that materially changed shareholders' control of the Company:

    (a) Robert Speiser, a former officer and director of the Company and Andrew Makrides, an officer and director of the Company, received an aggregate of 1,205,000 shares of common stock during the second quarter of 1994 effectively giving them, at that time, 29.887% of the outstanding shares of the Company.

    (b) During the third quarter of 1994 the Company sold 666,667 shares of common stock to a foreign investor which constituted
16.5% of the outstanding shares of the Company, at the time of issue.

(vi) Dr. Louis F. Powell is a director of Aaron and as a result of the exchange of shares pursuant to the Acquisition Agreement became the beneficial owner of 422,587 of An-Con shares.
See "Certain Transactions".

                 CERTAIN TRANSACTIONS

Purchase of Aaron Medical Industries, Inc.

    On June 10, 1993, a letter of intent was entered into whereby all of the outstanding shares of Aaron were to be exchanged for shares of An-Con resulting in Aaron shareholders owning 49% of the outstanding shares of An-Con on a fully-diluted basis as of the closing date. The agreement further provides that Aaron shall operate as a wholly-owned subsidiary having two directors; one designated by the present An-Con management and one designated by the present Aaron management. The An-Con shares issued for Aaron shares shall be held by an Escrow Agent for the benefit of Aaron shareholders for delivery upon effectiveness of a registration statement. See "Rescission Offer" for a description of the terms of the Company's present Rescission Offer to former Aaron shareholders to repurchase the An-Con shares issued pursuant to the Acquisition Agreement at a repurchase price of $.392 per share.

The agreement was restated and further amended on April 14, 1995 and November 20, 1995 and the former Aaron shareholders are being asked to ratify these changes. The Acquisition Agreement as amended deleted the 80% condition that Aaron shareholders would receive 80% of the combined company if An-Con could not raise the required funds and merely contained the provision whereby An-Con covenanted to provide up to a total of $1,000,000 in funding for Aaron, now the wholly owned subsidiary of An-Con. Due to possible adverse tax consequences to former Aaron shareholders, this covenant was later deleted in the November 20, 1995 restated and amended agreement, (the "Final Acquisition Agreement") which is the agreement that is being presented to the former shareholders of Aaron and is the subject of a registration statement. The Final Acquisition Agreement is being presented to the former shareholders of Aaron for ratification or, in the alternative, if they so choose, to dissent and request fair value at $.22 per Aaron share or $1,331,800 in lieu of An-Con shares pursuant to the exchange.

For the calendar year ended December 31, 1995, An-Con had advanced shares of its Common Stock valued at $78,000 for the benefit of Aaron. The agreement as amended has deleted all references to the $1,000,000. After consulting with tax counsel it was determined that it was in the best interests of shareholders and the Company to delete the aforementioned as part of the acquisition and the Acquisition Agreement was so amended in November, 1995. See "Material Contacts Between An-Con and Aaron Concerning the Acquisition" for a detailed discussion of the various amendments to the Acquisition Agreement.

Cash and Other Transactions with Aaron

During 1993 there were no cash transactions directly between the Companies. In 1994 a total of $226,000 was contributed in cash by An-Con to Aaron. In addition in 1995 An-Con contributed 60,000 shares valued at $78,000 to Aaron in connection with its purchase of its present premises. During 1994 and 1995 Aaron advanced to An-Con for operating purposes a total of $140,100. In addition to the foregoing Aaron paid an aggregate of $47,200 of expenses of Robert Speiser of which $24,900 was charged by An-Con to Mr. Speiser's loan account and $22,300 was expended by An-Con as general and administrative expenses. See "Rescission Offer" for a description of the terms of the Company's present Rescission Offer to former Aaron shareholders.

Purchase of Multi-Function Cautery Device

In 1994, prior to and in contemplation of the Acquisition, the Company purchased the technology for a multi-functional cautery device for 91,350 shares of restricted common stock valued by the Company at $59,400 and assigned the technology to Aaron for development and marketing. The Company, through its Aaron subsidiary, has developed and test marketed the device and will be shipping orders in the fourth quarter of 1996. See "Business-Multifunction Cautery".

Sale of Common Stock

In connection with an offering of 666,667 shares of common stock by the Company pursuant to Regulation S, Tsang Yang Tseng a non-U.S. person investor purchased all the shares offered at a price equal to 75% of the market value of the shares at the close of business on August 26, 1994. Mr. Tseng is now an unsalaried officer of the Company. The Company received $1,000,000 and paid $150,000 in commissions. The investor agreed that the 666,667 shares of common stock of An-Con Genetics, Inc., subscribed for pursuant to an agreement dated June 19, 1994, shall be held for investment and not with a view to the unlawful distribution thereof by the investor and shall not be sold for a minimum period of 18 months.

The Company agreed to cooperate fully in the application and petition of the investor for permanent U.S. status and the issuance of a permanent green card pursuant to U.S. Immigration and Naturalization Service ("INS") Regulation Section 204.6 relating to the Fifth Employment-Based Preference For Alien Investors In a New Commercial Enterprise. The Company is also obliged, over a period of two years, to create ten full-time positions for qualified employees pursuant to a business plan. The Company has already hired the 10 new employees and is presently in compliance with the terms of the agreement. Any future transactions involving the INS and the investor are not deemed significant.

Transactions with Officers

Robert Speiser, the former Chief Executive Officer (CEO) and Andrew Makrides the President made cash loans to the Company during the period October 12, 1990 to December 31, 1993 of $159,000 and $21,500, respectively. In addition to these loans, Mr. Speiser advanced his own cash of $76,100 in the form of loans for product development, travel and other expenses. Interest on these loans has accrued at 9% to 12% per annum from inception. During 1995, Mr. Speiser received $90,700 in re-payment of principal on his loan. As of December 31, 1995, the books of the Company reflected a principal balance due of $-0- on loans to Mr. Speiser and Mr. Makrides. The sole balance reflected by the Company's books is approximately $80,000 which is currently disputed by the Company.

In 1992, in order to deter threatened action against the Company by the landlord to file a judgment for rent arrears of $41,700, Mr. Speiser obtained a consent judgment against the Company in favor of himself in the Counties of Suffolk and Westchester for $92,239 and $190,957 respectively, inclusive of interest to December 31, 1992. On March 29, 1993 and in subsequent letters of instruction to the Sheriff of Suffolk County, Mr. Speiser requested that the execution of the above-mentioned judgments be held in abeyance until August 30, 1993. As of February 28, 1994, the execution order had expired.

Mr. Speiser has stated he does not intend to enforce this judgment and will place it in trust for the benefit of the Company. As of this date, the landlord has rescinded the outstanding debt and entered into a new lease with the Company. However, notwithstanding the removal of the threat by the landlord and repayment of the principal amount loaned to the Company in the past, Mr. Speiser has not yet issued satisfactions on the judgments against the Company as of the date hereof. The Company has requested that Mr. Speiser issue and deliver the satisfactions in favor of the Company and is currently in negotiation with Mr. Speiser to obtain the satisfaction of judgment. Mr. Speiser claims he has not been fully reimbursed with respect to the amounts of the judgments. The Company has taken the position that the judgments are based upon unsubstantiated claims. However, the Company has recorded the liability of such claims on its books.

In January, 1992, the Company had entered into 5-year employment agreements as amended February, 1993, wherein the Company had accrued $310,000 in salaries to its Chief Executive Officer and President for $175,000 and $135,000, respectively. The agreements, as amended, also called for incentive stock options of 8 million and 4 million, for Messrs. Speiser and Makrides respectively, at $.001 per share, pre reverse split of 1 for 15. The agreements were terminable upon a lump-sum severance of an amount equal to three times the executive's annual salary and bonus in effect the month preceding such termination.

In 1994, the aforesaid officers voluntarily rescinded their employment contracts and incentive stock options. Mr. Makrides was then awarded a new employment contract for 3 years and 421,667 (post-split) shares of the Company valued at $126,500. (This agreement was later voluntarily cancelled by Mr. Makrides on September 5, 1995). However, Mr. Makrides was issued 421,667 shares in March, 1994 in consideration of his waiver of prior accrued salaries due. No other employment agreement was signed with Mr. Speiser, but in March, 1994 he had received 783,333 shares of the Company valued at $235,000 in consideration for his waiver of prior accrued salaries due. (See Executive Compensation.)

On March 20, 1995 Mr. Speiser, at the request of the Board of Directors, resigned his position as chairman and CEO. The Board determined that Mr. Speiser had allegedly taken certain actions without the consent of, or without making full disclosure to, the Board. Such actions consisted of, among other things, (i) a preferential use of a significant amount of the Company's cash funds for repayment of certain indebtedness of the Company to himself (at a time that funds were needed for other obligations, creditors and operational needs of the corporation), (ii) caused issuance by Aaron to himself of warrants to purchase shares of Aaron (prior to the acquisition) without advising or receiving the consent of the Board of Directors of the Company, and (iii) generally not apprising the Board of Directors of his acts or plans concerning the Company. At the time of resignation, Mr. Speiser signed a one-year consulting agreement with Aaron and the Company, which provided for, among other things, a monthly reduction of his outstanding loan to the Company, a $1,500 per week retainer (to be reduced to $1,250 per week during last 6 months of the agreement), a commission on funding introduced by him to the Company pursuant to formula. The Company has requested receipts from Mr. Speiser for expenses submitted which were made part of the Company's outstanding loan indebtedness to Mr. Speiser. Mr. Speiser is presently not employed by the Company in any capacity.

During the first quarter of 1996, pursuant to the Company's 1996 Employee Stock Incentive Plan, the Company's board of directors authorized issuance of warrants to employees, officers and directors. A total of 337,000 warrants for the purchase of 337,000 shares of Common Stock of the Company were issued and the Board reserved a total of 337,000 shares of Common Stock issuable upon exercise of the warrants. The warrants are exercisable at a price of $1.25 per share for a period of five years. As of the date of this prospectus, no warrants have been exercised.


                   LEGAL PROCEEDINGS

On December 29, 1992, Robert Speiser, the then Chief Executive Officer of An-Con, obtained a Confession of Judgment in the Supreme Court, State of New York, Counties of Suffolk and Westchester for amounts due on loans to the Company of $92,239 and $190,957 inclusive of interest at 12% to May 27, 1992 and 9%
thereafter.   These loans represent amounts claimed by Mr.
Speiser to have been expended on behalf of the Company and funds loaned to the Company. As reported to the Board of Directors, Mr. Speiser's actions were motivated solely to deter threatened action by the landlord to file a judgment at that time of $41,700 in rental arrears. Mr. Speiser has indicated that he does not intend to enforce this judgment. On March 29, 1993 and in subsequent letters of instruction to the Sheriff of Suffolk County, Mr. Speiser requested that the execution of the above-mentioned judgments be held in abeyance for a 60 day period, until August 30, 1993. On February 28, 1994, the executive order expired. As of December 31, 1995, the Company had repaid $235,100 of the principal amount upon which the aforesaid judgments were based. See "Certain
Relationships and Related Transactions".

A lawsuit was commenced against the Company by Frank Scura, a non-affiliated person in the Supreme Court of the State of New York, Suffolk County, in December 1991 alleging breach of a financial consulting agreement and seeking damages of $3,000,000. In 1993, a settlement had been reached between the parties whereby the Company had agreed to issue 100,000 (pre-split) shares to the plaintiff in full settlement of any and all claims. Mr. Scura subsequently refused to execute the stipulation of settlement. The Company has taken the position that Mr. Scura's claim has no merit and does not present a material contingent liability.

On March 14, 1996 MegaDyne Medical Products, Inc. a Utah Corporation filed a complaint for injunctive relief and damages for patent infringement (35 USC.S. 271) in the U.S. District Court, District of Utah, Central Division. MegaDyne asserts that the Company has used its process for creating an Electro-surgical knife coated with a non-stick material. MegaDyne states that it is entitled to an accounting from the Company and to recover the damages allegedly sustained by MegaDyne as a result of infringing its product. Such damages allegedly include, but are not limited to, lost sales and profits due to sales of the infringing products and a reasonable royalty for use of the patented invention. MegaDyne claims it is presently unable to ascertain the full extent of monetary damages it has suffered by reason of Aaron's aforesaid acts of infringement. The Megadyne complaint also seeks (i) a preliminary and permanent injunction, (ii) accounting of all sales, (iii) compensatory and punitive damages and (iv) legal fee reimbursement. The Company has filed an answer denying the allegations and pleading numerous affirmative defenses, including, but not limited to, defenses questioning the validity of the plaintiff's patent for failure to comply with various sections of the U.S. Patent Law. In addition the Company has counterclaimed for an accounting, dismissal of plaintiff's complaint, a declaratory judgment declaring Aaron's right to manufacture the blades in question, an injunction prohibiting plaintiff from threatening the Company and its customers with infringement, and for attorney's fees.

As of March 31, 1996 the Company sold approximately $90,000 of Resistick. The Company counsel claims that scientific testing demonstrates that the Company's electro-surgical blade does not infringe MegaDyne's patent in that the Company's blade is resistive in nature as opposed to Megadyne's which is allegedly capacitive.

On August 27, 1996, a federal judge, after a hearing, denied plaintiff Megadyne's motion for a preliminary injunction, based upon, among other things, that Plaintiff failed to demonstrate a reasonable likelihood of success on the merits in the action for infringement. The lawsuit is continuing pending a trial for the permanent injunction.


           DESCRIPTION OF AN-CON SECURITIES

Common Stock of An-Con

   General

The authorized capital stock of An-Con consists of 15,000,000 shares of common stock. The holders of the shares of common stock (i) have equal ratable rights to dividends from funds legally available therefor, when as and if declared by the board of directors of An-Con; (ii) are entitled to shares ratably in all the assets of An-Con available for distribution of holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company, (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Such shares are entitled to one vote per share in all matters which the shareholders are entitled to vote upon at all meetings of shareholders. All shares of common stock which are the subject to this offering, when paid for, will be fully paid and non-assessable.

   Non-Cumulative Voting

The holders of shares of common stock of An-Con do not have cumulative voting rights which means that the holders of more than 50% of such outstanding shares can elect all of the directors to be elected and thus the holders of the remaining shares will not be able to elect any of An-Con's directors. Upon the consummation of the Acquisition and effectiveness of this Prospectus, the present shareholders of An-Con (exclusive of the Aaron shareholders exchanging their shares) will own at least 50% of the outstanding shares and will be in a position to elect all of the members of the Board of Directors. (See "Risk Factors" and "Principal Shareholders").

   Dividends

An-Con has not paid any cash dividends in the past, and any dividends to be issued in the future will rest within the discretion of the Board of Directors and will depend, among other things, upon An-Con's earnings, its capital requirements and financial conditions, as well as other relevant factors. The Company has not paid cash dividends since its inception and presently does not intend to pay dividends in the foreseeable future, but intends to retain all earnings, if any, for use in its business operations.

   Debentures

The Debentures have been issued under an indenture (the "Indenture") dated as of February 17, 1987, between An-Con and Continental Stock Transfer & Trust company, as Registrar (the "Debenture Registrar"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

Over the years, pursuant to conversion and special offers to exchange indebtedness for equity, the number of outstanding debentures were reduced from a principal amount of $1,711,000 to $78,000 as of the date of this Prospectus.

Each Debenture consists of $1,000 principal amount (or multiples thereof) of indebtedness, obligation of An-Con, mature in 1997, and bear interest from the date of delivery at the rate of 8% per annum, payable semi-annually on May and November of each year, to the registered owner thereof, with certain exceptions, at the close of business on the 15th day preceding each interest payment date. Principal and interest are payable and the Debentures are exchangeable, convertible and transferable at offices or agencies of An-Con maintained for such purposes in the Borough of Manhattan, City of New York. Payment of interest by the Company may be made by check mailed to the address of the person entitled thereto as it appears in the Debenture register.

   Conversion

The holders of the Debentures were entitled, at any time and from time to time until and including the close of business on February 17, 1991 to convert the Debentures or portions thereof (which are $1,000 or integral multiples thereof) into Common Stock of An-Con at a stated conversion price, which is subject to adjustment in certain circumstances.

   Subordination of Debentures

The payment of the principal and interest on the Debentures is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of and interest on all Senior Debt of An-Con as defined in the Indenture.

   Redemption

The Debentures are subject to redemption at the election of An-Con, in consideration of the payment of 105% of their principal amount of $1000 each (plus any unpaid interest to date of redemption), upon not less than 30 days' notice by mail at any time and from time to time after April, 1989.

Continental Stock Transfer & Trust Company, Two Broadway, New
York, New York 10004, is the Debenture Registrar under the
Indenture. The Company does not have any loans outstanding from the Debenture Registrar.

   Warrants

The Company has issued and has outstanding a total of 200,000, 2 1/2 year restricted warrants which expire in November, 1998, each of which is exercisable to purchase one share of Common Stock at a price of $3.00 per share. The Company has reserved a total of 200,000 shares of common stock issuable on the exercise of the warrants and to date no warrants have been exercised. Each warrant does not have any voting or equity rights but merely constitutes a right to purchase one share of common stock of the Company. The exercise price for each warrant is adjustable in the event the Company declares a stock dividend, reclassification of shares, consolidation or merger. The Company has agreed to register the shares underlying the warrants in a new registration statement to be filed.


                    TRANSFER AGENT

The Registrar for An-Con's Common Stock is Continental Stock
Transfer & Trust Company, Two Broadway, New York.
("Continental"). Continental is also the Agent for the Company's outstanding Debentures. Aaron has no transfer agent for its shares and maintains its own transfer records.


                     LEGAL MATTERS

The legality of the Common Stock of An-Con to be issued in the Acquisition will be passed upon for An-Con by its Corporate
Counsel, Alfred V. Greco, P.C., New York, N.Y.   Alfred V.
Greco, P.C. is the beneficial owner of 71,667 shares of Common
Stock of An-Con.




                        EXPERTS

The audited consolidated financial statements incorporated in this Proxy Statement/Prospectus have been examined by Bloom & Company, independent Certified Public Accountants, for the periods indicated and to the extent set forth therein, and have been included based upon the report of such firm appearing elsewhere herein and upon the authority of such firm as experts in auditing and accounting.


INFORMATION AS TO UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited financial statements of the Company for the interim periods ended June 30, 1996 and June 30, 1995, have been prepared by management from the books and records of the Company and reflect, in the opinion of management, all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations of the Company, on a consolidated basis, as at the periods indicated therein and are of a normal recurring nature.

                     OTHER MATTERS

Certain persons, because of their relationship with Aaron might be deemed to be underwriters of the An-Con Common Stock pursuant to Rule 145 (c) of the Securities Act of 1933. The Acquisition Agreement, as amended, provides, however, that each such person will furnish a letter to An-Con to the effect that:
(i) he has no present plan or intention to transfer, sell or otherwise dispose of any shares of An-Con Common Stock he may receive as a result of the Acquisition; (ii) that any future disposition by him of any shares of An-Con Common Stock he receives in the Acquisition will be accomplished in accordance with Rule 145 (d) of the Securities Act of 1933; and (iii) he agrees to a legend to be placed on the shares of An-Con received in the Acquisition which references the restrictions on such shares and describes his status as a person deemed to be an underwriter pursuant to Rules 144 and 145. Aaron and An-Con anticipate that this measure will comply with the requirements of Rules 144 and 145, and all interpretations thereof, and that as a result no person will be deemed to be an underwriter of shares of An-Con Common Stock as the result of the Acquisition.

                 AN-CON GENETICS, INC.
           CONSOLIDATED FINANCIAL STATEMENTS

                                                   Page

Independent Auditors' Report . . . . . . . . . . . .F-2

Consolidated Balance Sheet at December 31, 1995. . .F-3

Consolidated Statements of Operations for the years
   ended December 31, 1995 and 1994. . . . . . . . .F-5

Consolidated Statement of Shareholders' Equity for the
   years ended December 31, 1995 and 1994. . . . . .F-6

Consolidated Statements of Cash Flows for the years
   ended December 31, 1995 and 1994. . . . . . . . F-13

Consolidated Notes to Financial Statements . . . . F-18

                UNAUDITED CONSOLIDATED
           CONSOLIDATED FINANCIAL STATEMENTS

                                                   Page

Consolidated Balance Sheet June 30, 1996 . . . . . F-39

Consolidated Statement of Operations for the
  Six Months Ended June 30, 1996 and 1995. . . . . F-41

Consolidated Statement of Cash Flows for the
   Six Months Ended June 30, 1996 and 1995 . . . . F-42

Consolidated Notes to Financial Statements . . . . F-45


           AARON MEDICAL INDUSTRIES, INC.
                FINANCIAL STATEMENTS

Independent Auditors Report. . . . . . . . . . .F-50

Balance Sheet December 31, 1994 and 1993 . . . .F-51

Income Statements for the Years Ended
December 31, 1995 and 1994 . . . . . . . . . . .F-53

Statement of Cash Flows for the Years Ended
December 31, 1994 and 1993 . . . . . . . . . . .F-54

Statement of Stockholders Equity For the Years
Ended December 31, 1994 and 1993 . . . . . . . .F-56

Notes to Financial Statements. . . . . . . . . .F-57

Schedules of Cost of Sales . . . . . . . . . . .F-68

Schedules of Operating Expenses. . . . . . . . .F-69

































An-Con Genetics, Inc.

Consolidated Financial Statements

For the period ended

December 31, 1995 and 1994 an
BLOOM AND COMPANY
50 CLINTON STREET
HEMPSTEAD, NY 11550
Tel. (516) 486-5900
Fax  (516) 486-5476





INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Shareholders of
An-Con Genetics, Inc.

We have audited the accompanying consolidated balance sheet of An-Con Genetics, Inc. and subsidiary as of December 31, 1995 and the related statements of operations and shareholders' equity, and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of An-Con Genetics, Inc. and subsidiary as of December 31, 1995 and the related results of its operations, and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.



S/Bloom and Company

BLOOM AND COMPANY
April 15, 1996
Except for Notes 7 and 11 August 30, 1996

AN-CON GENETICS, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1995





ASSETS

Current assets:

Cash                                 $   165,800
Trade accounts receivable                652,300
Inventories                              606,200
Prepaid expenses                          73,900
Deferred tax asset                       183,300

    Total current assets               1,681,500

Property and equipment, net            1,269,500

Other assets:

Goodwill, net                            100,300
Deferred charges                          95,000
Patent rights, net                       259,500
Unamortized debt issue costs, net          3,700
Deposits                                   7,700

                                         466,200

                                      $3,417,200


The accompanying notes are an integral part of the financial statements.
























AN-CON GENETICS, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1995
(Continued)



LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current liabilities:

Accounts payable                     $   887,300
Accrued interest                         157,900
Notes payable - current portion          132,000
Due to Aaron shareholders              1,331,800
Current portion of obligations
 under capital leases                     31,400

    Total current liabilities          2,540,400


Long-term debt, net                      643,100
Obligations under capital leases           4,700


Stockholders' equity

Common stock par value $.015;
 15,000,000 shares authorized,
 issued and outstanding 4,305,340
 shares, on December 31, 1995             64,700
Additional paid in capital            11,541,100
Accumulated deficit                 (11,366,200)

                                         239,600

Subscriptions receivable            (    10,600)

Total stockholders' equity               229,000

                                     $ 3,417,200






The accompanying notes are an integral part of the financial statements.










AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                     1995       1994

Sales                            $5,521,000 $  85,500

Costs and expenses:

Cost of sales                     3,215,300    56,700
Research and development            121,900    11,300
Professional services               368,400   265,200
Salaries and related costs          850,000   405,200
Selling, general and administration         1,184,900            378,600

                                  5,740,500 1,117,000

(Loss) from operations            (219,500)              (1,031,500)

Other income and (expense):

Interest expense (net of income)   (68,700)  (26,400)
Miscellaneous                        57,300                    1,500

                                  ( 11,400)  (24,900)

Income (loss) before extraordinary item      (230,900)   (1,056,400)

Extraordinary item:
Gain from settlement of debt         76,800                   54,200

Income (loss) before income tax   (154,100)              (1,002,200)

Income tax                               --                       --

Net income (loss)                          $  ( 154,100)$(1,002,200)

Per share

Net loss before extraordinary item$(   .054)

Net income (loss)                 $(   .04)$(     .39)

Weighted average number of shares
outstanding primary and fully diluted      4,354,349*      2,586,688

*This number should be used to calculate earnings per share because it includes 153,333 An-Con shares to be issued to the stockholders of the unconsolidated subsidiaries of An-Con, Xenetics Biomedical Inc. and Automated Diagnostics, Inc. in exchange for the shares they hold in the respective companies.

The accompanying notes are an integral part of the financial statements.






AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                 Common
                number of  Common   Paid-in
                 shares     Stock   Capital      Deficit
Balance January 1,
1994            987,695  $ 15,000$9,090,700$(10,209,900)

Shares
issued
in exchange
for
convertible
debt and
accrued
interest at
$1.00 per
share           236,066     3,500   355,400

Exercise
of warrants
received by
convertible
debt holders
at $1.50 per
warrant         202,001     3,000   288,100

Expired
warrants                             16,900

Shares issued
in exchange
for cash less
commission of
$150,000 to a
foreign
investor at
$1.50 per
share           666,667    10,000   840,000

Shares issued
for the
purchase of
technology
at $.65 per
share            91,350     1,400    58,000

Warrants
issued for
services and
consulting
compensation
plan valued
at $.38 per
warrant
The accompanying notes are an integral part of the financial statements. (continued on next page)


AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                         Paid-in
                Treasury   Subscriptions Capital
                  Stock     Receivable  Warrants    Total

Balance January 1,
January 1,
1994          $ (6,000)     $    --   $ 136,900$ (973,300)

Shares
issued
in exchange
for
convertible
debt and
accrued
interest at
$1.00 per
share                                            358,900

Exercise
of warrants
received by
convertible
debt holders
at $1.50 per
warrant                     (44,000)             247,100

Expired warrants                                       (16,900)     -0-

Shares issued
in exchange
for cash less
commission of
$150,000 to a
foreign
investor at
$1.50 per
share                                            850,000

Shares issued
for the
purchase of
technology
at $.65 per
share                                             59,400

Warrants
issued for
services and
consulting
compensation
plan valued
at $.38 per
warrant                                  133,000 133,000
The accompanying notes are an integral part of the financial statements. (continued on next page)


AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
(continued)



                 Common
                number of  Common   Paid-in
                 shares     Stock   Capital   Deficit



Warrants
exercised at
$1.50 per
share as per
1994 service
and consulting
compensation
plan            120,500     1,800   149,300

Shares issued
for officers
bonus at
$.30 per
share in
conjunction
with the
rescission
of executive
warrants      1,205,000    18,100   343,400

Shares issued
for consulting
and legal
services at
$.30 per
share           516,061     7,700   147,200

Shares issued
for legal
services
at $.90
per share        85,000     1,300    74,700

Net (loss)
for 1994                                      (1,002,200)

Balance
December 31,
1994         4,110,340    $61,800            $11,363,700 $(11,212,100)


The accompanying notes are an integral part of the financial statements.

(continued on next page)

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
(CONTINUED)


                                      Paid-in
                Treasury SubscriptionsCapital
                  Stock   Receivable Warrants    Total


Warrants
exercised at
$1.50 per
share as per
1994 service
and consulting
compensation
plan                     (44,300)    (45,800)    61,000

Shares issued
for officers
bonus at
$.30 per
share in
conjunction
with the
rescission
of executive
warrants                            (120,000)   241,500

Shares issued
for consulting
and legal
services at
$.30 per
share                                           154,900

Shares issued
for legal
services
at $.90
per share                                        76,000

Net (loss)
for 1994                                                    (1,002,200)

Balance
December 31,
1994           $( 6,000)$ (88,300) $  87,200$   206,300


The accompanying notes are an integral part of the financial statements.

(continued on next page)







AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                 Common
               number of   Common    Paid-in
                 shares     stock    Capital   Deficit


Balance
December 31,
1994          4,110,340   $61,800$11,363,700$(11,212,100)

Shares issued
for
consulting
and legal
services
at $.40
per share        27,500       400     10,600

Shares issued
in exchange
for outstanding
bonds at $.40
per share        35,000       500     13,500

Shares issued
as part of
purchase of
building
at $1.30 per
share            60,000       900     77,100

Shares issued
for cash
at $1.00 per
share            80,000     1,200     78,800

Shares issued
in escrow
for the
purchase of
Aaron Medical
Industries, Inc.
3,399,096 (memorandum only)

Shares held
in treasury
given in
exchange for
legal fees
at $.40 per
share
Warrants
cancelled                             74,400
The accompanying notes are an integral part of the financial statements. (continued on next page)

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
(Continued)
                                        Paid-in
                Treasury Subscriptions  capital
                  Stock   Receivable   Warrants  Total

Balance
December 31,
1994          $ (6,000)   $(88,300)   $87,200  $206,300

Shares issued
for
consulting
and legal
services
at $.40
per share                                        11,000

Shares issued
in exchange
for outstanding
bonds at $.40
per share                                        14,000

Shares issued
as part of
purchase of
building
at $1.30 per
share                                             78,000

Shares issued
for cash
at $1.00 per
share                                             80,000

Shares issued
in escrow
for the
purchase of
Aaron Medical
Industries, Inc.
3,399,096 (memorandum only   )

Shares held
in treasury
given in
exchange for
legal fees
at $.40 per
share          6,000                              6,000

Warrants
cancelled                   12,800    (87,200)

The accompanying notes are an integral part of the financial statements. (continued on next page)


AN-CON GENETICS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                 Common
               number of   Common     Paid-in
                 shares     stock     Capital      Deficit

Cash received
to reduce
subscriptions
receivable

Shares canceled
previously
issued for
services        (7,500)     (100)     (2,900)

Cash collection
of warrants
outstanding                              900

Cost of
underwriting
for Aaron
acquisition                         (75,000)

Income for
year 1995                                    (   154,100     )

Balance December 31,
1995         4,305,340   $ 64,700$11,541,100 $(11,366,200)
(Table continued below)
                                        Paid-in
                Treasury  Subscriptions Capital
                  Stock     Receivable Warrants    Total
Cash received
to reduce
subscriptions
receivable                  $64,900              $64,900

Shares canceled
previously
issued for
services                                          (3,000)

Cash collection
of warrants
outstanding                                          900

Cost of
underwriting
for Aaron
acquisition                                      (75,000)

Income for
year 1995                                       (154,100)
Balance December 31,
1995           $     0 $ (10,600)  $       0   $ 229,000



AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                    1995       1994

Cash flows from operating activities:

Net income (loss)               $ (154,100)             $(1,002,200)

Adjustments to reconcile net
income (loss) to net cash provided
by (used in) operating activities:

Depreciation and amortization       171,000    120,300
Tax benefit                         183,300         --
Shares issued for services           14,000    230,700
Warrants issued for services             --     57,800
(Gain) loss from settlement of debt          ( 76,700)        26,900
Shares issued for officers bonus         --    241,500
Provision for tax benefit         (183,300)         --

Change in assets and liabilities:

Increase in receivables          ( 151,200)  (    900)
(Increase) decrease in prepaid expenses          4,900( 10,100)
Increase in inventories          (  91,800)  (  7,500)
Increase (decrease) in accounts payable        335,900( 68,400)
Increase (decrease) in accrued interest         45,600(  2,500)
Decrease in customers deposits   (  85,100)                  --

Total adjustments                ( 166,600)    587,800

Net cash provided by (used in)
operations                     $    12,500   $(414,400)


The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
(Continued)


                                       1995      1994

Net cash provided by (used in)
 operating activities             $  12,500  $(414,400)

Cash flows from investing activities:

(Increase)decrease in fixed assets(236,300)       4,300
Increase in security deposits         1,800    (    300)
Acquisition  costs                ( 20,000)    (75,000)
Purchase of technology            (126,600)          --

Net cash applied to investing
activities                        (381,100)    ( 71,000)

Cash flows from financing activities

Receipt of common stock subscription 64,900          --
Loans and advances to affiliate          --    (190,600)
Common shares issued                 80,900     850,000
Decrease in loans from officers   ( 90,700)    (165,900)
Common shares issued for warrants        --     383,400
Reduction in notes payable
and capital leases                    3,600          --
Cost of underwriting              ( 75,000)          --

Net cash provided by (applied to)
financing activities              ( 16,300)     876,900

Net increase (decrease) in cash   (384,900)     391,500
Cash at beginning of year           550,700      20,300

Cash at end of year              $  165,800  $  411,800


The accompanying notes are an integral part of these financial statements.


















AN-CON GENETICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 AND 1994
Cash paid during the twelve months ended December 31:
                                      1995          1994

 Interest                    $ 27,700     $ -0-
 Income Taxes                     -0-       -0-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
1.The Company issued 35,000 restricted post-split shares
to convertible note holders  to redeem $70,000 in notes
payable and                  $26,900 of related accrued interest. The
shares were valued at $14,000,         50% of the     market price of
the Company's unrestricted             shares at the time of
issuance.  The issuance cost of the redeemed bonds, in
the amount of $6,100 was written off.
2.The Company issued 27,500 post-split shares for
services valued at $11,000, 50% of       the market price of
the Company's unrestricted shares at the time of
issuance.
3. On January 11, 1995, An-Con acquired all of
the outstanding capital stock of Aaron Medical
   Industries, Inc.          (Aaron), in exchange for issuing
3,399,096 shares of the           Company to an escrow agent.
The total acquisition        price of Aaron shares was
valued                       at $1,331,800.      According to the agreement
An-Con will register the shares that are         placed
in escrow.  Aaron's former shareholders voted and
approved An-Con's acquisition               of their Company,
and An-Con completed the acquisition, prior to
filing and                   effectiveness of a registration
statement, under the Securities Act of 1933.
Consequently, the former shareholders of Aaron
have been given the right to accept the          registered
shares of An-Con or elect to receive the value of their share in cash.

The former shareholders of Aaron have the right to accept the registered shares of An-Con or elect to receive the value of their shares in cash.
Since (a) the vote was previously taken by Aaron's shareholders and shares were already delivered by them, and (b) An-Con shares were already issued prior to filing and effectiveness of a registration statement under the Securities Act of 1933, and (c) since the Company has already been acquired since January, 1995, the shareholders of Aaron are to be provided with an effective registration statement by An-Con and are being requested to choose either to accept delivery of the An-Con shares pursuant to the acquisition agreement, as amended, or, in the alternative, to receive cash for their shares of Aaron. The amount of $1,331,800, value of the consideration due to the former Aaron shareholders, is recorded as a current liability of An-Con, as of March 31, 1995.

AN-CON GENETICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 AND 1994

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES (continued):
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995:
   The Acquisition of Aaron was accounted for using the purchase method. Accordingly, $2,012,800 was allocated to assets acquired based on their estimated fair values. This treatment resulted in $335,800 of cost in excess of net assets acquired. Such excess
(which has increased for additional acquisition costs) is being amortized on a straight-line basis over five years. In connection with the acquisition, the Company assumed $681,600 net liabilities of Aaron. In 1995 the Company reduced goodwill for the tax benefit recognized by Aaron as a result of its net operating loss carryover of $183,300 as per Fasb 109 paragraph 30.

4. On June 26, 1995 the Company's subsidiary, Aaron Medical,
purchased a building for          $625,000 by         issuing 60,000 An-Con
shares valued at $78,000 and  a purchase         money          mortgage
of $500,000. A security deposit given to the seller of $12,200 was applied to the purchase and $34,800 was paid in cash.

5.   On November 16, 1995 the Company purchased the
business of Suncoast          Design Service for       $96,500.
Suncoast is in the business of designing               and
maintaining assembly line                         equipment for
manufacturing            companies.                    The Company paid $15,000
in cash and issued            notes of $81,500.  The note             is
payable at $823.11            per week over a period of two years.

6.   On December 15, 1995 the Company purchased the
technology to manufacture a 30 watt electrosurgical
coagulation device (ECU) for $185,000.  $100,000
of cash at closing       and $85,000         in notes       payable
over eighteen            months at 10% with monthly payments
of $5,105.85.

7.   An-Con shares being held by the Company were
issued for legal services valued at          $6,000.

8.   During the year subscriptions receivable for
shares issued for legal services were        canceled
valued                   at                  $12,800.  The Company
determined they were uncollectible.

FOR THE YEAR ENDED DECEMBER 31, 1994
1.   The Company issued 236,066 shares and the
equivalent number of warrants to convertible
note holders in redemption of $332,000 in notes.
The warrants were called by the    Company and
202,001 warrants were exercised for $290,880.
As at December 31, 1994, $44,000 of notes taken by the Company for the exercise of the warrants had not been paid. These notes bear annual interest rate of nine percent.
AN-CON GENETICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 AND 1994

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES (continued):

FOR THE YEAR ENDED DECEMBER 31, 1994


2. The Company purchased a multifunctional cautery device for 91,350 shares of unregistered common stock valued at $59,400.

3. As a part of a services and consulting compensation plan, filed as a registration statement on form S-8, the Company issued 350,000 warrants to purchase 350,000 common shares of the Company at $1.50 per share. The value assigned to these rights was $133,000. As of December 31, 1994, 120,500 warrants were exercised for $136,300 in cash and $44,300 as subscriptions receivable.




































AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Consolidation

     The consolidated financial statements include the accounts of An-Con and its wholly owned subsidiary Aaron Medical
Industries, Inc.. Significant intercompany accounts and transactions have been eliminated.


Fair values of financial instruments

Fair values of cash and cash equivalents, securities with original maturities of less than 90 days, short-term investments and short-term debt approximate cost due to the short period of time to maturity.

Inventories

Inventories are stated at the lower of cost or market.  Cost is computed on a currently adjusted standard basis (which
approximates actual cost on a current average or first-in,
first-out basis).  Inventories at fiscal year-ends were as
follows:
                       1995         1994

 Raw materials    $  296,700          --
 Work in process     239,900          --
 Finished goods       69,600      17,900

 Total             $ 606,200     $17,900

Property, Plant and Equipment

        Property and other equipment are stated at cost.
Depreciation is computed for financial reporting purposes principally by use of the straight-line method over the following estimated useful lives: machinery and equipment, 7-15 years; buildings, 30 years.

The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective as of the beginning of fiscal 1995. This adoption had no material effect on the Company's financial statements.



AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (continued)
Earnings per common and common equivalent share

Earnings per common and common equivalent share are computed
using the weighted average      number of  outstanding common and
dilutive common equivalent shares outstanding. The Company's primary and fully diluted earnings per share are the same and they are computed by dividing the Company earnings by the weighted average number of common shares outstanding and common stock equivalents. The only dilutive common stock equivalent or other convertible securities were the common shares of Automated Diagnostics, Inc. and Xenetics Biomedical, Inc, An-Con's unconsolidated and discontinued subsidiaries, which were convertible to 153,333 common shares of the Company. The 3,399,096 shares, issuable in exchange for $1,331,800 liability to Aaron shareholders were not included in computing the fully diluted earnings per share, for the reason of being anti-dilutive.

Cost of acquisition/Stock issue cost
As per APB 16 the Company policy is to capitalize professional fees in connection with the acquisition of its wholly owned subsidiary and deduct from capital in excess of par value the costs associated with the underwriting to register the shares to be given to the shareholders of the subsidiary.

Investments

The equity method is used to account for investments in
corporate joint ventures and other   investments in common stock
if the Company has the ability to exercise significant influence over operating and financial policies of the investee enterprise. That ability is presumed to exist for investments of 20% or more and is presumed not to exist for investments of less than 20%; both presumptions may be overcome by predominant evidence to the contrary.

The Company initially records an investment at cost. Subsequently, the carrying amount of the investment is increased to reflect the Company's share of income of the investee and is reduced to reflect the Company's share of losses of the investee or dividends received from the investee. The Company's share of the income or losses of the investee is included in the Company's net income as the investee reports them. Adjustments similar to those made in preparing consolidated financial statements, such as elimination of intercompany gains and losses and amortization of the difference between cost and underlying equity in net assets, also are applicable to the equity method. Under the equity method, an investment in common stock is shown on the balance sheet of the Company as a single amount. Likewise, an investor's share of earnings or losses from its investment is ordinarily shown in its income statement as a single amount.


AN-CON GENETICS, INC
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (continued)

Investments (continued)

The cost method is used when ownership of securities in an affiliated company represents less than 20% of the total outstanding shares of that Company. Under this method the Company records an investment in the stock of an investee at cost, and recognizes as income dividends received that are distributed from net accumulated earnings of the investee since the date of acquisition by the Company. The net accumulated earnings of an investee subsequent to the date of investment are recognized by the Company only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment.

A loss in value of an investment that is other than a temporary decline shall be recognized the same as a loss in value of other long-term assets. Evidence of a loss in value might include,
but    would not necessarily be limited to, absence of the
ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair market value of an investment that is less than its carrying amount may indicate a loss in the value of the investment.

Research and Development Costs

Research and development costs are charged to expense when incurred. Disclosure in the financial statements is made for the total research and development costs charged to expense in each period for which an income statement is presented.

Only the development costs that are purchased from another enterprise and have alternative future use are capitalized and are amortized over five years.

Research and Development arrangements

Company accounts for its obligations under an arrangement for the funding or research and development by others by determining whether the Company is contractually obligated to pay for research not yet performed. If so determined, to the extent that the Company is obligated to pay, the Company records a liability and charges research and development costs to expense.








AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (continued)

     Intangible assets

Intangible assets consist of the excess of the cost of acquired companies and assets over the values assigned to net tangible assets. These intangibles are being amortized by the straight-line method over a 5-year period. Accumulated amortization
totaled $144,100 at December    30, 1995, after taking into account
the impairment discussed below.

At each balance sheet date, the Company assesses whether there
has been an impairment in the   value of such intangibles by
determining whether projected undiscounted future cash flow from operations for each Company, as defined in Statement of Financial Accounting Standards No. 121, " Accounting for the impairment of Long -Lived Assets to be Disposed of," exceeds its net book value as of the assessment date. At December 30, 1995, $250,000 of intangible assets were written down to their fair value due to an impairment recognized in the first quarter of 1995 (see note 7).

Income Recognition

Income is recognized on the accrual basis, i.e., revenues are recognized and reported in the income statement when the amount and timing of revenues are reasonably determinable and the earning process is complete or virtually complete.

Accounting for Income Taxes

In February 1992, the FASB issued Statement No. 109, Accounting for Income Taxes. FASB 109 requires an asset and liability approach for financial accounting and reporting for income taxes. It requires recognition of (1) current tax liabilities or assets for the estimated taxes payable or refundable on tax returns for the current year, and (2) deferred tax liabilities or assets for the estimated future tax effects attributable to temporary differences and carryforwards.

The Company has adopted the policy of preparing its financial statements in accordance with FASB 109.

Nonmonetary Transactions

The accounting for non-monetary assets is based on the fair values of the assets involved. Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The difference in the costs of the assets exchanged is recognized as a gain or loss. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.


AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

The Company has adopted Accounting Principles Board Opinion 25
for its     accounting for stock based compensation.  Under this
policy:

1.  .  .          Compensation costs are recognized as an expense over the
   period of employment attributable to the employee stock options.

2. Stocks issued in accordance with a plan for past or future services of an employee is allocated between the expired costs and future costs. Future costs are charged to the periods in which the services are performed. The proforma amounts of the difference between compensation cost included in net income and related cost measured by the fair value based method, including tax effects are disclosed.

NOTE 2.  DESCRIPTION OF BUSINESS

An-Con Genetics, Inc. ("the Company") was incorporated in 1982, under the laws of the State of Delaware and has its principal executive office at 1 Huntington Quadrangle, Melville, New York
11747.

Currently, the Company is actively engaged in the business of
acquiring ownership interests in   medical products and related
technologies. Also, An-Con has devoted its resources to marketing a product called OmniFix II, an alcohol based tissue fixative which is sold to hospital and clinical laboratories.

On January 11, 1995 the Company acquired a 100% ownership interest in Aaron Medical Industries, Inc. a St. Petersburg,
Florida based Company engaged in the manufacturing and distributing of medical products.

Aaron's largest current product line is battery operated cauteries. Cauteries were originally designed for precise hemostasis in ophthalmology. Today they have a variety of uses including sculpting woven grafts in bypass surgery, vasectomies, evacuation of subungual hematoma (smashed fingernail) and for stopping bleeding in many types of surgery. Aaron manufactures many types of cauteries.

Aaron additionally manufactures a variety of specialty lighting instruments for use in ophthalmology, as well as a patented flexible lighting instrument for general surgery, hip replacement surgery, and for the placement of endotracheal tubes. An industrial version of this light is distributed through a large automotive tool distributor, and various retail outlets and stores.


AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 2. DESCRIPTION OF BUSINESS (continued)

Aaron Medical Industries, Inc. manufactures and sells its products under the Aaron label to over eight hundred fifty distributors worldwide and has private label arrangements with several large hospital supply Companies. Additionally, private label arrangements have been made with large buying groups. These private label arrangements, combined with the Aaron label allows the Company to gain a greater market share for the distribution of its products.

Purchase - Aaron Medical Industries, Inc.

On January 11, 1995, the Company acquired Aaron Medical Industries, Inc. which was accounted for by the purchase method. Total assets acquired were valued at $2,012,800 and liabilities assumed were valued at $681,000. In order to properly transfer the shares agreed upon to the Aaron shareholders the arrangement called for the shares to be registered so they could be freely traded. The assets were valued at $335,800 more than their cost basis which created goodwill.

Purchase - Aaron Medical Industries, Inc.

The goodwill is being written off over 5 years using the straight-line method. Because the registration statement was not timely filed the Aaron shareholders have been given the choice of accepting cash at 22 cents per share for their Aaron shares, $1,331,800, or taking the An-Con shares in exchange.
The Aaron shareholders have 30 days from the effective day of the registration statement to accept the cash offer or they will receive the An-Con shares.

The $.22 cents per share valuation for the Aaron shares exchanged was determined by (a) a separate fair valuation of current assets, which included (i) discounted value of receivables (ii) market value of inventory at estimated selling price, less cost of disposal and reasonable profit allowance,
(iii) pre-paid expenses and security deposits at present value;
(b) non-current assets of plant, property and equipment at current replacement cost; (c) intangible assets at present value of future benefits; (d) present value of liabilities, accounts
and note payable and long term debt.   The amount of goodwill
was determined by comparing the financial position of Aaron at December 31, 1994 with the financial position of similar companies in the same industry.









AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 2.  DESCRIPTION OF BUSINESS (continued)

Purchase - Suncoast Design

On November 16, 1995 the Company purchased the business of Suncoast Design Service for $96,500. Suncoast is in the business of designing and maintaining assembly line equipment for manufacturing companies (machine shop).

Suncoast has moved its equipment onto the premises of the
Company and continues to bill     its previous customers in the
Company's name.

Purchase - ECU Technology

On December 15, 1995 the Company purchased the technology to manufacturer, a 30 watt electrosurgical coagulation device (ECU) for $185,000; $100,000 at closing and $85,000 in notes payable over eighteen months at 10% with monthly payments of $5,105.85.

The device is to be made by a third party manufacturer that the Company has a one year contract with to produce the unit for a fixed price. As part of the agreement the Company hired the individual that brought the technology to the Company as a salesman. This individual lent the Company $30,000 to be paid back at 10% interest over 2 years.

NOTE 3.  PROPERTY AND EQUIPMENT

As of December 31, 1995, property and equipment consisted of the following:

               Equipment                     $  1,173,100
               Property held under capital leases      55,000
               Building                           637,500
               Furniture and Fixtures                  111,200
               Leasehold Improvements                   24,400
                                                2,001,200
               Less: Accumulated Depreciation(  768,800)
                                              1,232,400
               Machinery under construction                    37,100
                                            $ 1,269,500
NOTE 4. LEASE AGREEMENTS

    On February 28, 1995 an agreement was entered into with the landlord of one Huntington Quadrangle, Melville, New York for a new lease on the same premises beginning February 1, 1995 and extending to January 31, 1997. The annual rental is $24,000 payable $24,000 upon signing the lease, and $1,000 per month for 24 months. The landlord and the Company have signed general releases absolving each of any past due debts or damages. The Company has written off prior rents charged to operations in the amount of $54,200. Annual rental expense was $24,000, for the year ended December 31, 1995 and 1994 for the parent Company, An-Con.
AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 4. LEASE AGREEMENTS (continued)

    The following is a schedule of future minimum rental payments as of December 31, 1995:
    Amount

1996             $ 24,000
1997                2,000
                 $ 26,000

Aaron had rent expense of $23,400 for the period January 1, 1995 to June 26, 1995 when Aaron purchased the building.

Total consolidated rent expense for the Company was $47,400 in 1995 and $24,000 in 1994, unconsolidated.

Capital leases

The Company is the lessee of transportation and telephone equipment under capital leases expiring in various years through May, 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1995 and 1994. This amortization amounted to $10,000 and $0 for 1995 and 1994 respectively.

The following is a summary of property held under capital leases:

                       1995         1994

   Transportation  $ 38,800     $ 38,800
   Telephone equipment            16,200    16,200
                     55,000       55,000
   Less: Accumulated
         depreciation           (25,500)  (10,000)
                   $ 29,500     $ 45,000

Minimum future lease payments under capital leases as of December 31, 1995 for each of the next four years and in the aggregate are:
                                           Amount

               1996                          $ 34,400
               1997                             3,200
               1998                                --
               1999                                --
               Total minimum lease payments    37,600
               Less: Amount representing interest6,000
               Present value of net minimum lease


                payments                     $ 31,600
AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 4. LEASE AGREEMENTS (continued)

The interest rates on the capitalized leases range between 9.73% and 15.10% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of the lease or the lessor's implicit rate of return.

The capital leases provide for purchase options. Generally, purchase options are at prices representing the expected fair value of the property at the expiration of the lease term.

NOTE 5.  ACCRUED BONUS

For the year 1995 accrued bonuses earned by the officers and employees of the Company amounted to $72,000. The bonus arrangement based on employment contracts calls for 10% of the profits of Aaron over $200,000 to 1% of the profits of Aaron over $300,000 to be paid to certain employees.

NOTE 6.  NOTES PAYABLE-OFFICERS

The Chief Executive Officer (CEO) and the President made cash loans to the Company during the period October 12, 1990 to December 31, 1993 of $159,000 and $21,500, respectively. In addition to these loans, the CEO advanced his own cash of $76,100 in the form of loans for product development, travel and other expenses. Interest on these loans were at 9% to 12% and has been accrued from inception. This interest is shown as part of accrued interest payable. During 1995 Mr. Speiser received $99,400 in payment of principal and interest on his loan. His loan balance at December 31, 1995 was $ -0- and accrued interest was $73,800.

NOTE 7.  INTANGIBLE ASSETS

            At December 31, 1995, the intangible assets consisted of the following:
               Balance                           Balance
              Beginning  Additions,             at end ofAccumulated
              of Period    at cost   Write-Offs  Period Amortization
Classification:
Patents,
trademarks,
and copyrights

Patent rights         $   250,000                    $ (250,000)  $    -0-$-0-
(Bar code reader)
Patent rights   59,400                           59,400    8,900
(Multifunction
Cautery)
Patent rights   59,900  $  11,600           -0-  71,500   44,400
(cauteries)
Patent rights
(ECU)              -0-    185,000           -0- 185,000    3,100
             $ 369,300  $ 196,600    $(250,000)        $ 315,900 $  56,400
AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

    NOTE 7.  INTANGIBLE ASSETS (continued)

The cost of patents, trademarks, and copyrights acquired are being amortized on the straight-line method over their remaining lives, ranging from 2 to 5 years. Amortization expense charged to operations in 1994 and 1995 was $3,000 and $14,300 respectively.

                Balance                          Balance
               Beginning Additions,             at end ofAccumulated
               of Period   at cost Write-Offs    Period Amortization

Goodwill

Goodwill    $     -0-  $ 335,800  $    -0- $  335,800$  86,200
(Purchase
Aaron)
Elimination of
valuation for tax
asset                     (183,300)            (183,300)
Goodwill            -0-      15,500      -0-     15,500      300
(Purchase
Suncoast
Covenant not
to compete)
(Purchase
Suncoast)        -0-      20,000       -0-    20,000     1,200

           $     -0-   $ 188,000   $   -0-  $188,000  $ 87,700

 Aaron, the Company's subsidiary had recognized a tax asset for carryover losses of $366,600 on January 11, 1995 (the date of purchase) and a corresponding valuation allowance of $366,600. As per Financial Accounting Standards Board (FASB) Statement of Standards Number 109 paragraph 30. If a valuation allowance is recognized for the deferred tax asset for an acquired entity's deductible temporary differences or operating loss or tax credit carryforwards at the acquisition date, the tax benefits for those items that are first recognized (that is, by elimination of that valuation allowance) in financial statements after the acquisition date shall be applied (a) first to reduce to zero any goodwill related to the acquisition, (b) second to reduce to zero other noncurrent intangible assets related to the acquisition, and (c) third to reduce income tax expense.

              Goodwill represents the excess of the cost of Companies acquired over the fair value of their net assets at dates of
acquisition and is being amortized on the   straight-line method
over 5 years. Amortization expense charges to operations for 1994 and 1995 and 1995 was $-0- and $87,700, respectively.




AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

    NOTE 8. LONG-TERM DEBT

The long term debt of the Company includes the convertible
debentures and notes    payable of the Company.  As of April 21,
1987, the Company had sold 1,711 convertible     debentures units.
Each unit consisted of $1,000 subordinated debentures and 50 common stock warrants.

As of December 31, 1995, 1,633 units of debentures had been converted into common shares of An-Con Genetics, Inc. The number of outstanding debentures was 78 units. On October 7, 1994, the Company made an offer to debenture holders to convert each debenture and accrued interest into 500 restricted shares of common stock. The offer was valid for 45 days. The Company extended the offer and in 1995 seventy bonds were redeemed for shares.

    As of December 31, 1995 the Company had not paid the interest
due on the    convertible debentures for the semiannual periods
ending in November, 1989 to November        , 1995.  The amount of
unpaid interest was $36,200.

Events of Default are defined in the indenture as being:(a) default for 30 days in payment of any interest installment when due, and default in payment of principal (or premium, if any) when due; (b) default for 60 days after written notice to the Company by holders of 25% in principal amount of the outstanding debentures in the performance of any other covenant of the Company in the indenture; and (c)certain events of bankruptcy, insolvency and reorganization of the Company. If an Event of Default shall occur and be continuing, the holders of not less than 25% in principal amount of the outstanding debentures may declare the principal of all debentures to be due and payable. Under the terms of the indenture, no periodic evidence is required to be furnished as to the absence of default or compliance with the indenture.

The holders of a majority in principal amount of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the holders. The right of a holder of any debenture to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including the provision of notice of indemnification to the debenture holders made by the Registrar. The holders of a majority in principal amount of the outstanding debentures may on behalf of the holders of all debentures waive any past default and its consequences under the indenture, except a default in the payment of the principal of, or interest on, any debenture or a default in respect of the conversion right of the debenture holders.

As of December 31, 1995, the bondholders had made no declaration that the principal was due and payable.


AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 8. LONG-TERM DEBT (continued)

8% - Bonds payable due in 1997 interest
payable semi-annually in May and November
in default.                                       77,900

10% - Mortgage payable to former landlord for purchase of property at 7100 30th Avenue
North, St. Petersburg, Florida on June 26,
1995 for $500,000 payable in monthly installments of $5,673.06 inclusive interest until July 1, 1998 when a balloon payment of $ 442,733 is due. 493,900

10% - Note payable for the purchase of the
ECU technology at $5,104.85 per month self-
liquidating for 18 months beginning January 15,
1996 and extending until June 15, 1997.           85,000

10% - Note payable in connection with the
purchase of the ECU Technology at $1,384.35 per
month for 24 months self-liquidating beginning January
15, 1996 and extending until December 15, 1997.   30,000

6.5% - Note payable over 2 years in connection
with the purchase of Suncoast Machine Shop on
November 16, 1995 payable at $630.80 per week
self-liquidating with the last payment due
November 5, 1997.  The original amount of the
note was $61,500.00.                                58,200

0% - Loan payable over 2 years in connection
with the purchase of Suncoast Machine Shop on
November 16, 1995 payable at $192.31 per  week
self-liquidating with the last payment due November
5, 1997. The original amount of the note was
$20,000.00.                                         18,800

9% - Note payable to insurance premium
finance Company at $5,661.00 per  month
for 2 months.                                       11,300

                                                   775,100
Less: Current portion                          (132,000)

Long Term Debt                                $  643,100

The following are maturities of long term debt for each of the next 5 years:

               1996            $ 132,000
               1997              186,900
               1998              456,200
               1999                   --
               2000                   --
                               $ 775,100
AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 9.  DISCONTINUED OPERATIONS

    The Company's unconsolidated subsidiaries, Automated Diagnostics and Xenetics Biomedical, discontinued operations in 1987 and 1989, respectively. In view of the above and the Company's lack of finances, the previously agreed upon mergers have not taken place. However, the Company has continued the development of Omnifix. In consideration of the Company's failure to consummate its agreement to merge, An-Con intends to deliver 153,333 shares of its common stock to Automated and Xenetic shareholders on an adjusted basis.

NOTE 10.  WARRANTS

As of December 31, 1995, the Company had no outstanding warrants.

(a) Consulting Compensation Plan
On June 24, 1994, the Company filed a services and consulting compensation plan on Form S-8 with the SEC. Pursuant to the plan the Company issued 350,000 warrants with the right to purchase shares at $1.50 for consulting and legal costs of the filing. As part of the plan the Company registered 85,000 shares for the payment of legal services. To date 120,500 warrants have been exercised. Because the exercise of certain warrants was not paid for promptly, the Company rescinded the arrangement in October, 1994. As of January 25, 1995, all remaining warrants have been canceled.

NOTE 11.  NET OPERATING LOSS CARRYFORWARDS

The Company's accounting policies require the recognition of a deferred tax asset for the operating loss carryforward as follows:

           Year loss       Loss    Expiration   Estimated
           incurred        Amount     Date      Tax Asset

    1983             $  376,000      1998     $ 132,000
    1984880,000            1999   308,000
    1985764,000            2000   267,000
    1986301,000            2001   105,000
    1987730,000            2002   255,000
    1988757,000            2003   265,000
    1989374,000            2004   131,000
    1990382,000            2005   134,000
    1991246,000            2006    86,000
    1992              1,004,000      2007       352,000
    1993465,000            2008   163,000
    1994              1,197,000      2009       419,000
    1995                637,200 (a)  2010       223,000

    Total            $8,113,200               2,840,000
    Deferred tax
          valuation allowance           (2,840,000)
                                     $         -0-

AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 11.  NET OPERATING LOSS CARRYFORWARDS (continued)

(a) An-Con's unconsolidated loss for the year ended December 31, 1995.

$8,113,200 of losses are available to offset future taxable income and may have future benefits. Because of the history of losses from operations, the management believes it is more likely that the estimated tax asset of $2,840,000 (resulting from the loss carry forward) will not be realized. Thus, a valuation allowance of $2,840,000 (100%) is set up to reduce the tax asset. However, if the Company achieves sufficient profitably to utilize a portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

Where an ownership change has occurred, Section 382 operates to limit the annual use of a corporation's NOL but does not eliminate the carryforward. In each post-ownership change year, the corporation can use its NOL carry forwards, up to the amount of the "Section 382 Limitation," to offset annual income.

Pursuant to Section 382(b), the "Section 382 Limitation" equals the value of the corporation (immediately before the ownership change, Sec. 382(e), multiplied by the long term tax exempt rate (the highest Long Term AFR in effect for any month in the three calendar month period ending with the month of the change, Sec. 382(f)). If the corporation does not have income for the year at least equal to Section 382 limitation, the unused portion of the limitation is carried forward to the following year.

              Pursuant to the Internal Revenue Code, IRC. Sec. 368(a), the
acquisition of Aaron         by An-Con is a considered Type B
reorganization.  The transaction should not limit the           net operating
loss carryforward of Aaron.

    At December 31, 1995, Aaron had the following net operating loss carryforwards available:
                    Year of Expiration
                     Loss      Date    Amount

                     1988      2004 $ 131,434
                     1989      2005   371,386
                     1990      2006    16,198
                     Total          $ 519,018

The amount of loss carryforward utilized to offset the taxable income of Aaron in 1995 was $483,400, which resulted in a tax saving of $183,300. Based on the profitable operations of the five years ended December 31, 1995 and management's assessment of Aaron's future prospects, it is more likely than not that net deferred taxable assets will be realized through the future taxable earnings. Based on an estimated tax rate of 35.5%, the tax benefit of the unutilized net operating loss carryforward of Aaron is estimated to be $183,300.
AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 12.  RETIREMENT PLANS

The Company provides a tax-qualified profit-sharing retirement plan under sec. 401k of the IRC. (the "Qualified Plans") for the benefit
of eligible employees with an     accumulation of funds for retirement
on a tax-deferred basis and provides for annual discretionary contributions to individual trust funds. The Company has made no contributions during 1994 and 1995 to the plan.


NOTE 13. RELATED PARTY TRANSACTIONS

During 1995, A company that is controlled by a recently elected
board member sold to     the Company materials that went into the
production of certain of the Company's products.       The value of
these materials sold to the Company for 1995 was $158,600.


NOTE 14.  PURCHASE OF BUILDING

On June 26, 1995 the Company, exercised its option to purchase the
building it occupied     for $625,000.  The purchase was financed
as follows:

Cash                              $   47,000
Purchase money mortgage        500,000
An-Con shares
(60,000 x $1.30 per share)      78,000

Total purchase price         $ 625,000

(a) Payment of principal and interest at 10% payable monthly at $5,373.06 until July 1, 1998 when a balloon payment of $439,074.27 is due.

(b) The An-Con shares are restricted for 2 years and are being held pursuant to an escrow agreement. The agreement further restricts the release of the shares until the seller takes such action as is necessary to further investigate, define and remediate such contamination that exists on the property and is referred to in environmental reports pursuant to a Remedial Action Plan approved by the State of Florida's appropriate agencies.

Two years from the date of Closing, if Seller and Guarantors have not defaulted under or been in breach of any of their obligations to Buyer, Buyer shall obtain and deliver to Escrow Agent additional shares of Stock if the Closing Market Price of the Stock on the thirtieth day prior to such date shall be less than $78,000.00.







AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 15.  COMMITMENTS AND CONTINGENCIES

Environmental conditions -Purchase of Building

As part of the purchase of 7100 30th Avenue North, St. Petersburg, Florida (manufacturing facility) the seller acknowledged it had previously conducted assessments to document environmental conditions existing on the property, the results of which are set forth in a June 23, 1994 Contamination Assessment Report (Project No. 94170501) and a January 27, 1995 Contamination Assessment Addendum (Project No. 950111302) (the "Environmental Reports").
As a result of the Environmental Reports, a recommendation was made that a Remedial Action Plan be developed for the property which would include removal of contaminated soil in two locations on the property.

Evironmental conditions -Purchase of Building

The Seller guaranteed (the "Environmental Guaranty") at its sole cost and expense to undertake through a qualified environmental engineering firm such action as is necessary to further investigate, define and remediate such contamination that exists on the property and is referred to in the Environmental Reports pursuant to a Remedial Action Plan approved by the State of Florida Department of Environmental Protection (DEP) and any other appropriate agencies (the "Environmental Work"). The environmental work shall begin promptly upon State of Florida approval of the intended environmental work, which approval and remediation will be diligently pursued and accomplished. Satisfaction of the Environmental Guaranty shall be evidenced by delivery to Buyer of a Site Completion Rehabilitation Order (SCRO) or its equivalent document from DEP approving completion of the Environmental Work.

Environmental conditions -Purchase of Building (continued)

In January 1996, the State of Florida approved a Remediation Plan and work should begin in the 2nd Quarter of 1996.

No assessment can be made at this time if there will be any cost to the Company if the Seller does not complete the work required in the plan approved by the State of Florida.

Leases

The Company leases a portion of its capital equipment and certain of its administrative facilities under operating leases that expire at various dates through 1997. Rental expense was $47,400 in 1995 and $24,000 in 1994. Minimum rental commitments under all non-cancelable leases with an initial term in excess of one year are payable as follows: 1996 - $58,000; 1997 - $5,200; 1998 - $ 0;
1999 - $0; 2001 and beyond $-0-. Commitments for construction or purchase of property, plant, and equipment approximated $200,000 at December 31, 1995.


AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 15.  COMMITMENTS AND CONTINGENCIES (continued)

Third Party Liability

In 1988, An-Con was the principal shareholder of Xenetics, Inc.
At that time, Xenetics had outstanding payroll tax liabilities of approximately $15,000, a liability which may be considered an obligation of the Company.

Employment Agreements

On September 8, 1995 the Company either executed new employment agreements with key employees or revised old employment agreements with its executives. These six agreements are for terms from 2-5 years and call for salaries of $35,000 to $118,335. Bonus arrangements call for 10% of the profits over $200,000 for the Chairman to 1% of the profits over $300,000 for the international sales representative for profits of Aaron only.

Employee Benefit Plans

Subsequent to December 31, 1995, the Company established a stock option plan on February 15, 1996 (hereafter referred to as the EOP plan) under which officers, key employees and non-employee directors may be granted options to purchase shares of the Company's authorized but unissued Common Stock. Under the plan, the option purchase price is not less than fair market value at the date of grant. The Company accounts for stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with SFAS No. 123, Accounting for Stock-Based Compensation," the Company intends to continue to apply APB No. 25 for purposes of determining net income and to adopt the proforma disclosure requirements for fiscal 1996.

Employee Benefit Plan

          Options currently expire no later than five years from the grant date. When proceeds are received by the Company from exercises, they are credited to Common Stock and Capital in excess of par value. Additional information with respect to EOP Plan
Activity was as follows:

                         Shares   Outstanding   Options
                        available    Number    Aggregate
                       for options  of shares    Price
December 31, 1995   $      -0-    $    -0-  $     -0-

February 15, 1996      337,000     337,000    379,000
     Grants            337,000     337,000    379,000
                          Exercise     -0-        -0-        -0-
     Cancellations         -0-         -0-        -0-
The exercise price for options outstanding under the EOP Plan at February 15, 1995 was $1.125. These options will expire if not exercised on February 15, 2001.

AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 15. COMMITTMENTS AND CONTINGENCIES (continued)

Legal Proceeding

             Scura
A lawsuit was brought against the Company by a former consultant in the Supreme Court of the State of New York, Suffolk County, in December 1991 alleging breach of a financial consulting agreement and seeking damages of $3,000,000. In 1993, a settlement had been reached between the parties whereby the Company had agreed to, issue 100,000 (pre-split) shares to the plaintiff in full settlement of any and all claims. Such right being subject to the consent of the underwriter. Mr. Scura subsequently refused to execute the stipulation of settlement. Company counsel is of the opinion that Mr. Scura's claim has no merit and does not present a material contingent liability.

    Speiser
    On December 29, 1992, Robert Speiser, the then Chief Executive Officer of An-Con, obtained a confession of judgement in the Supreme Court, State of New York, counties of Suffolk and Westchester for amounts due on loans to the Company of $92,239 and $190,957 inclusive of interest at 12% to May 27, 1992 and 9% thereafter. These loans represent amounts claimed by Mr.Speiser to have been expended on behalf of the Company and funds loaned to the Company. As reported to the Board of Directors, Mr. Speiser's actions were motivated solely to deter threatened action by the landlord to file a judgement at that time of $41,700 in rental arrears. Mr. Speiser has indicated that he does not intend to enforce this judgement. On March 29, 1993 and in subsequent letters of instruction to the Sheriff of Suffolk County, Mr. Speiser requested that the execution of the above-mentioned judgements be held in abeyance for a 60 day period, until August 30, 1993. On February 28, 1994, the executive order expired. As of December 13, 1995, the Company had repaid $235,100 of the principal amount upon which the aforesaid judgements were based.


MegaDyne

    On March 14, 1996 MegaDyne Medical Products, Inc. a Utah Corporation filed a complaint for injunctive relief and damages for patent infringement (35 USC.S. 271) in the U.S. District Court, District of Utah, Central Division. MegaDyne asserts that Aaron has used its process for creating an Electro-surgical knife coated with a non-stick material. MegaDyne states in its suit it is entitled to an accounting from Aaron and to recover the damages sustained by MegaDyne as a result of infringing products. Such damages include, but are not limited to, lost sales and profits due to sales of the infringing products and a reasonable royalty for use of the patented invention. MegaDyne is presently unable to ascertain the full extent of monetary damages it has suffered by reason of Aaron's aforesaid acts of infringement.

AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTES 15. COMMITMENTS AND CONTINGENCIES (continued)

     Megadyne

     As of March 31, 1996 the Company sold approximately $90,000 of the Aaron Products called Resistick. Aaron counsel has stated
"that scientific testing has proven that the Aaron Medical electro-surgical blade is resistive in nature. Thus, there is no capacitive coupling of radio frequency energy as recited in independent claims 1 and 5 of U.S. 4,785,807.

     Accordingly, there appears to be no literal infringement of the patent in suit. However, without benefit of the prosecution history, an authoritative opinion as to infringement under the doctrine of equivalents is not possible.

      Initial investigation suggests that the Aaron Medical electro-surgical blade does not include a second coat of non-stick fluorinated hydrocarbon material as recited independent claims 1 and 5." As claimed by MegaDyne.


NOTE 16.  SUBSEQUENT EVENTS

OmniFix Formula

The Company entered into an agreement with certain parties ("developers") who had developed and were sole owners of a histological, mercury and formaldehyde-free fixative ("fixative"), on February 20, 1988. The Company received the sole and exclusive right to manufacture, market and distribute the fixative throughout the world.

The agreement shall remain in full force and effect for a period of five years and shall be renewed automatically for periods of three years, unless otherwise terminated on consent of the parties, or if less than 4,000 gallons of OmniFix are sold in any given year and the licensor is not otherwise compensated for the amount of royalty payable resulting from the deficiency. The Company sold 4,028 gallons in 1995.

New Company Products

The Company intends to substantially replace OmniFix II with OmniFix 2000, which, in addition to preserving thin tissue specimens, also provides preservation of thicker/larger tissues. The Company is presently initiating test marketing of this new product and plans to file a new patent application with the U.S. Patent office.






AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 16.  SUBSEQUENT EVENTS (continued)

Bank Line of  Credit

          On March 16, 1996, the Company entered into a three month agreement with a commercial bank for a line of credit of $100,000. Interest is to be paid at 2.5% over the banks prime rate.

Stock Option Plan

          On February 15, 1996, the Company established an employee stock option plan (EOP) by issuing 337,000 warrants to purchase the Company's shares or $1.125 per share expiring February 15, 2001.

NOTE 17. INDUSTRY SEGMENT REPORTING

           The Company operates predominantly in one industry segment. The Company designs, develops, manufactures and markets battery operated medical cauteries and related products at various levels of integration. The Company sells its products directly to distributors worldwide and also has private label arrangements with hospital and healthcare companies.

         The Company's principal markets are in the United States, Europe, and South America, with the U.S. and Europe being the largest based on revenues. The Company's major products include cauteries, Benda-A-lights, nerve locators, and reusable pen lights and electrodes. Cauteries disposable and replaceable account for 50% of the Company's sales.

          Geographic and segment information for the year ended
December 31, 1995 is presented in the following table.

                                       Operating
                                        Income  Identifiable

                             Sales    Loss(1)(3)  Assets(2)
             1995 - (in thousands)
       Geographic Area
       United States       $ 4,226    $    22   $  3,601
       Europe                1,245          6        -0-
       Latin America            50          1        -0-
       Other                   -0-        -0-        -0-

                           $ 5,521      $  29    $ 3,601

        Segment

        Medical Products   $ 4,325     $  189    $ 2,831
        Non medical products 1,196      (160)        770

                           $ 5,521      $  29    $ 3,601




AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 17.  INDUSTRY SEGMENT REPORTING (continued)

(1) Allocable operating income was determined by sales percentage by geographic area.
(2) The Company had no assets or liabilities outside the United States, in the two years ended December 31, 1995.
 All assets were identified as United States source.
(3) Allocable operating expenses were determined by a percentage of total sales by segment.

One significant customer accounted for 17% of revenues in 1995.

(4) Allocation of assets was done by sales percentage.

1994 - For 1994 the Company had sales of one product of $85,000, all in the United States. However, Aaron the Company's subsidiary which was acquired in January 1995 had domestic and international sales of $3.3 million and $800,000 respectively. Income for Aaron by segment was based on sales and is $264,000 and $54,000 for medical and non-medical respectively. Income for Aaron by geographic area was $258,000 and $60,000 for domestic and international sales respectively. All assets were located in the United States.

During 1995, a substantial portion of the Company's consolidated net sales and consolidated income from operations was derived from foreign operations. Foreign operations are subject to certain risks inherent in conducting business abroad, including price and exchange controls, limitations on foreign participation in local enterprises, possible nationalization or expropriation, potential default on the payment of government obligations with attendant impact on private enterprise, political instability and health care regulation and other restrictive governmental actions. Changes in the relative value of currencies take place from time to time and could adversely affected the Company's results of operations and financial condition. The future effects of these fluctuations on the operations of the Company's and its subsidiaries are not predictable.







































AN-CON GENETICS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 1996
































AN-CON GENETICS, INC.
CONSOLIDATED BALANCE SHEET
JUNE 30, 1996


ASSETS

Current assets:

Cash                                $     75,400
Trade accounts receivable                581,700
Inventories                              727,400
Prepaid expenses                          28,400
Deferred tax asset                        99,100

Total current assets                   1,512,000

Property and equipment, net            1,429,800

Other assets:

Goodwill, net                             60,400
Deferred charges, net                    195,000
Patent rights, net                       297,600
Unamortized debt issue costs, net          3,100
Deposits                                   7,700

                                         563,800

                                     $ 3,505,600

The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED BALANCE SHEET
JUNE 30,1996
(CONTINUED)


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable                    $    738,500
Accrued interest                         189,100
Notes payable - current portion          183,700
Due to Aaron shareholders              1,331,800
Obligations under capital leases -
 current portion                          31,300

Total current liabilities              2,474,400

Long-term debt, net                      514,600
Obligations under capital leases,net         600


Stockholders' equity:

Common stock par value $.015; 15,000,000
  shares authorized, issued and outstanding
  4,425,340 shares on June 30, 1996       66,500
Additional paid in capital            11,659,300
Accumulated deficit                 (11,209,800)

Total stockholders' equity               516,000

                                    $  3,505,600

The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                1996      1995

Sales                      $ 3,214,200$2,592,300

Costs and expenses:

Cost of sales                1,599,600 1,501,300
Research and development        26,300        --
Professional services          125,600   219,400
Salaries and related costs     493,100   291,100
Selling, general and
administration                 664,500   696,700

                             2,909,100 2,708,500

Gain(Loss)from operations      305,100(  116,200)


Other income (expense):

Interest, net               (  64,500)                (    3,900)
Miscellaneous                       --     2,500

                            (  64,500)                (    1,400)

Gain (Loss) before
extraordinary item            240,600                 (  117,600)

Extraordinary item:

Gain from settlement of debt,
 net of taxes                       --    76,800

Income                         240,600(  40,800)

Provision for income tax    (  84,200)        --
Realized benefit of loss
 carryforward                       --        --
Net income (loss)          $   156,400$ (  40,800)

Per share, Primary and fully diluted:

Gain(Loss) before extraordinary item      $ .02$(.02)
Extraordinary item                --        .01
Net income (loss)               $ .02     $(.01)

Weighted average number of shares
outstanding - Fully Diluted  6,898,040 6,643,040


The accompanying notes are an integral part of the financial statements.
AN-CON GENETICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                    1996     1995
Cash Flows from operating activities
Net income (loss)             $  156,400$(  40,800     )

Adjustments to reconcile net income
 (loss) to net cash provided by (used in)
 operating activities:
Depreciation and amortization    116,400    45,900
Common stock issued for
professional fees                  5,700     7,900
Gain from forgiveness of debt         --  (76,800)
Employee stock option granted     16,900        --

Changes in current assets and liabilities:
Increase (decrease)in receivables 70,600 (267,200)
(Increase) decrease in inventories       (121,200) ( 97,100)
(Increase) decrease in prepaid expenses     45,500  (  2,300)
(Decrease) in accounts payable (171,400)   100,400
Increase in accrued interest      31,200 (    600)
Decrease in deferred tax          84,200        --

Total adjustments                 77,900 (289,800)

Net cash provided by (used in)
 operating activities            234,300 (330,600)

Cash flows from investing activities
(Increase)in deferred cost     (100,000)        --
(Increase)in fixed assets      (204,800)( 108,300)
(Increase)in patents           ( 69,500)        --

Net cash used in investing activities    (374,300)( 108,300)

Cash flows from financing activities
Decrease in obligations under
capital lease                  (  4,200)(   3,700)
Decrease in notes payable - officers  --(  90,800)
(Increase)decrease in long term debt     ( 76,800)(   7,300)
Common shares issued for cash    120,000          1,000
Decrease in subscriptions receivable        10,600    49,000
Net cash provided by (used in)
financing activities              49,600(  51,800)
Net increase (decrease) in cash and
 cash equivalents              ( 90,400) (490,700)
Cash and cash equivalents,
 beginning of period             165,800   550,700
Cash and cash equivalents,
end of period                  $  75,400$   60,000

The accompanying notes are an integral part of the financial statements.



AN-CON GENETICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

Cash paid during six months ended June 30:

                            1996    1995
     Interest             $ 18,900 $9,300
     Income Taxes              -0-    -0-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:
FOR THE SIX MONTHS ENDED JUNE 30, 1996
On February 15, 1996 the Company set up an employee stock option plan issuing 337,000 warrants to key employees valued at $.05 per share. The Company utilized a loss carryforward of $240,600 as an offset against its estimated taxable income of equal amount. For the period ended the Company wrote off warrants previously issued for $5,700.

FOR THE SIX MONTHS ENDED JUNE 30, 1995
   The Company issued 35,000 restricted post-split shares to convertible noteholders to redeem $70,000 in notes payable and $26,900 of related accrued interest. The shares were valued at $14,000, 50% of the market price of the Company s unrestricted shares at the time of issuance. The issuance cost of the redeemed bonds, in the amount of $6,100 was written off.

   The Company issued 27,500 post split shares for services valued at $11,000, 50% of the market price of the Company s unrestricted shares at the time of issuance.

   On January 11, 1995, An-Con acquired all of the outstanding capital stock of Aaron Medical Industries, Inc.(Aaron), in exchange for issuing 3,399,096 shares of the Company to an escrow agent. The total acquisition price of Aaron shares was valued at $1,331,800.


According to the agreement An-Con will register the shares that are placed in escrow. The former shareholders of Aaron have the right to accept the registered shares of An-Con or elect to receive the value of their shares in cash. Since (a) the vote was previously taken by Aaron s shareholders and shares were already delivered by them, and (b) An-Con shares were already issued prior to filing and effectiveness of a registration statement under the Securities Act of 1933, and (c) since the Company has already been acquired since January, 1995, the shareholders of Aaron are to be provided with an effective registration statement by An-Con and are being requested to choose either to accept delivery of the An-Con shares pursuant to the Acquisition Agreement, as amended, or, in the alternative, to receive cash for their shares of Aaron. The amount of $1,331,800, value of the consideration due to the former Aaron shareholders, is recorded as a current liability of An-Con, as of March 31, 1995.




AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
(CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 1996 (Continued)

             The acquisition of Aaron was accounted for using the purchase method. Accordingly, $2,012,800 was allocated to assets acquired based on their estimated fair values. This treatment resulted in $335,800 of cost in excess of net assets acquired. Such excess (which has increased for additional acquisition costs) is being amortized on a straight line basis over 5 years. In connection with the acquisition the Company assumed $681,600 net liabilities of Aaron.

         The company utilized a loss carryforward of $700 as an offset against its estimated taxable income of equal amount.








































AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1996

NOTE 1.  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

In the opinion of management, the interim financial statements reflect all adjustments, consisting of only normal recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the significant accounting policies and the other notes to the financial statements included in the Corporation's 1995 Annual Report to the SEC on Form 10-KSB.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

(A) Cash and Cash Equivalents

             For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(B) Accounts Receivable

             Accounts receivable are presented net of the allowance for doubtful accounts.

(C) Inventories

             Inventories are stated at the lower of cost, determined by the FIFO method or market.

(D) Property, Plant and Equipment

             Property and other equipment are recorded at cost.
             Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:
             leasehold improvements-term of lease: furniture, fixtures and equipment 5 years.

(E) Bond Issue Costs

             Costs related to a bond issue are classified as deferred charges and amortized using the straight line method, over the life of the bonds.

(F) Investments

             The equity method is used to account for investments in corporate joint ventures and other investments in common stock if the company has the ability to exercise significant influence over operating and financial policies of the investee enterprise. That ability is presumed to exist for investments of 20% or more and is presumed not to exist for investments of less than 20%; both presumptions may be overcome by predominant evidence to the contrary.

AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (continued)
(F)  Investments

             The Company initially records an investment at cost. Subsequently, the carrying amount of the investment is increased to reflect the Company's share of income of the investee and is reduced to reflect the company's share of losses of the investee or dividends received from the investee. The Company's share of the income or losses of the investee is included in the Company's net income as the investee reports them. Adjustments similar to those made in preparing consolidated financial statements, such as elimination of intercompany gains and losses and amortization of the difference between cost and underlying equity in net assets, also are applicable to the equity method. Under the equity method, an investment in common stock is shown in the balance sheet of the Company as a single amount. Likewise, an investor's share of earnings or losses from its investment is ordinarily shown in its income statement as a single amount.

             The cost method is used when ownership of securities in an affiliated company represents less than 20% of the total outstanding shares of that Company. Under this method the Company records an investment in the stock of an investee at cost, and recognizes as income dividends received that are distributed from net accumulated earnings of the investee since the date of acquisition by the Company. The net accumulated earnings of an investee subsequent to the date of investment are recognized by the company only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as a reduction of cost of the investment.

             A loss in value of an investment that is other than a temporary decline shall be recognized the same as a loss in value of other long-term assets. Evidence of a loss in value might include, but would not necessarily be limited to, absence of the ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair market value of an investment that is less than its carrying amount may indicate a loss in the value of the investment.

(G) Research and Development Costs

             Research and development costs are charged to expense when incurred. Disclosure in the financial statements is made for the total research and development costs charged to expense in each period for which an income statement is presented.


AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (continued)

(G) Research and Development (continued)

             Only the research and development costs that are purchased from another enterprise and have alternative future use are capitalized and are amortized over five years.

(H) Research and Development Arrangements

        The Company accounts for its obligations under an arrangement for the funding of research and development by others by determining whether the Company is contractually obligated to pay for research not yet performed. If so determined, to the extent that the Company is obligated to pay, the Company records a liability and charges research and development costs to expense.

(I) Patents, Franchises, Licenses and Operating Rights

        The cost of franchises, license options to acquire technology and operating rights acquired are amortized using the straight-line method over their useful lives, 5 years.

(J) Stock Issue Costs

        Stock issue costs are treated as a reduction of the amount received from the sale of the related capital stock.

(K)  Net Earning (Loss) Per Share

     Net earnings (loss) per share are computed based upon the weighted average number of outstanding common shares during the period considered.

(L)  Income Recognition

     Income is recognized on the accrual basis, i.e., revenues are recognized and reported in the income statement when the amount and timing of revenues are reasonably determinable and the earning process is complete or virtually complete.

(M)  Accounting for Income Taxes

     In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income taxes." This statement requires that deferred taxes be established for all temporary differences between the book and tax bases of assets and liabilities, including those which have not been previously





AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (continued)

(M) Accounting for Income Taxes (continued)

     recognized.  In addition, deferred tax balances must be
adjusted to reflect tax rates that will be in effect in          the years
in which the temporary differences are expected                  to reverse.

 (N) Nonmonetary Transactions

     The accounting for non-monetary assets is based on the fair values of the assets involved. Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The difference in the costs of the assets exchanged is recognized as a gain or loss. The fair value of the asset is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.

(O)  Stock-Based Compensation

             The Company has adopted Accounting Principles Board Opinion 25 for its accounting for stock based compensation. Under this policy:

     Compensation costs are recognized as an expense over the
     period    of employment attributable to the employee stock
     options.

     Stocks issued in accordance with a plan for past or    future
     services of an employee is allocated between the       expired
costs          and future costs.  Future costs are charged  to the    periods
in   which the services are performed.

(P)  Principles of Consolidation

      The consolidated financial statements include the accounts of An-Con Genetics, Inc. and its wholly-owned subsidiary
      Aaron Medical Industries, Inc., after elimination of material intercompany accounts and transactions.

NOTE 3.  DESCRIPTION OF BUSINESS

An-Con Genetics, Inc. ("the Company") was incorporated in 1982, under the laws of the State of Delaware and has its principal executive office at 1 Huntington Quadrangle, Melville, New York
11747.








AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
(CONTINUED)


NOTE 4. STOCK-BASED COMPENSATION

              In the first quarter of 1996, the Company issued warrants to purchase 337,000 restricted shares of the Company stocks to various employees, in exchange for their services. Under the terms of the stock warrant plan, warrants are granted a price of $1.125 per share. The warrants may be exercised at any time during the period commencing February 16, 1996 and ending February 15, 2001.

The Company applies APB opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, based on a stock price of $1.175 per share when warrants were issued, a compensation cost of $.05 per warrant was recognized. Had the compensation cost for the Company's warrants been determined based on the fair value at the grant date of the awards under the warrants plan consistent with the method of FASB Statement 123 Accounting for Stock Based Compensation, the cost per warrant would have been $.11 and Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

          Net Income          As reported          $61,400
                              Pro forma             41,200

          Primary and fully   As reported             .009
           diluted earnings   Pro forma               .006
           per share


NOTE 5. EARNINGS PER SHARE

             Primary earnings per share is equal to net income divided by the weighted average number of shares outstanding including dilutive convertible securities. In the first six months of 1996, the dilutive securities included the outstanding shares of Xenetics Biomedical, Inc. and Automated Diagnostics Inc., the two inactive subsidiaries of the Company. The shares of these companies were convertible to 153,333 shares of An-Con common stock. Also, approximately 70% of former shareholders of Aaron Medical
Industries, Inc. had indicated their decision to accept 2,379,367 shares of An-Con. The Company's fully diluted and primary earnings per share are the same and are computed assuming the conversion of these securities.



























AARON MEDICAL INDUSTRIES, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED
DECEMBER 31, 1994 AND 1993
































BLOOM AND COMPANY
  50 CLINTON STREET
  HEMPSTEAD, NY 11550
  (516) 486-5900
  (516) 486-5476



  Board of Directors
  Aaron Medical Industries, Inc.
  St. Petersburg, Florida



     We have audited the accompanying balance sheets of Aaron Medical Industries, Inc. as of December 31, 1994 and 1993, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aaron Medical Industries, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supporting information included in the accompanying schedules is presented for the purpose of additional analysis and is not a required part of the basic financial statements of Aaron Medical Industries, Inc.
Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.



                                   BLOOM AND COMPANY

Hempstead, New York
April 15, 1995






AARON MEDICAL INDUSTRIES, INC.
BALANCE SHEETS
DECEMBER 31, 1994 AND 1993




ASSETS

Current assets:                1994       1993

Cash                        $  138,900$  115,800
Accounts receivable            498,400   263,000
Inventories                    490,200   447,600
Prepaid expenses and other assets         63,900    19,700
Notes receivable                    --               5,100

     Total current assets    1,191,400   851,200

Property, plant and equipment  452,200   155,200

Other assets:

Patents, trademarks and
 copyrights, net                16,500    21,900
Deposits as security            18,000    21,000

                                34,500    42,900

                            $1,678,100$1,049,300



The accompanying notes are an integral part of the financial statements.



























                                    F-51



AARON MEDICAL INDUSTRIES, INC.
BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
(Continued)


LIABILITIES  AND   STOCKHOLDERS'  EQUITY

Current liabilities:            1994       1993

Accounts payable and accrued
 expenses                   $  327,400 $ 194,000
Current maturity of long-term debt        18,900    52,100
Customer deposits and credits  106,300    51,100
Current portion of obligations
 under capital  leases           8,400     2,600

     Total current liabilities 461,000   299,800

Long-term debt                      --    46,200
Obligations under capital leases          36,000    31,100
Loans and advances
 due to affiliate              190,600        --

Commitments and contingencies


Stockholders' equity:

Common stock, par value $.001 per
  share, authorized 10,000,000 shares,
  issued and outstanding on December
  31, 1994 and 1993 are 5,960,042          6,0006,000
Additional paid in capital     609,400   609,400
Retained earnings, since
 January 1, 1993               435,600   117,300
                             1,051,000   732,700
Less: subscriptions receivable         (  60,500)    (   60,500)

     Total stockholders' equity          990,500   672,200

                            $1,678,100$1,049,300



The accompanying notes are an integral part of the financial statements.









AARON MEDICAL INDUSTRIES, INC.
INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993


                                1994          1993

Net sales                   $4,069,600       $3,222,300

Cost of sales                2,628,300        2,008,700

Gross profit                 1,441,300        1,213,600

Operating expenses:

Selling expenses               567,400          414,100
General and administrative
 expenses                      627,200          676,200

                             1,194,600        1,090,300

Income from operations         246,700          123,300

Other income (expense):

Change in estimate of
 useful lives of equipment      55,000               --
Gain from settlement of debt    13,900               --
Interest (expense), net of income        (7,600)         (6,000)
Other income                    10,300               --

                                71,600          (6,000)

Income before income taxes
and extraordinary item         318,300          117,300

Income taxes                   118,100           33,000

Income before extraordinary item          200,200    84,300

Extraordinary item:

Utilization of operating
 loss carryforward             118,100           33,000

Net income                $    318,300      $   117,300

Weighted average number of shares      5,960,0425,360,004

Earnings per share               $.05              $.02


The accompanying notes are an integral part of the financial statements.



AARON MEDICAL INDUSTRIES, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993


                                    1994      1993

Cash flows from operating activities:

Net income                     $ 318,300  $117,300

Adjustments to reconcile net
income to net cash provided by
(Used in) operating activities:

Depreciation and amortization      8,600    51,300
Common shares issued for services     --    59,000

Changes in assets and liabilities:

(Increase) decrease in receivables       (235,400)    49,900
(Increase) in inventories       ( 42,600)  (49,000)
(Increase) in prepaid expenses
 and other assets               ( 44,200)  ( 3,000)
(Increase) decrease in
  notes receivable                  5,100  ( 5,100)
(Increase) in goodwill          (  6,000)       --
Increase (decrease) in
 accounts payable                 133,400  (36,200)
Increase in customer deposits      55,200     33,600

     Total adjustments         ( 125,900)  100,500

Net cash provided by
 operating activities           $ 192,400$ 217,800



The accompanying notes are an integral part of the financial statements.























AARON MEDICAL INDUSTRIES, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
(Continued)

                                 1994      1993

Net cash provided by
 operating activities       $  192,400$  217,800

Cash flows from investing activities:

(Increase) in fixed assets (  294,200)   (33,600)
(Increase) decrease in
 security deposits               3,000 (  18,700)

Net cash used in
 investing activities      (  291,200) (  52,300)

Cash flows from financing activities:

Increase  due to affiliate     190,600        --
Increase in capital leases      10,700        --
(Decrease) in long-term debt(  79,400) (  70,600)

Net cash  provided by (used in)
 financing activities          121,900 (  70,600)

Net increase in cash            23,100    94,900

Cash at beginning of year      115,800    20,900

Cash at end of year          $ 138,900 $ 115,800


SCHEDULE OF NONCASH TRANSACTIONS

1. In 1994, the Company leased a telephone system valued at $16,200 and paid $1,600 on the financing arrangement.

2. In 1993, the Company issued 510,000 shares of common stock for services valued at $53,900.

3. In 1993, the Company leased an automobile valued at $38,800 and paid $5,100 on the financing arrangement.

4. In 1993, certain employees of the Company exercised their options to purchase 550,000 shares of common stock by signing promissory notes for $60,500. The amount of the receivable, $60,500, is recorded as a reduction of stockholders' equity.


The accompanying notes are an integral part of the financial statements.

AARON MEDICAL INDUSTRIES, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993


                      Common Stock
                    Number of          Paid-In Subscript.Retained
                     Shares  Par Value Capital ReceivableEarnings

Balance
 January 1, 1993   4,760,042$ 4,800 $ 491,100   $   --    $--

Exercise of options
 issued to directors
 for services
 rendered            140,000    140     3,750

Shares issued to
 directors for
 services
 @ $.11 per share    420,000    420    44,800

Shares issued as
 compensation for
 services at $.11
 per share            90,000     90     9,800

Shares issued for
 stock options
 exercised at $.11
 per share           550,000    550    59,950 (60,500)

Net income 1993                                       117,300

Balance
 December 31, 1993 5,960,042  6,000   609,400 (60,500)117,300

Net income 1994                                       318,300

Balance
 December 31, 1994 5,960,042$ 6,000 $ 609,400$(60,500)$435,600



The accompanying notes are an integral part of the financial statements.

















                        F-56

AARON  MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1994



THE BUSINESS

Aaron Medical Industries, Inc. (the Company), through its predecessor Key Technologies, Inc., was first incorporated February 27, 1976 as Medical Products Development, Inc. On February 23,
1981, the name of the Company was changed to Key Medical, Inc., and on January 23, 1984, it was renamed Key Technologies, Inc.

The Company's largest current product line is battery operated cauteries. Cauteries were originally designed for precise hemostasis in ophthalmology. Today they have a variety of uses including sculpting woven grafts in bypass surgery, vasectomies, evacuation of subungual hematoma (smashed fingernail) and for stopping bleeding in many types of surgery. The Company manufactures many types of cauteries.

The Company additionally manufactures a variety of specialty lighting instruments for use in ophthalmology, as well as a patented flexible lighting instrument for general surgery, hip replacement surgery, and for the placement of endotracheal tubes. An industrial version of this patented light is distributed through the largest automotive tool distributor, Snap On Tools Corporation and various retail outlets and stores.

Aaron Medical Industries, Inc. manufactures and sells its products under the Aaron label to over eight hundred fifty distributors worldwide and has private label arrangements with the largest hospital supply company in the U.S., Baxter Healthcare Corporations Hospital Supply Division. Additionally, private label arrangements have been made with other national firms such as General Medical Corporation and the largest buying group, Abco Dealers, Inc. These private label arrangements, combined with the Aaron label allow the Company to gain a greater market share for the distribution of its products.

In 1993, the Company expanded into the electrosurgery and laproscopic markets through its current distribution base.


NOTE 1.  ACCOUNTING POLICIES

          a.  Depreciation:

          The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting.


                        F-57





AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(continued)

NOTE 1. ACCOUNTING POLICIES (continued)

a. Depreciation (continued)

    During 1994, the Company increased its estimate of the useful lives of certain machinery and equipment and furniture and fixtures for financial reporting purposes, as permitted by generally accepted accounting principles. This change had the effect of increasing income before extraordinary items and net income for 1994 by $55,000 ($.01 per share).

    b.  Patents, Trademarks, and Copyrights:

    The cost of patents, trademarks, and copyrights acquired are being amortized on the straight-line method over their remaining lives, ranging from 5 to 10 years. Amortization expense charged to operations in 1994 and 1993 were $11,400 and $11,000, respectively.


    c.  Accounts Receivable:

    Sales are generally recorded when goods are shipped, and profit is recognized at that time. The Company sells its products primarily to consumers who generally pay within 60 days. Accounts for which no payments have been received for three consecutive months are considered delinquent and customary collection efforts are initiated. Accounts for which no payments have been received for six months are written off. Collections on accounts previously written off are included in income as received.

    Based on past performance, an allowance for doubtful accounts of 1% of accounts receivable is maintained to offset possible future losses.


    d.  Inventories:

    Inventories are stated at the lower of cost determined by the LIFO method or market.


    e.  Accounting for Income Taxes:

    In February 1992, the Financial Accounting Standards Board (FASB) issued Statement No. 109, Accounting for Income Taxes. FASB 109 requires an asset and liability approach for financial accounting and reporting for income taxes. It requires recognition of (1) current tax liabilities or assets for the estimated taxes payable or refundable on tax returns for the current year, and (2) deferred tax liabilities or assets for the estimated future tax effects attributable to temporary differences and carryforwards.






AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 1.  ACCOUNTING POLICIES (continued)


    e.  Accounting for Income Taxes: (continued)

    The judgment regarding the need for a valuation allowance depends on the entity's specific facts and circumstances; there are no precise formulas for determining whether a valuation allowance is needed or the amount of the allowance. Such a need is based on an assessment of the likelihood of the entity's ability to generate sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward period under the applicable tax law to realize the tax benefits recognized as a result of deductible temporary differences, and operating loss carryforwards.

    The Company has adopted the policy of preparing its future financial statements in accordance with FASB 109.


NOTE 2.  ACCOUNTS AND NOTES RECEIVABLE

The following is a summary of accounts receivables at December
31:

                             1994       1993

Trade accounts           $ 503,300  $ 267,000
Less: allowance for
       doubtful accounts (  4,900)   (  4,000)

                         $ 498,400  $ 263,000

During 1993, the Company sold 550,000 common shares to certain employees and received notes in the amount of $60,500 which are due in 1995. These notes bear interest at 9% per annum which is to be paid semi-annually through 1995.


NOTE 3.  INVENTORIES

Inventories as of December 31, consisted of:

                                1994      1993

Raw materials                $ 327,200 $ 220,000
Work in progress                81,600   113,000
Finished goods                  81,400   105,200
Supplies                            --     9,400

             Total           $ 490,200 $ 447,600




                        F-59



AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 3.  INVENTORIES (continued)

Inventories are stated at the lower of cost determined by the LIFO method or market. If the FIFO method had been used, inventories would have been approximately $465,700 and $425,200 at December 31, 1994 and 1993, respectively, and net income for 1994 and 1993 would have been approximately $293,800 and $95,000, respectively.



NOTE 4.  PROPERTY, PLANT, AND EQUIPMENT

The following is a summary of property, plant, and equipment, at cost, less accumulated depreciation:

                                  1994      1995

Machinery and equipment      $  972,700$  739,000
Furniture and fixtures           89,300    81,800
Leasehold improvements            3,800     3,800
Capitalized transportation
 equipment                       38,800    38,800
                              1,104,600   863,400
 Less: accumulated
        depreciation        (  698,600)(  708,200)
                                406,000   155,200
Machinery and equipment-
Construction in progress         46,200        --

           Total             $  452,200$  155,200


Depreciation expense charged to operations was $52,200 and $40,500 in 1994 and 1993 respectively.

Computer equipment with a cost of $47,100 was pledged as collateral for a bank loan in 1993.

The useful lives of property, plant, and equipment for purposes of computing depreciation are:

          Machinery and equipment         5-15 years
          Furniture and fixtures          5-10 years
          Leasehold improvements          Length of the lease












         AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 5.  LONG-TERM DEBT

The following is a summary of long-term debt as of December 31:

                                     1994      1993
    7.5% note payable to bank in monthly
      installments of $1,868.21, inclusive
  of interest through September, 1994
  which was refinanced in February,
  1992.                         $      --  $ 16,000

         8.875% note payable to landlord
  affiliate for rental of premises.
  Payments began in     May of 1993 and
  are $1,956.29 monthly, inclusive
  of interest through April of 1995.7,400    29,500

         0% note payable to unsecured creditors as
      stipulated in Chapter 11 Reorganization,
  payable $1,055.69, beginning in May,
  1994 and ending in May, 1998.    11,500    52,800
                                   18,900    98,300

  Less:  Current maturities included
         in current liabilities    18,900    52,100

                                $      --  $ 46,200

The following are maturities of long-term debt for each of the next three years:

          1995               $  18,900
          1996                      --
          1997                      --
                             $  18,900




















AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 6.  LEASES

a.  Operating Lease

On March 8, 1993, the Company entered into a five year operating lease agreement with minimum future rental payments for each of the next five years beginning on May 1, 1993. The following is a schedule of minimum future rental payments.

             Year 2           $ 52,500    12,500
             Year 3             66,200    15,000
             Year 4             92,600    20,000
             Year 5            136,100    28,000

             Total minimum
              rental payments $347,400


Purchase Option.

"If Lessee has fully and faithfully kept and performed all of the terms and conditions of the Lease, then and in that event Lessee shall have the Option to Purchase the Premises at the end of twenty four (24) months for $625,000 by giving Lessor one hundred twenty
(120) days notice, prior to the end of the twenty fourth (24th) month, and providing Lessor with a non-refundable deposit in the amount of $25,000 at such time of notice."

The agreement calls for additional rent for:

a.       Increases in real estate taxes over 1992 levies.
b.       Increases in insurance costs over fiscal year          ending July
1993 levels.
c.       Increase in any rent taxes imposed by governmental     agencies.

b. Capital Leases

The Company is the lessee of transportation and telephone equipment under capital leases expiring in various years through May, 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1994 and 1993.











AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 6.  LEASES (continued)


b. Capital Leases (continued)

The following is a summary of property held under capital leases:

                                  1993    1994

         Transportation equipment       $ 38,800  $ 38,800
         Telephone equipment     16,200       --
                                 55,000   38,800
         Less: accumulated
               depreciation    (10,000) (   500)

                               $ 45,000 $ 38,800

Minimum future lease payments under capital leases as of December
31, 1994 for each of the next five years and in the aggregate are:

             1995                      $  13,500
             1996                         34,400
             1997                          3,200
             1998                             --
             1999                             --
             Total minimum lease payments 51,100
             Less: Amount representing
                   interest                9,100
             Present value of net
              minimum lease payments   $  42,000

The interest rates on the capitalized leases range between 9.73% and 15.10% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of the lease or the lessor's implicit rate of return.

The capital leases provide for purchase options. Generally, purchase options are at prices representing the expected fair value of the property at the expiration of the lease term.















 AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 7.  INCOME TAXES

An analysis of income tax expense at the statutory federal and state rates are as follows:

                                    1994      1993

        Computed federal income tax
         at the statutory rate  $ 100,600 $ 26,500

        State income tax - net of
         federal tax benefits      17,500    6,500

        Income tax expense      $ 118,100 $ 33,000

The Company had net operating loss carryforwards of $1,128,100 and $1,248,300 as of December 31, 1994 and 1993, respectively. The loss carryforwards expire at various future dates and may provide future tax benefits. In accordance with APB-11, because the benefit of the operating loss carryforwards was not assured beyond any reasonable doubt, no recognition was made in the accounts in the year of loss. When realized in 1994 and 1993, the tax benefits of $118,100 and $33,000 were reported as extraordinary items in the respective years.


NOTE 8. STOCK OPTIONS

Under the terms of its 1992 stock option plan, options to purchase shares of the Company's common stock were granted as compensation to the Company's Directors. The options may be exercised up to and including December 10, 1996 at various prices. All options granted through December 31, 1993 have been exercised.

The following is a summary of the stock options:


Outstanding, beginning of year  $   -- $ 540,000
 Granted during the year            --   475,000

Cancelled during the year           --        --

Exercised during the year           --(1,015,000)

Outstanding, end of year
 (at prices ranging from
  $.01 to $.11 per share)           --        --

Eligible, end of year for
 exercise currently (at
 prices ranging from $.01
 to $.11)                           --        --



                        F-64



AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 8.  STOCK OPTIONS (continued)

On March 25, 1992, the Board of Directors authorized an employee stock bonus plan by setting aside 165,000 shares of the Company's stock. These shares were valued at $.11 each.


NOTE 9.  COMMITMENTS AND CONTINGENCIES

Under the terms of an installment loan agreement with a bank, the Company is required to:

          1.   Make monthly installments of $1,839.71 which began on
               October 28, 1992 and ended on September 28, 1994.
          2.   Pay interest at a variable rate of 1.5% in excess of
               base rate charged by the bank which is presently 6.0%.

          3. The loan was personally guaranteed by the president of the Company.

As of December 31, 1994, the Company had entered into employment agreements with three of its executive employees with various extension dates through 1999.


NOTE 10.   ISO 9000 CERTIFICATION

    The company is currently undergoing International Standards Organization (ISO 9000) certification to make its products readily acceptable by the European Common Market. "ISO 9000" is a series of generic quality standards used for all aspects of a business issued by the International Organization for
Standardization.   In  the current competitive markets many U.S.
customers are beginning to require this certification which is synonymous with quality control.

    The company is committed to implementing this system and has hired a consultant at a cost of $30,000 to help put the system in place.
The goal is to be ready for inspection and receive approval for ISO 9000 certification by December 31, 1995.















AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 11.  EMERGENCE FROM REORGANIZATION UNDER THE BANKRUPTCY
             CODE

On February 5, 1992 Aaron Medical Industries, Inc. (formerly Key
Technologies, Inc. and Sun-Key Medical Manufacturing, Inc.) was:

"ORDERED, ADJUDGED AND DECREED that the confirmation of the Plan vests all of the property of the estate in the debtor, free and clear of all claims and interests of creditors and debtor is released from all dischargeable debts."

On October 31, 1988, Key Technologies, Inc. filed a petition for an order of relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the middle district of Florida, Tampa Division, case number 88-6569 8B1. The order of protection was granted on November 8, 1988.

Total payments under the plan amount to $310,300 on final total indebtedness of $1,679,000. The priority creditors are receiving $4,000 per month which began on April 30, 1990 and extended through April, 1994. After April 1994, the unsecured creditors will receive monthly payments amounting to $1,055.69. The unsecured creditors do not have interest accruing on their debt. The priority creditors received initially 12% interest on their debt.

An analysis of debt and its disposition are as follows:

        Total unsecured debt        $  1,531,900
        Priority claims                  136,600
        Secured claims                    10,500

                                       1,679,000

        Cash payments through
         December 31, 1994          (   176,700)
        947,652 shares issued for debt(   108,900)
        Merchandise accepted
         in payment of debt         (    13,200)
        Forgiveness under the plan  ( 1,368,700)

        Balance due under the plan
         on December 31, 1994       $     11,500


    This amount is included in current maturity of long-term debt, see Note 5.









AARON MEDICAL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
(Continued)


NOTE 12.  CORPORATE ACQUISITION

On June 11, 1993, the Company entered into an agreement whereby An-Con Genetics, Inc. [(An-Con), a public company with offices in Melville, New York], shall acquire a 100% interest in the Company in exchange for 49% of the outstanding shares of An-Con. The agreement is to be considered a pooling of interests for financial reporting purposes.

The An-Con shares to be exchanged for Aaron shares shall be registered for SEC compliance requirements. On April 15, 1995, An-Con and Aaron initiated and signed their final agreement.

Included in the exchange of shares of Aaron for An-Con, An-Con shall register its securities for public sale to derive $3,000,000 to $5,000,000 of proceeds for the use of Aaron and An-Con.


NOTE 13.  QUASI-REORGANIZATION


In June of 1993, the shareholders of the Company authorized a corporate readjustment based on ARB-43 Chapter 7A. During the prior 10 years, the Company had experienced losses in excess of $2 million dollars and had received protection under Chapter 11 of the Federal Bankruptcy Act in 1988. The Company came out of Chapter
11 in February, 1992. The Company became profitable in 1991 and believes it is appropriate to eliminate the accumulated deficit from past unprofitable operations. Due to the nature of the Company's assets, a downward adjustment in valuation was not required. The resulting financial statements will have more credibility, and make it easier for the Company to borrow money for its profitable operations. In addition, by eliminating the deficit in retained earnings, the possibility of paying dividends in the future becomes more likely.

The effective date of quasi-reorganization was January 1, 1993 and as such, marks a turning point in the Company's operations. The accumulated deficit of $2,096,000 was eliminated by a transfer from additional paid in capital. The Company does not expect any future tax benefits related to items occurring prior to the reorganization.














                        F-67


AARON MEDICAL INDUSTRIES, INC.
SCHEDULES OF COST OF SALES
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993


                                1994       1993

Manufacturing Costs:

Raw materials used         $ 1,617,400$ 1,319,900
Direct labor costs             631,800    435,200
Freight                         83,500     34,900
Sterilization                   56,400     24,000
Other                           85,200     52,300

                             2,474,300  1,866,300

Indirect Manufacturing Expenses:

Occupancy                       41,500     41,000
Supplies                        23,600     16,700
Utilities                       16,000     17,800
Repairs and maintenance         39,000     48,300
Depreciation                    33,900     18,600

         Total cost of sales          $ 2,628,300    $ 2,008,700


































AARON MEDICAL INDUSTRIES, INC.
SCHEDULES OF OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                 1994         1993

Selling Expenses:

Advertising          $   147,500      $ 60,700
Travel and entertainment  31,500        14,300
Shipping                  11,500         8,400
Salaries                  82,100        76,000
Bad debt expense           3,400         7,100
Show expense             115,700        84,100
Commissions              175,700       163,500

        Total Selling Expenses           $   567,400 $ 414,100

General and Administrative Expenses:

Officers'salaries          $   238,200     $ 228,300
Office salaries                 22,200        51,500
Payroll taxes                   26,500        32,700
Printing, stationery
 and supplies                   28,200        36,400
Telephone                       21,100        22,600
Insurance                       61,100        45,900
Postage                         16,500        12,200
Professional fees               66,800        67,800
Utilities                        5,300         5,600
Depreciation                    18,300        21,900
Amortization                    11,400        11,000
Auto5,100                        5,800
Dues and subscriptions           5,300         4,000
Education                        4,000         2,500
Equipment lease                  1,400           700
Employee benefits               41,400        36,700
Directors fees                      --         5,500
Taxes and licenses              12,100         9,800
Rent10,500                      23,900
Facilities provided           (14,600)        13,600
Other expenses                  46,400        37,800

        Total General and
   Administrative Expenses  $  627,200    $  676,200














                              F-69




         PART II

Item 24.   Indemnification of Directors and Officers.

        Reference is made to Section 145 of the Delaware General Corporation law which provides for indemnification of directors and officers of a corporation and other specified persons subject to the specific requirements therein contained. In general, these sections provide the persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such. There are no provisions in the An-Con's Certificate of Incorporation, Amendments thereto or its By-Laws relating to indemnification as of the date of this Proxy Statement/Prospectus.

        Further reference is made to sections 102 and 145 of the Delaware General Corporation Law which provide for elimination of directors liability in certain instances, and indemnification of directors and officers of a corporation and other specified persons subject to the specific requirements therein contained. In general, section 102 allows an authorizing provision in the Certificate of Incorporation which would, subject to certain limitations, eliminate or limit a director's liability for monetary damages for breaches of his or her fiduciary duty. However, such an enabling provision could not limit or eliminate a director's liability for: (a) breaches of the duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) for the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) for transactions in which the director received an improper personal benefit. There is currently such an enabling provision in the Company's Certificate of Incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, An-Con, will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.










                               II-1

Item 25.  Other Expenses of Issuance and Distribution.
Registration Fees. . . . . . . . . . . . . . $1,785.15
Federal Taxes. . . . . . . . . . . . . . . . .   --   *
State Taxes and Fees . . . . . . . . . . . . .1,300.00*
Transfer Agent's Fees. . . . . . . . . . . . .1,000.00*
Printing Costs . . . . . . . . . . . . . . . 10,000.00*
Accounting fees                              40,000.00*
Legal. . . . . . . . . . . . . . . . . . . .120,000.00*
         Total . . . . . . . . . . . . . . .174,085.15*

*Estimated

Item 26.   Recent Sales of Unregistered Securities
        On September 17, 1993 the Company sold 500 shares of Common Stock valued at $750 to an investor at $1.50 per share.

        On April 5, 1994, the Company issued a total of 438,000 shares to 14 investors (some of whom are accredited investors). Such investors (a) converted indebtedness of the Company to them of a total of $358,900 into 236,066 shares of Common Stock (or an average of $1.52 per share); and (b) exercised warrants (issued to them in connection with the loans originally made to the Company in 1992 and 1993) and purchased 202,001 shares at an average exercise price of $1.50 per share or a total consideration for the exercise of $291,000.

        In May, 1994, the Company authorized the issuance of a total of 591,061 shares of Common Stock (valued at $177,300) to 21 persons, some of whom are accredited investors, as compensation for past services rendered.

        In May, 1994, the Company issued to Andrew Makrides, President and Robert Speiser, Chairman of the Board, 421,667 shares and 783,333 shares respectively in lieu of back salaries. The shares issued were valued at a total of $361,500 or $.30 per share.
        In January, 1995, pursuant to Acquisition Agreement dated January 11, 1995, as subsequently amended, the Company issued and placed in escrow a total of 3,399,096 shares of Common Stock in exchange for all of the outstanding shares of Aaron Medical Industries, Inc.

        In March, 1995, the Company issued a total of 35,000 shares valued at $.40 per share in exchange for 70 bonds held by sixteen bondholders.

        In April, 1995, the Company issued an additional 27,500 shares valued at $.40 per share to three consultants as compensation for services rendered.

        In June, 1995, the Company issued the total of 60,000 shares valued at $1.30 per share (or a total of $78,000) as part of the purchase price paid for real estate upon which the Company maintains its principal offices in St. Petersburg, Florida.

        During December and January of 1995-1996, the Company sold a total of 200,000 shares for $200,000, and warrants to purchase
200,000 shares at $3.00 per share, to a total of nine persons, some of whom were accredited investors. The warrants expire in November, 1998.

        In April 18, 1996, in exchange for construction services the Company issued 55,350 shares of Common Stock to a privately held corporation valued at $.69 per share.
                              II-2

        Except as to the issuance in escrow of 3,399,096 shares in January, 1995 (which shares are the subject of this registration statement), the Company relies upon the exemption to the registration provisions of the Securities Act of 1933 as set forth in Section 4(2) thereof with respect to each of the foregoing issuances.

Item 27.  Exhibits.

Exhibit No.      Description                              Location

  2         Restated and Amended Agreement between Registrant
            and Aaron Medical Industries, Inc. to Exchange
            Shares                                               *

  5         Opinion of Alfred V. Greco, P.C. regarding
            legality of securities being registered and
            Consent of Alfred V. Greco, P.C.                     *

  8         Amended Opinion of Bloom and Company . .Filed Herewith

23(a)       Consent of Bloom and Company as to
            An-Con Financial Statements
            Aaron Financial Statements     . . . . .Filed Herewith

23(b)       Consent of Bloom and Company as to
            Tax Opinion                    . . . . Filed Herewith

23(c)       Consent of Bloom and Company as to
            Disclosure                                           .Filed Herewith

23(d)       Consent of Alfred V. Greco, P.C.
            is contained in the opinion                          *

99 Federal Court Decision Denying Megadyne's request for Preliminary Injunction against Aaron Medical
            Industries, Inc.                                    *

__________________________________________________________
   *Previously filed with Form S-4 as amended on Form sb-2.


Item 28.  Undertakings.

            The Company will supplement the prospectus after the end of the rescission offer period, to include the results of the rescission offer and the transactions by the Company during the offering period. The Company will file a post-effective amendment to this registration statement if the amount of shares that the Company will purchase from rescission offerees requires a further sale of securities to secure funding by the Company. Such post-effective amendment will also specify any change in the terms of offering of shares by the Company from the terms set forth on the cover page of this prospectus.









                              II-3
                           SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form SB-2 Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on
October 28, 1996.



                                AN-CON GENETICS, INC.



                                S/J. Robert Saron
                                J. Robert Saron
                                Chief Executive                    Officer,
                                Chairman of the Board of           Directors



Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.


S/ J. Robert Saron                        October 28, 1996
 J. Robert Saron
  Chairman of the Board
  of Directors and CEO


S/ Andrew Makrides                        October 28, 1996
  Andrew Makrides, President,
   Director


S/ Delton Cunningham                 October 28, 1996
  Delton N. Cunningham
   Secretary-Treasurer,
   Chief Financial Officer


S/ George W. Kromer                       October 28, 1996
  George W. Kromer, Jr.
   Director


S/ Joseph F. Valenti                 October 28, 1996
  Joseph F. Valenti
   Director


c: ANCN-F.SB2



























EXHIBITS

Bloom and Company
50 Clinton Street
Hempstead, NY 11550
(Tel) 516 486-5900
(Fax) 516 486-5476

October 28, 1996

Robert Saron,Chairman
An-Con Genetics, Inc.
7100 30th Avenue N.
St. Petersburg, FL 33710

Re:  An-con Genetics, Inc. with
     Aaron Medical Industries, Inc.

Dear Mr. Saron:
    Our firm has been requested to provide certain information to An-Con Genetics, Inc., regarding the tax consequences of an acquisition by An-Con Genetics, Inc. of the stock of Aaron Medical Industries, Inc. Pursuant to the instructions we have received, we are forwarding our opinion directly to you.

      The analysis is based upon the following information provided to us by Andrew Makrides and Delton Cunningham.

    1) An-Con will acquire all of the stock of Aaron in exchange for its common stock. After the acquisition, the old Aaron shareholders will own approximately 44% of the An-Con stock outstanding.

    2) An-Con has a net operating loss of approximately $5,000,000 prior to the acquisition of Aaron.

        Based on these facts, we have specifically focused on the following issues:

    I) Whether the acquisition of Aaron by An-Con will be tax free, and whether the tax-free transaction would be disturbed if An-Con agreed to pay Aaron $l million as part of the reorganization to be used as working capital?

    2) Whether the net operating loss of An-Con will be limited by the addition of new shareholders?

    3) Whether the An-Con net operating loss could be utilized to offset income of Aaron if An-Con and Aaron file consolidated returns?

4)What are the consequences to Aaron shareholders of accepting or rejecting the recission offer.

        After thorough research and discussions with Mr. Makrides and Mr. Cunningham, our analysis is as follows:

    1) Pursuant to IRC Section 368 (a)(J)(B), an acquisition will be tax-free if it is the acquisition by one corporation, in exchange solely for its voting stock, of the stock of another corporation, if immediately after the acquisition, the acquiring corporation is in control of the acquired corporation. The statutory language provides that for this transaction to be tax-free, An-Con must use solely its voting stock to acquire

EXHIBIT 8, PAGE 1
Robert Saron, Chairman
An-con Genetics, Inc.
Page 2

the voting stock of Aaron and must be in control of Aaron after the acquisition. Based on facts provided, An-Con will be acquiring 100% of Aaron's stock solely in exchange for its voting stock and therefore the transaction would meet the statutory tests for tax-free treatment to both An-Con's and Aaron's shareholders. However, if in addition to the stock there was an agreement for An-Con to pay cash or any other form of consideration to Aaron or its shareholders the tax-free nature of the transaction could be destroyed. The additional payment could be treated as consideration and thereby cause the transaction to no longer be an exchange of solely voting stock of the acquirer.

    In addition to the statutory requirements, a number of non-
    statutory requirements have developed from rulings and case law
    over the past 30 years.   The main non-statutory requirements
    are: (a) continuity of   proprietary interest, (b) active business
    requirement, and (C) business purpose.

    The first requirement will be met as long as there is a
    continuing proprietary interest in An-Con by the Aaron
    shareholders.   Because this is a B reorganization, the
    Continuity of Interest test will be met, unless there is a prearranged plan for the Aaron shareholders to sell their stock in An-Con.

    Based on the information provided, it appears that neither the Active business requirement, nor the Business purpose test, will pose any problems in the tax-free treatment of the transaction.

    2) IRC Section 382 limits the usefulness of net operating loss carry-forwards where there has been an "ownership change" in the loss corporation. An ownership change occurs when a shareholder of a loss corporation increases their ownership of stock by more than 50 percentage points. Generally, shareholders that own less than 5% of the company, prior to the shift in ownership, are grouped together to determine if an ownership change has occurred. When dealing with a public company all of the shareholders will be considered as one. Therefore, if the new shareholders own more than 50% of the company after the transaction, a Section 382 ownership change would have occurred. However, the facts Mr. Makrides and Mr. Cunningham have provided state that they will only own 44% and therefore, the general test for an ownership change will not be met.

         When a tax-free reorganization under Section 368(a)(f)(E) is involved, an additional test for an ownership change must be
         examined.  An "equity     structure shift" in a tax-free
         reorganization can also trigger a Section 382 ownership change. An equity structure shift (a change of ownership percentages as a result of a tax-free reorganization) however, will not trigger an ownership change unless the shareholders of the old loss corporation retain less than a 50 percent ownership in the reorganization survivor. In other words, if control of the loss corporation changes as a result of the reorganization, the requirements for an ownership change through an equity structure shift will have been satisfied. Since the Aaron shareholders will only own 44% of the An-Con stock, the reorganization s

EXHIBIT 8,PAGE 2

Robert Saron, Chairman
An-Con Genetics, Inc.
Page 3

equity structure shift will not trigger an ownership change. Where an ownership change has occurred, Section 382 operates to limit the annual use of a corporation's NOL if it does not eliminate the carryforward. In each post-ownership change year, the corporation can use its NOL carry forwards, up to the amount of the "Section 382 Limitation," to offset the annual income.

Pursuant to Section 382(b), the "Section 382 Limitation" equals the value of the corporation (immediately before the ownership change, Sec. 3829(c), multiplied by the long term exempt tax rate (the highest Long Term AFR in effect for any month in the 3 calendar month period ending with the month of the following year.

If the corporation does not have income for the year at least equal to Section 382 limitation, the unused portion of the limitation is carried forward to the following year.

    3)   The final issue relates to the utilization of An-Con s losses
         against Aaron s      income in a consolidated return filing.
         Generally, the taxable income of a consolidated group is determined by aggregating the income and losses of each member of the group. However, an exception to the general rule occurs with regard to losses incurred by group members in taxable years in which they were not part of a consolidated return, which are carried forward to years in which they are part of the consolidated group. In this situation, the Separate Return Limitation Year ("SRLY") rules limit the use of such loss by the group.

4)Pursuant to IRC 1001(a), if the Aaron shareholders accept the recission offer and accept cash for their An-Con shares this act will create a taxable occurrence and Aaron shareholders should contact their tax preparers or consultants to determine the tax nature (gain or loss) and the extent thereof.

    The SRLY rules provide that a loss that arises in a separate year cannot be used to offset the consolidated taxable income attributable to other members of the group. The SRLY losses can only be used to offset income of that particular corporation.

    A major exception to the SRLY rules applies when dealing with the Parent of a consolidated group. Generally, a separate taxable year of the Parent is not treated as a Separate Return Limitation Year. Pursuant to Regulation Section 1.1502-1(f) (2)
    (I), the losses attributable to the separate return years of the Parent can be used to offset consolidated taxable income of the group in consolidated years. In effect, the Parent is treated as a consolidated group in years in which new subsidiaries exist. Therefore, it would appear that the Separate Return Limitation Year rules do not pose any threat to the utilization of An-Con's losses since An-Con would be the Parent in the consolidated group.






EXHIBIT 8, PAGE 3

Robert Saron, Chairman
An-Con Genetics, Inc.
Page 4



    Please be advised that the above analysis is based upon the facts as presented. If the facts are not as they have been set forth, the analysis should not be relied upon. If the facts are materially different, please contact us and we will review and revise our opinion.



                                                          Very truly yours,


                            S/Bloom and Company
                            Bloom and Company












































EXHIBIT 8, PAGE 4

BLOOM AND COMPANY
50 CLINTON STREET
HEMPSTEAD, NY 11550
TEL (516) 486-5900
Fax (516) 486-5476





                                 October 28, 1996



Consent of Auditors


Financial Statements

We consent to the use in this registration statement on Form SB-2 Amendment #3 of our reports dated April 15, 1996 and August 30, 1996 relating to the consolidated financial statements of An-Con Genetics, Inc. for the period indicated in the reports and report dated April 15, 1995 relating to the financial statements of Aaron Medical Industries, Inc. for the period indicated in that report and to the reference of our firm under the caption "Experts" in the accompanying prospectus.






                                 S/Bloom and Company
                                 Bloom and Company



























Exhibit 23(a)

BLOOM AND COMPANY
50 CLINTON STREET
HEMPSTEAD, NY 11550
TEL (516) 486-5900
FAX (516) 486-5476







                                 October 28, 1996



Tax


We consent to the use in this registration statement on Form SB-2
Amendment #3 of the tax opinion of Bloom and Company dated
October 28, 1996 and to the reference of our firm under the caption "Tax Opinion" in the accompanying prospectus.







                                 S/Bloom and Company
                                 Bloom and Company































EXHIBIT 23(b)

BLOOM AND COMPANY
50 CLINTON STREET
HEMPSTEAD, NY 11550
TEL (516) 486-5900
FAX (516) 486-5476







                                 October 28, 1996



Disclosure


We consent to the disclosure and use of our name in this registration statement on Form SB-2 Amendment #3 and reference on page 36 to our Company regarding consultation with management of Aaron on methods of valuation of Aaron's assets.






                                 S/Bloom and Company
                                 Bloom and Company































EXHIBIT 23(c)